Exhibit (a)(1)

TO THE COMMON UNITHOLDERS OF GASLOG PARTNERS LP MERGER

PROPOSAL – YOUR VOTE IS VERY IMPORTANT

Dear Common Unitholder of GasLog Partners LP:

We cordially invite you to attend a special meeting (the “Special Meeting”) of common unitholders (the “Common Unitholders”) of GasLog Partners LP, a Marshall Islands limited partnership (the “Partnership”), on                     , 2023, at                      (Eastern Time).

Attendance at the Special Meeting will be limited to virtual attendance and the proceedings of the Special Meeting are scheduled to be held exclusively online via live webcast. The Special Meeting can only be accessed by visiting www.virtualshareholdermeeting.com/GLOP2023SM, where you will be able to attend the Special Meeting, vote and submit questions online during the Special Meeting. Please note that you will not be able to attend the Special Meeting in person.

On April 6, 2023, the Partnership, GasLog Partners GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership (the “General Partner”), GasLog Ltd., a Bermuda exempted company (“Parent”), and Saturn Merger Sub LLC, a Marshall Islands limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), a copy of which is attached as Annex A to this proxy statement, pursuant to which Merger Sub will merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a Marshall Islands limited partnership and as a direct subsidiary of Parent.

In connection with the transactions contemplated by the Merger Agreement, holders of each common unit representing a limited partner interest in the Partnership (each, a “Common Unit”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than those Common Units held by Parent or its affiliates (the “Sponsor Units”) will, assuming that such holders hold Common Units both on the record date of the Special Distribution (as defined below) and at the Effective Time, receive overall consideration of $8.65 per Common Unit, consisting of the Special Distribution and the Merger Consideration (as defined below). Upon completion of the Merger, each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Sponsor Units, will be converted into the right to receive $5.37 per Common Unit in cash (the “Merger Consideration”), without interest and reduced by any applicable tax withholding. In addition, as soon as reasonably practicable following the affirmative vote of the holders of at least a majority of the outstanding Common Units, including those held by Parent, in favor of the approval of the Merger Agreement, pursuant to the terms of the Merger Agreement, the board of directors of the Partnership (the “Partnership Board”) will declare a special distribution of $3.28 per Common Unit (with a corresponding amount distributed in respect of each General Partner Unit (as defined in the Partnership Agreement (as defined below))) (the “Special Distribution”) with a record date on a business day prior to the anticipated closing date of the Merger and a payment date occurring on or prior to the closing date of the Merger, which dates will be reasonably agreed between the Partnership and Parent. The Sponsor Units and the General Partner Units will remain outstanding after the Merger, and the General Partner will remain the sole general partner of the Partnership. Each of the Partnership’s Class B Units (as defined in the Partnership Agreement) issued and outstanding immediately prior to the Effective Time, all of which are held by Parent, will be canceled and cease to exist, and no consideration will be delivered in respect thereof. Each of the issued and outstanding Partnership’s Series A Preference Units, Series B Preference Units and Series C Preference Units (in each case as defined in the Partnership Agreement) which entitle the holder thereof to a preference with respect to distributions, or as to the distribution of assets upon any liquidation event, over Common Units (collectively, the “Preference Units”) will remain outstanding upon completion of the Merger and continue to trade on the New York Stock Exchange immediately following completion of the Merger, and no consideration will be delivered in respect thereof.

The conflicts committee (the “Conflicts Committee”) of the Partnership Board, comprised solely of two independent directors who meet the requirements for membership on the Conflicts Committee set forth in the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) and advised by its own independent legal and financial advisors, has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and Common Unitholders other than Parent and its affiliates (the “Unaffiliated Unitholders”), (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting Special Approval as defined in the Partnership Agreement), and (c) recommended to the Partnership Board that the Partnership Board (i) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (ii) recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders.

Your vote is very important regardless of the number of Common Units you own. The Merger cannot be completed unless holders of at least a majority of the issued and outstanding Common Units, subject to a cutback for certain unitholders beneficially owning more than 4.9% of the outstanding Common Units to the extent described in the proxy statement (the “Cutback”), including those held by Parent, approve the Merger Agreement and transactions contemplated thereby, including the Merger. Common Units held by Parent and its affiliates are not subject to the Cutback. Accordingly, the Common Unitholders will be asked to consider and vote on a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Merger Proposal”), and the Common Unitholders will be asked to consider and vote on a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and transactions contemplated thereby, including the Merger, at the time of the Special Meeting (the “Adjournment Proposal”). Pursuant to the Voting and Support Agreement, dated as of April 6, 2023 (the “Support Agreement”), by and between Parent and the Partnership, a copy of which is attached as Annex B to this proxy statement, Parent has agreed to appear at the Special Meeting and vote all of its Common Units in favor of the Merger Agreement and transactions contemplated thereby, including the Merger, and against any competing proposals. As of                     , 2023, Parent owns 15,621,602 Common Units (representing 30.2% of the Common Units issued and outstanding as of                     , 2023). The holders of Preference Units do not have the right to vote at the Special Meeting in their capacities as holders of Preference Units.

The Partnership Board, acting upon the recommendation of the Conflicts Committee, has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (c) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Common Unitholders and (d) resolved to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders. The Partnership Board has also called this Special Meeting.

Accordingly, the Partnership Board recommends that the Common Unitholders vote “FOR” the Merger Proposal and that the Common Unitholders vote “FOR” the Adjournment Proposal.

Whether or not you plan to attend the Special Meeting, please take the time to cause your Common Units to be voted by completing and returning the enclosed proxy card to the Partnership by mail or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your Common Units are held in “street name”, you must follow the instructions provided by your broker in order to cause your Common Units to be voted. The failure to instruct your bank, brokerage firm or other nominee to cause your Common Units to be voted “FOR” approval of the Merger Proposal or the Adjournment Proposal will have the same effect as voting “AGAINST” approval of the Merger Proposal or, so long as a quorum is present, the Adjournment Proposal, as applicable.

More information about the Partnership and the Merger is contained in the accompanying proxy statement. We encourage you to read carefully the accompanying proxy statement (and the documents incorporated by reference into the accompanying proxy statement) before submitting a proxy card.

If you have any questions or need assistance voting your Common Units, please contact D.F. King & Co., Inc., our proxy solicitor, by calling toll-free at (866) 342-4883.

Thank you in advance for your cooperation and continued support.

By Order of the Board of Directors of GasLog Partners LP

Sincerely,

Curtis V. Anastasio Chairman of GasLog Partners LP

The accompanying proxy statement is dated                     , 2023, and is first being mailed to Common Unitholders on or about                     , 2023.

The Partnership is a “Foreign Private Issuer” within the meaning of Rule 3B-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as a result, the Partnership is not required to comply with U.S. proxy requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits of fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

GasLog Partners LP
c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS
TO BE HELD ON                     , 2023

Notice is hereby given that GasLog Partners LP (the “Partnership”) will hold a special meeting of its common unitholders (the “Common Unitholders”) on                      2023, beginning at                      (Eastern Time) (the “Special Meeting”), for the purpose of considering and voting on the following matters:

•	Merger Proposal: To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 6, 2023 (the “Merger Agreement”) by and among the Partnership, GasLog GP LLC, the general partner of the Partnership (the “General Partner”), GasLog Ltd. (“Parent”), and Saturn Merger Sub LLC, a direct wholly owned subsidiary of Parent (“Merger Sub”), a copy of which is attached as Annex A to the proxy statement accompanying this notice, as such agreement may be amended from time to time, and the transactions contemplated thereby, including the merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a Marshall Islands limited partnership and as a direct subsidiary of Parent; and

•	Adjournment Proposal: To consider and vote on a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting.

These items of business are more fully described in the accompanying proxy statement.

The Special Meeting will be held exclusively online via live webcast, which can be accessed by visiting www.virtualshareholdermeeting.com/GLOP2023SM (the “virtual meeting website”), where you will be able to attend the Special Meeting, vote and submit questions online during the Special Meeting.

The conflicts committee (the “Conflicts Committee”) of the board of directors of the Partnership (the “Partnership Board”), comprised solely of two independent directors who meet the requirements for membership on the Conflicts Committee set forth in the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) and advised by its own independent legal and financial advisors, has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and Common Unitholders other than Parent and its affiliates (the “Unaffiliated Unitholders”), (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting Special Approval as defined in the Partnership Agreement), and (c) recommended to the Partnership Board that the Partnership Board (i) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (ii) recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders.

Only Common Unitholders of record as of the close of business on                     , 2023, are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of Common Unitholders entitled to vote at the Special Meeting will be available in the Partnership’s offices located at c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537, Piraeus, Greece, during regular business hours for a period of ten days before the Special Meeting.

The Merger cannot be completed unless holders of at least a majority of the issued and outstanding common units representing limited partner interests in the Partnership (the “Common Units”) (subject to a cutback for certain unitholders beneficially owning more than 4.9% of the outstanding Common Units to the extent described in the proxy statement), including those held by Parent or its affiliates (the “Sponsor Units”), approve the Merger Agreement and transactions contemplated thereby, including the Merger. Accordingly, the Common Unitholders will be asked to consider and vote on a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Merger Proposal”), and the Common Unitholders will be asked to consider and vote on a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and transactions contemplated thereby, including the Merger, at the time of the Special Meeting (the “Adjournment Proposal”). Pursuant to the Voting and Support Agreement, dated as of April 6, 2023 (the “Support Agreement”), by and between Parent and the Partnership, a copy of which is attached as Annex B to the proxy statement accompanying this notice, Parent has agreed to appear at the Special Meeting and vote all of its Common Units in favor of the Merger Agreement and transactions contemplated thereby, including the Merger, and against any competing proposals. As of                     , 2023, Parent owns 15,621,602 Common Units (representing 30.2% of the Common Units issued and outstanding as of                     , 2023).

The Partnership Board, acting upon the recommendation of the Conflicts Committee, has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (c) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Common Unitholders and (d) resolved to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders. Accordingly, the Partnership Board recommends that the Common Unitholders vote “FOR” the Merger Proposal and that the Common Unitholders vote “FOR” the Adjournment Proposal.

Your vote is very important. Your failure to vote your Common Units will have the same effect as a vote “AGAINST” the approval of the Merger Proposal and, so long as a quorum is present, “AGAINST” the approval of the Adjournment Proposal.

You can cause your Common Units to be voted by completing and returning a proxy card. Most Common Unitholders can also submit a proxy over the Internet or by telephone. If Internet and telephone proxy submission are available to you, you can find voting instructions in the materials accompanying the proxy statement. You can revoke a proxy at any time prior to its exercise at the Special Meeting by following the instructions in the enclosed proxy statement. The Partnership Board has called the Special Meeting.

By Order of the Board of Directors of GasLog Partners LP,

Sincerely,

Curtis V. Anastasio Chairman of GasLog Partners LP

, 2023 Piraeus, Greece

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING VIA THE VIRTUAL MEETING WEBSITE, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your voting instructions at any time before the Special Meeting. If your Common Units are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes, carefully and in their entirety. If you have any questions concerning the Merger Proposal, the Adjournment Proposal, the Special Meeting or the accompanying proxy statement or would like additional copies of the accompanying proxy statement or need help voting your Common Units, please contact the Partnership’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokerage Firms, please call: (212) 269-5550
Common Unitholders, please call toll free: (866) 342-4883

E-mail: GLOG@dfking.com

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about the Partnership from other documents that are not included in or delivered with the proxy statement. For a more detailed discussion of the information about the Partnership incorporated by reference into the proxy statement, see “Where You Can Find More Information”. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement by requesting them in writing or by telephone from the Partnership at the following address and telephone number:

GasLog Partners LP
c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece
Phone: +30 210 459 1000

To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Special Meeting. This means that Common Unitholders requesting documents must do so by                     , 2023, in order to receive them before the Special Meeting.

ABOUT THIS DOCUMENT

This document constitutes a notice of meeting and a proxy statement with respect to the Special Meeting of Common Unitholders, during which Common Unitholders will be asked to consider and vote on, among other matters, a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated                     , 2023. The information contained in this proxy statement is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement to the Common Unitholders nor the payment of the Merger Consideration or the Special Distribution pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1
Parties to the Merger	1
The Merger	2
Consideration	3
Treatment of General Partner Units	3
Treatment of Class B Units	3
Treatment of Preference Units	3
Treatment of Partnership Awards	4
Effects of the Merger	4
The Partnership Special Meeting	4
The Conflicts Committee and the Partnership Board’s Approval of the Merger	6
The Conflicts Committee and the Partnership Board Recommendations and Reasons for the Merger	6
Opinion of the Financial Advisor to the Conflicts Committee	7
Vessel Appraisals	8
Interests of the Directors and Executive Officers of the Partnership in the Merger	8
Conditions to Consummation of the Merger	9
Regulatory Approvals Required for the Merger	10
No Solicitation by the Partnership of Alternative Proposals	11
Change in the Partnership Board Recommendation	11
Termination of the Merger Agreement	12
Financing of the Merger	13
Fee and Expense Reimbursement	14
The Support Agreement	14
Material U.S. Federal Income Tax Consequences	14
Material Republic of the Marshall Islands Tax Consequences	15
No Appraisal Rights	15
Accounting Treatment of the Merger	15
Delisting and Deregistration of Common Units	16
Organizational Structure Prior to and Following the Merger	16
QUESTIONS AND ANSWERS ABOUT THE MERGER, THE SPECIAL DISTRIBUTION AND THE SPECIAL MEETING	18

i

RISK FACTORS	30
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	34
PARTIES TO THE MERGER	38
THE PARTNERSHIP SPECIAL MEETING OF COMMON UNITHOLDERS	40
Date, Time and Place of the Special Meeting	40
Matters to be Considered at the Special Meeting	40
Recommendation of the Partnership Board	40
Who Can Vote at the Special Meeting	41
Quorum	41
Vote Required for Approval	41
Voting of Common Units by Holders of Record	42
Voting of Common Units Held in Street Name	43
Revocability of Proxies; Changing Your Voting Instructions	43
Solicitation of Proxies	44
No Other Business	44
Adjournments	44
Assistance	45
SPECIAL FACTORS	46
Effect of the Merger	46
Background of the Merger	47
Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties	57
Recommendation of the Conflicts Committee and the Partnership Board; Reasons for Recommending Approval of the Merger Proposal	58
Opinion of the Financial Advisor to the Conflicts Committee	64
Vessel Appraisals	75
Unaudited Management Forecasts of the Partnership	75
Interests of the Directors and Executive Officers of the Partnership in the Merger	78
Parent Board Approval of the Merger	79
Position of Parent, the General Partner, Merger Sub, the Conflicts Committee and the Partnership Board as to the Fairness of the Merger	80
Purpose of Parent and Reasons for the Merger	81
Primary Benefits and Detriments of the Merger	82
Ownership of the Partnership After the Merger	84
Regulatory Approvals and Clearances Required for the Merger	84
Financing of the Merger	84

Fees and Expenses	85
Accounting Treatment of the Merger	86
Certain Legal Matters	86
Provisions for Unaffiliated Unitholders	86
Delisting and Deregistration of Common Units	86
No Appraisal Rights	86
PROPOSAL NO. 1. THE MERGER AGREEMENT	87
The Merger	87
Effective Time; Closing	88
Conditions to Consummation of the Merger	88
Common Unitholder Approval	91
No Solicitation by the Partnership of Alternative Proposals	91
Change in the Partnership Board Recommendation	92
Consideration	93
Treatment of General Partner Units	93
Treatment of Preference Units	94
Treatment of Partnership Awards	94
Adjustments to Prevent Dilution	94
Withholding	94
Conflicts Committee	94
Regulatory Matters	95
Termination of the Merger Agreement	95
Fees and Expenses	97
Conduct of Business Pending the Consummation of the Merger	97
Indemnification; Directors’ and Officers’ Insurance	98
Amendment and Waiver	99
Remedies; Specific Performance	100
Representations and Warranties	100
Distributions for Periods Prior to the Merger	102
Additional Agreements	102
THE SUPPORT AGREEMENT	103
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE PARTNERSHIP	104

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION	106
UNIT OWNERSHIP	108
CERTAIN PURCHASES AND SALES OF COMMON UNITS	110
COMMON UNITHOLDER PROPOSALS	111
DELISTING AND DEREGISTRATION	112
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	113
U.S. Holders	114
Non-U.S. Holders	119
Backup Withholding and Information Reporting	120
MATERIAL NON-UNITED STATES TAX CONSIDERATIONS	121
Marshall Islands Tax Considerations	121
INFORMATION CONCERNING PARENT, THE GENERAL PARTNER AND MERGER SUB	122
Directors and Executive Officers of Parent, the General Partner and Merger Sub	122
Past Transactions and Contacts of Parent, the General Partner and Merger Sub	127
INFORMATION CONCERNING THE PARTNERSHIP	128
Directors and Executive Officers of the Partnership	128
Past Transactions and Contacts of the Partnership	134
PROPOSAL NO. 2. POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE	135
WHERE YOU CAN FIND MORE INFORMATION	136

ANNEXES:

Annex A – The Merger Agreement

Annex B – The Support Agreement

Annex C – Opinion of Evercore

Annex D – Form of Proxy Card

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, GasLog Partners LP (the “Partnership”) encourages you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information”.

Parties to the Merger

GasLog Ltd.
c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece
Phone: +30 210 459 1000

GasLog Ltd., a Bermuda exempted company (“Parent”), is an international owner, operator and manager of liquefied natural gas (“LNG”) carriers providing support to international energy companies as part of their LNG logistics chain. Parent’s consolidated fleet consists of 38 LNG carriers (33 on the water, four under construction and one vessel undergoing conversion into a floating storage and regasification unit, or “FSRU”). Of these vessels, 18 are owned by Parent, six have been sold and leased back by Parent under long-term bareboat charters and of the remaining 14 LNG carriers, eleven are owned by the Partnership, and three have been sold and leased back by the Partnership.

Parent’s 8.75% Series A Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share, are listed and trade on the New York Stock Exchange (the “NYSE”) under the symbol “GLOG PR A”.

As of                     , 2023, Parent holds 15,621,602 common units representing a limited partner interest in the Partnership (each, a “Common Unit”) (representing 30.2% of the Common Units issued and outstanding as of                     , 2023) and 1,245,000 Class B Units and is also the owner of the General Partner. In the event that the Effective Time does not occur prior to July 1, 2023, the 415,000 Class B-4 Units (as defined in the Partnership Agreement) that are issued and outstanding will become eligible for conversion on a one-for-one basis into 415,000 Common Units at Parent’s option on July 1, 2023.

GasLog Partners GP LLC
c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece
Phone: +30 210 459 1000

GasLog Partners GP LLC (the “General Partner”) is the general partner of the Partnership and holds the General Partner Units (as defined below). The General Partner is wholly owned by Parent. Under the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), the General Partner has irrevocably delegated to the board of directors of the Partnership (the “Partnership Board”) all management powers over the business and affairs of the Partnership that it possesses or may possess under applicable law, including the authority to oversee and direct the operation, management and policies of the Partnership on an exclusive basis.

Saturn Merger Sub LLC
c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece
Phone: +30 210 459 1000

Saturn Merger Sub LLC, a Marshall Islands limited liability company (“Merger Sub”), is a direct wholly owned subsidiary of Parent formed for the sole purpose of effecting the Merger. Merger Sub has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the Merger as a direct subsidiary of Parent.

GasLog Partners LP
c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece
Phone: +30 210 459 1000

The Partnership is an owner, operator and acquirer of LNG carriers. The Partnership’s fleet consists of eleven wholly owned LNG carriers as well as three vessels on bareboat charters, with an average carrying capacity of approximately 159,000 cbm. The Partnership is a publicly traded master limited partnership (NYSE: GLOP) but has elected to be treated as a C-corporation for U.S. income tax purposes and therefore its investors receive an Internal Revenue Service Form 1099 with respect to any distributions declared and received.

The Merger

The Partnership, Parent, the General Partner and Merger Sub have agreed to effect the Merger under the terms of the Agreement and Plan of Merger (the “Merger Agreement”) that is described in this proxy statement. Under the terms of the Merger Agreement, Merger Sub, a direct wholly owned subsidiary of Parent, will merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a Marshall Islands limited partnership and as a direct subsidiary of Parent (such entity, the “Surviving Entity”). The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement because it is the legal document that governs the terms and conditions of the Merger.

Consideration

The Merger Agreement provides that, in connection with the transactions contemplated by the Merger Agreement, holders of each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Common Units held by Parent or its affiliates (the “Sponsor Units”) will, assuming that such holders hold Common Units both on the record date of the Special Distribution (as defined below) and at the Effective Time, receive overall consideration of $8.65 per Common Unit, consisting of the Special Distribution and the Merger Consideration (as defined below). Upon completion of the Merger, each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Sponsor Units, will be converted into the right to receive $5.37 per Common Unit in cash (the “Merger Consideration”), without interest and reduced by any applicable tax withholding. In addition, as soon as reasonably practicable following the Unitholder Approval (as defined below), pursuant to the terms of the Merger Agreement, the Partnership Board will declare a special distribution of $3.28 per Common Unit (with a corresponding amount distributed in respect of each General Partner Unit) (the “Special Distribution” and, together with the Merger Consideration, the “Consideration”) with a record date on a business day prior to the anticipated closing date of the Merger and a payment date occurring on or prior to the closing date of the Merger, which dates will be reasonably agreed between the Partnership and Parent.

Treatment of General Partner Units

The General Partner Units (as defined in the Partnership Agreement), issued and outstanding immediately prior to the Effective Time will remain outstanding, and the General Partner will continue as the sole general partner of the Partnership and the sole owner of the General Partner Units. No party will deliver any consideration in respect of the General Partner Units (other than the amount distributed in respect of each General Partner Unit in connection with the Special Distribution).

Treatment of Class B Units

Each of the Class B-1 Units, Class B-2 Units, Class B-3 Units, Class B-4 Units, Class B-5 Units and Class B-6 Units (in each case as defined in the Partnership Agreement and collectively, the “Class B Units”) that is issued and outstanding immediately prior to the Effective Time will automatically be cancelled at the Effective Time and will cease to exist, and no consideration will be delivered in respect thereof. As of           , 2023, Parent is the sole holder of all issued and outstanding Class B Units. In the event that the Effective Time does not occur prior to July 1, 2023, the 415,000 Class B-4 Units that are issued and outstanding will become eligible for conversion on a one-for-one basis into 415,000 Common Units at Parent’s option on July 1, 2023.

Treatment of Preference Units

Each of the issued and outstanding Series A Preference Units, Series B Preference Units and Series C Preference Units (in each case as defined in the Partnership Agreement and collectively, the “Preference Units”) will remain outstanding immediately upon completion of the Merger and continue to trade on the NYSE immediately following completion of the Merger, and no party will deliver any consideration in respect of any Preference Unit.

Treatment of Partnership Awards

Each restricted common unit award of the Partnership (each, a “Partnership Restricted Unit”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, will automatically be cancelled at the Effective Time and converted into the right to receive a cash payment equal to the sum of (a) the product of (i) the number of Common Units subject to such award as of immediately prior to the Effective Time and (ii) the Merger Consideration and (b) the amount of accrued but unpaid distributions, including the Special Distribution, with respect to such award as of immediately prior to the Effective Time, and for purposes of the foregoing, with performance goals deemed achieved based on actual achievement of any performance goals as of immediately prior to the Effective Time.

Effects of the Merger

If the Merger is completed, (a) the Partnership will be a direct subsidiary of Parent, (b) Unaffiliated Unitholders will no longer have an equity interest in the Partnership and (c) the Partnership will use its reasonable best efforts to cause the Common Units (i) to be delisted from the NYSE and (ii) to be deregistered with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable following the Effective Time.

The Partnership Special Meeting

Special Meeting. The Special Meeting will be held on                     , 2023, at                  (Eastern Time). At the Special Meeting, Common Unitholders will be asked to vote on the following proposals:

•	Merger Proposal: To approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, as such agreement may be amended from time to time, and the transactions contemplated thereby, including the Merger (the “Merger Proposal”); and

•	Adjournment Proposal: To approve the adjournment of the Special Meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting (the “Adjournment Proposal”).

Attendance at the Special Meeting will be permitted only online via live webcast. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GLOP2023SM (the “virtual meeting website”) where you will be able to attend the Special Meeting, vote and submit questions online during the Special Meeting. Please note that you will not be able to attend the Special Meeting in person. Please have your 16-digit control number to join the Special Meeting. Instructions on how to attend and participate online are also posted online at the virtual meeting website.

Who Can Vote at the Special Meeting. Only Common Unitholders of record at the close of business on                     , 2023, will be entitled to receive notice of the Special Meeting and to vote on the Merger Proposal or the Adjournment Proposal at the Special Meeting. As of the close of business on the record date of                     , 2023, there were [51,796,759] Common Units held by Common Unitholders entitled to vote on the Merger Proposal and the Adjournment Proposal. Each Common Unitholder, including Parent, is entitled to one vote for each Common Unit owned as of the record date for the Special Meeting, subject to the limitation set forth in the following paragraph.

The Partnership Agreement restricts Common Unitholders’ voting rights (such restriction, the “Cutback”) by providing that if any person or group beneficially owns more than 4.9% of the issued and outstanding Common Units, any such Common Units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of Common Unitholders, calculating required votes (except for purposes of nominating a person for election to the Partnership Board), determining the presence of a quorum or for other similar purposes under the Partnership Agreement (unless otherwise required by law). Both (a) the General Partner and its affiliates, including Parent, and (b) persons who acquired Common Units with the prior approval of the Partnership Board will not be subject to the Cutback, except with respect to voting their Common Units in the election of elected directors. Other than Parent and the General Partner’s other affiliates, all persons or groups that beneficially own more than 4.9% of the issued and outstanding Common Units as of the record date for the Special Meeting are subject to the Cutback, which persons or groups include Cobas Asset Management SGIIC SA.

Required Vote. Subject to the Cutback, the affirmative vote of holders of at least a majority of the issued and outstanding Common Units, including those held by Parent, is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger (“Unitholder Approval”). As of the record date for the Special Meeting, there were [51,796,759] Common Units issued and outstanding, of which 15,621,602 Common Units were owned by Parent (representing 30.2% of the Common Units issued and outstanding as of such date).

Subject to the Cutback, if a quorum is present, the affirmative vote of holders of at least a majority of the issued and outstanding Common Units, including those held by Parent, is required to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the Special Meeting. Subject to the Cutback, if a quorum is not present, the affirmative vote of holders of at least a majority of the issued and outstanding Common Units entitled to vote and present via the virtual meeting website or by proxy at the Special Meeting, including those held by Parent, is required to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the Special Meeting.

Abstentions will have the same effect as votes “AGAINST” approval of the Merger Proposal and, so long as a quorum is present, “AGAINST” approval of the Adjournment Proposal, and if you fail to cast your vote by attendance via the virtual meeting website or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented by attendance via the virtual meeting website or by proxy, it will have the same effect as a vote “AGAINST” the Merger Proposal and, so long as a quorum is present, “AGAINST” approval of the Adjournment Proposal, as applicable.

Pursuant to the Voting and Support Agreement, dated as of April 6, 2023 (the “Support Agreement”), by and between Parent and the Partnership, a copy of which is attached as Annex B to this proxy statement, Parent has agreed to appear at the Special Meeting and vote all of its Common Units in favor of the Merger Agreement and transactions contemplated thereby, including the Merger, and against any competing proposals. As of                     , 2023, Parent owns 15,621,602 Common Units (representing 30.2% of the Common Units issued and outstanding as of                     , 2023). The holders of Preference Units do not have the right to vote at the Special Meeting in their capacities as holders of Preference Units.

The Conflicts Committee and the Partnership Board’s Approval of the Merger

Following receipt of Parent’s initial offer to acquire all of the Common Units not already owned by Parent, the Partnership Board directed the Conflicts Committee of the Partnership Board (the “Conflicts Committee”), comprised solely of two independent directors who meet the requirements for membership on the Conflicts Committee set forth in the Partnership Agreement and advised by its own independent legal and financial advisors, to (a) propose, review, evaluate and negotiate the proposed transactions on behalf of the Partnership and the Common Unitholders and (b) make any recommendations to the Partnership Board and to the holders of Common Units regarding the proposed transactions as the Conflicts Committee determines in its sole discretion to be advisable or to reject in its sole discretion the proposed transactions and to terminate discussions with Parent.

The Conflicts Committee along with its financial and legal advisors conducted a review and evaluation of the proposed Merger. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Conflicts Committee and the Partnership Board considered a number of factors in their respective deliberations. For a more complete discussion of these items, see “The Merger – Recommendation of the Conflicts Committee and the Partnership Board; Reasons for Recommending Approval of the Merger Proposal”.

The Conflicts Committee and the Partnership Board Recommendations and Reasons for the Merger

The Conflicts Committee unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting Special Approval as defined in the Partnership Agreement), and (c) recommended to the Partnership Board that the Partnership Board (i) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (ii) recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders.

The Partnership Board recommends that Common Unitholders vote “FOR” the approval of the Merger Agreement and that Common Unitholders vote “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting.

In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Conflicts Committee and the Partnership Board considered a number of factors in their respective deliberations. For a more complete discussion of these factors, see “The Merger – Recommendation of the Conflicts Committee and the Partnership Board; Reasons for Recommending Approval of the Merger Proposal”.

Opinion of the Financial Advisor to the Conflicts Committee

Under the terms of an engagement letter among Evercore Group L.L.C. (“Evercore”), the Partnership and the Conflicts Committee, the Conflicts Committee engaged Evercore to act as its financial advisor in connection with the Merger. As part of this engagement, the Conflicts Committee requested that Evercore evaluate whether the Consideration to be received by holders of the Common Units other than Parent, the General Partner and Merger Sub (collectively, the “Sponsor Entities”) and their affiliates in the Merger is fair, from a financial point of view, to the Partnership and to such holders.

At a meeting of the Conflicts Committee held on April 6, 2023, Evercore rendered to the Conflicts Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated April 6, 2023, that, as of April 6, 2023, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Consideration to be received by the holders of the Common Units other than the Sponsor Entities and their affiliates in the Merger was fair, from a financial point of view, to the Partnership and to such holders.

The full text of the written opinion of Evercore, dated as of April 6, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of Common Units should vote or act in respect of the Merger.

Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger.

For further information, see the section of this proxy statement entitled “– Opinion of the Financial Advisor to the Conflicts Committee” beginning on page 64 and the full text of the written opinion of Evercore attached as Annex C to this proxy statement.

Vessel Appraisals

As part of its review in connection with rendering its opinion and performing its related financial analysis, Evercore reviewed certain charter-free vessel appraisals (the “Appraisals”) of the vessels of the Partnership prepared by two professionally qualified shipbroking companies, Fearnleys Valuations AS (“Fearnleys”) and Braemar Valuations Limited (“Braemar” and together with Fearnleys, the “Appraisers”). Consistent with customary industry practice, the Partnership obtains the Appraisals from the Appraisers at market prices for purposes of fleet valuation in the ordinary course of business (typically on a biannual basis), and the Partnership has historically used the Appraisers based on their qualifications, experience and reputation. At the request of Evercore, management of the Partnership obtained updated Appraisals from the Appraisers as of February 28, 2023, at a cost similar to what is paid by the Partnership in the ordinary course of business and without any additional transaction-based fees for such updated Appraisals.

For further information, see the section of this proxy statement entitled “– Vessel Appraisals” beginning on page 75 and the full text of the Appraisals attached as exhibits to the Schedule 13E-3 related to the Merger.

Interests of the Directors and Executive Officers of the Partnership in the Merger

Some of the directors and executive officers of the Partnership have financial interests in the Merger that may be different from, or in addition to, those of the Common Unitholders generally. Each of the Partnership Board and the Conflicts Committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement and making its recommendation that the Common Unitholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger. These interests include the following:

•	Each Partnership Restricted Unit, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will automatically be cancelled at the Effective Time and converted into the right to receive a cash payment equal to the sum of (a) the product of (i) the number of Common Units subject to such award as of immediately prior to the Effective Time and (ii) the Merger Consideration and (b) the amount of accrued but unpaid distributions, including the Special Distribution, with respect to such award as of immediately prior to the Effective Time, and for purposes of the foregoing, with performance goals deemed achieved based on actual achievement of any performance goals as of immediately prior to the Effective Time.

•	In consideration of the expected time and effort that would be required of the members of the Conflicts Committee in evaluating the Merger, including negotiating the terms and conditions of the Merger Agreement, the Partnership Board determined that each member of the Conflicts Committee would receive as compensation an amount in cash of $50,000. In connection with any litigation involvement relating to, or arising out of, the Merger, each member of the Conflicts Committee will receive $1,000 per hour for time actually spent in connection with litigation-related matters, if any and, to the extent travel is needed, a fee of $2,500 per travel day and reimbursement of travel costs. The foregoing compensation was approved by the Partnership Board and was not, and is not, contingent upon the approval of the Merger Proposal or completion of the Mergers or any other transaction involving the Partnership or Parent.

The Partnership’s directors and officers are also entitled to continued indemnification and directors’ and officers’ liability insurance coverage for a period of time under the Merger Agreement. For a further discussion of the interests of directors and executive officers in the Merger, see “Special Factors – Interests of the Directors and Executive Officers of the Partnership in the Merger”.

Conditions to Consummation of the Merger

Parent and the Partnership currently expect to complete the Merger by the end of the third quarter of 2023, subject to receipt of required Unitholder Approval and to the satisfaction or waiver of certain closing conditions to the transactions contemplated by the Merger Agreement described below.

As more fully described in this proxy statement, Parent, the Partnership, the General Partner and Merger Sub may not complete the Merger unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

•	the Merger Agreement and the transactions contemplated thereby, including the Merger, must have received Unitholder Approval;

•	the Special Distribution must have been declared and paid in accordance with the Merger Agreement; and

•	no injunction, order, judgment, ruling, decree or writ enacted, promulgated, issued, entered, amended or enforced by any governmental authority of any competent jurisdiction will be in effect enjoining, restraining, or otherwise making illegal, preventing or prohibiting the consummation of the Merger.

The obligations of Parent, the General Partner and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	(a) the representations and warranties of the Partnership in Section 3.3(a) and Section 3.3(c) of the Merger Agreement will be true and correct in all respects, both when made and at and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (b) the representations and warranties contained in Section 3.2(a) of the Merger Agreement will be true and correct in all but de minimis respects, both when made and at and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date); and (c) all other representations and warranties of the Partnership in Article III of the Merger Agreement will be true and correct, both when made and at and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of this clause (c)) where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification or limitation as to material adverse effect or materiality contained in any individual representation or warranty), does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Partnership;

•	the Partnership will have performed, in all material respects, all obligations required to be performed by it under the Merger Agreement;

•	no material adverse effect on the Partnership having occurred since the date of the Merger Agreement; and

•	Parent will have received an officer’s certificate executed by an authorized officer of the Partnership, in form and substance reasonably acceptable to Parent, certifying that the three preceding conditions have been satisfied.

The obligations of the Partnership to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	(a) the representations and warranties of Parent, the General Partner and Merger Sub in Section 4.3(a) of the Merger Agreement will be true and correct in all respects, both when made and at and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date); and (b) all other representations and warranties of Parent, the General Partner and Merger Sub in Article IV of the Merger Agreement will be true and correct, both when made and at and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of this clause (b)) where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification or limitation as to materiality set forth in any individual such representation or warranty), does not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•	Parent, the General Partner and Merger Sub will have performed, in all material respects, all obligations required to be performed by them under the Merger Agreement; and

•	the Partnership will have received an officer’s certificate executed by an authorized officer of Parent, in form and substance reasonably acceptable to the Partnership, certifying that the two preceding conditions have been satisfied.

Regulatory Approvals Required for the Merger

Consummation of the Merger is not subject to the expiration or termination of a waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and is not expected to be subject to any other regulatory approvals.

No Solicitation by the Partnership of Alternative Proposals

Pursuant to the Merger Agreement, the Partnership has agreed that it will not, and will cause its subsidiaries and will use its commercially reasonable efforts to cause its officers, directors, equityholders, employees, agents, financial advisors, investment bankers, attorneys, accountants, consultants and other advisors and representatives not to, directly or indirectly, solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing non-public information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, its subsidiaries, and their affiliates, relating to (other than the transactions contemplated in the Merger Agreement and other than in the ordinary course of business) any:

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) of assets of the Partnership and its subsidiaries equal to 20% or more of the Partnership’s consolidated assets (based on their fair market value) or to which 20% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable;

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of any class of equity securities of the Partnership; or

•	tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning any class of equity securities of the Partnership.

Change in the Partnership Board Recommendation

The Merger Agreement provides that the Partnership and its subsidiaries will not, and they will use commercially reasonable efforts to cause their respective representatives not to, directly or indirectly, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the recommendation of the Partnership Board that the Common Unitholders approve the Merger Agreement or fail to include such recommendation of the Partnership Board in this proxy statement.

The Partnership’s taking or failing to take, as applicable, any of the actions described above is referred to as an “Adverse Recommendation Change”.

Subject to the satisfaction of specified conditions in the Merger Agreement described under “Proposal 1: The Merger Agreement – Change in the Partnership Board Recommendation”, the Conflicts Committee may, on behalf of the Partnership Board, at any time prior to Unitholder Approval, effect an Adverse Recommendation Change.

Termination of the Merger Agreement

Parent or the Partnership may terminate the Merger Agreement at any time prior to the Effective Time, by mutual written consent duly authorized by each of the Parent Board (as defined below) and the Conflicts Committee, respectively.

In addition, either Parent or, following authorization by the Conflicts Committee, the Partnership may terminate the Merger Agreement at any time prior to the Effective Time:

•	if the Merger has not occurred on or before October 6, 2023 (the “Outside Date”); provided that the right to terminate the Merger Agreement if the Merger has not occurred on or before the Outside Date will not be available to a party (a) if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party or its affiliates to perform any of its obligations under the Merger Agreement, its failure to act in good faith or its failure to use commercially reasonable efforts to consummate the transactions contemplated by the Merger Agreement were a principal cause of or resulted in the failure of the Merger to be consummated on or prior to the Outside Date or (b) if any other party has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the Merger Agreement;

•	if any governmental authority has enacted, promulgated, issued, entered, amended or enforced an injunction, order, judgment, ruling, decree or writ that in effect enjoins, restrains, or otherwise makes illegal, prevents or prohibits the consummation of the Merger and that has become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement has performed in all material respects its obligations under the Merger Agreement, acted in good faith and used commercially reasonable efforts to prevent the entry of and to remove such restraint on the consummation of the Merger in accordance with its obligations under the Merger Agreement; or

•	if the Special Meeting has concluded and the Unitholder Approval has not been obtained; provided, however, that the right to terminate will be available to a party only if such party performed in all material respects its obligations under the Merger Agreement with respect to the Special Meeting.

In addition, Parent may terminate the Merger Agreement at any time prior to the Effective Time:

•	if an Adverse Recommendation Change by the Conflicts Committee on behalf of the Partnership Board has occurred; or

•	if the Partnership breached any of its representations or warranties or failed to perform any of its obligations or agreements in the Merger Agreement such that such breach or failure to perform (a) would (if it occurred or was continuing as of the closing date) give rise to a failure by the Partnership to adhere to its representations and warranties, or a failure by the Partnership to perform in all material respects all obligations required to be performed by it under the Merger Agreement, and (b) is not reasonably capable of being cured prior to the Outside Date, or is not cured by the Partnership within 30 days following receipt of written notice from Parent of such breach or failure stating Parent’s intention to terminate the Merger Agreement (or in any event, is not cured by the Outside Date); provided that Parent will not have the right to terminate if Parent, the General Partner or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements contained in the Merger Agreement.

In addition, the Partnership may terminate the Merger Agreement at any time prior to the Effective Time if Parent, the General Partner or Merger Sub breached any of its representations or warranties or failed to perform any of its obligations or agreements in the Merger Agreement such that such breach or failure to perform (a) would (if it occurred or was continuing as of the closing date) give rise to a failure by Parent, the General Partner or Merger Sub to adhere to their representations and warranties, or a failure by Parent, the General Partner or Merger Sub to perform in all material respects all obligations required to be performed by them under the Merger Agreement, and (b) is not reasonably capable of being cured prior to the Outside Date, or is not cured by Parent, the General Partner or Merger Sub, as applicable, within 30 days following receipt of written notice from the Partnership of such breach or failure stating the Partnership’s intention to terminate the Merger Agreement; provided that the Partnership will not have the right to terminate (i) if the Partnership is then in material breach of any of its representations, warranties, obligations or agreements contained in the Merger Agreement and (ii) without such termination first being authorized by the Conflicts Committee.

Financing of the Merger

There is no financing condition to the Merger. The Merger Consideration will be financed by means of a senior bridge term loan facility, proceeds of the Special Distribution to be received by Parent and its affiliates, each as described below and available cash on hand.

Debt Financing

In order to provide financing for the Merger Consideration, Parent entered into a debt commitment letter with DNB (UK) Ltd. (“DNB”) on April 6, 2023 (the “Debt Commitment Letter”), pursuant to which DNB has committed to underwrite debt financing in an aggregate amount up to the lower of $75,000,000 and 85% of the Merger Consideration in the form of a senior term loan bridge facility (the “Bridge Facility”).

Subject to the terms and conditions set forth therein, the Debt Commitment Letter provides Parent and Merger Sub with a binding financial commitment that, together with the proceeds of the Special Distribution and available cash on hand, will provide Parent with sufficient funds to pay the Merger Consideration. Parent has no alternative financing arrangements or alternative financing plans in the event funding under the Bridge Facility fails to materialize.

Special Distribution

Parent and its affiliates, as holders of the Sponsor Units, will receive payment of the Special Distribution on or prior to the closing date of the Merger. The proceeds of the Special Distribution to be received by Parent and its affiliates, along with the proceeds of the Bridge Facility and available cash on hand, will provide Parent with sufficient funds to pay the Merger Consideration and all of the fees and expenses of Parent and Merger Sub required to be paid on the closing date.

Fee and Expense Reimbursement

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. Expenses relating to the preparation, printing, filing and mailing of this proxy statement and the solicitation of the Unitholder Approval will be paid 50% by Parent and 50% by the Partnership.

In the event the Merger Agreement is terminated by Parent or the Partnership under certain circumstances pursuant to the Merger Agreement, such party will pay the other party its reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees and disbursements) incurred in connection with the Merger Agreement, the Support Agreement and the Debt Commitment Letter and the transactions contemplated thereby; provided that in no event shall the Partnership or Parent, as applicable, be required to provide such reimbursement in an aggregate amount in excess of $5,000,000. For more information, see “Proposal No. 1—The Merger Agreement—Termination of the Merger Agreement”.

The Support Agreement

On April 6, 2023, the Partnership entered into the Support Agreement with Parent. Under the Support Agreement, Parent has agreed to appear at the Special Meeting and vote all of its Common Units in favor of the Merger Agreement and transactions contemplated thereby, including the Merger, and against any competing proposals, subject to certain qualifications as further described in “The Support Agreement”. As of                     , 2023, Parent owns 15,621,602 Common Units (representing 30.2% of the Common Units issued and outstanding as of the record date for the Special Meeting).

The Support Agreement is attached to this proxy statement as Annex B and is incorporated herein by reference. For more information, see “The Support Agreement”.

Material U.S. Federal Income Tax Consequences

The Special Distribution and the exchange of Common Units for the Merger Consideration pursuant to the Merger will be taxable events for U.S. federal income tax purposes. Therefore, a U.S. Holder (as defined below) generally will recognize dividend income on the Special Distribution, to the extent of the Partnership’s current accumulated earnings and profits, as determined under U.S. federal income tax purposes. Receipt of the Special Distribution to the extent in excess of the Partnership’s earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its Common Units and thereafter as capital gain. A U.S. Holder will also generally recognize capital gain or loss equal to the difference, if any, between the Merger Consideration received by such U.S. Holder and such U.S. Holder’s adjusted tax basis in its Common Units.

See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the material U.S. federal income tax consequences of the Merger. Determining the actual U.S. federal income tax consequences of the Merger to you will depend on your specific situation. You are urged to consult your tax advisor for a full understanding of the U.S. federal income tax consequences of the Merger to you.

Material Republic of the Marshall Islands Tax Consequences

The following discussion is applicable only to persons who are not citizens of, and do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we will not nor will our subsidiaries, maintain offices or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, and because all documentation related to this offering has been and will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law, unitholders that are not citizens of, and do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, will not be subject to Marshall Islands stamp, capital gains or other taxes on the disposition of our Common Units pursuant to the Merger and receipt of the Special Distribution.

It is the responsibility of each Common Unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of the disposition of our Common Units pursuant to the Merger and receipt of the Special Distribution. Accordingly, each Common Unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Common Unitholder to file any Marshall Islands tax returns that may be required of such Common Unitholder.

No Appraisal Rights

Appraisal rights are not available in connection with the Merger under the laws of the Republic of the Marshall Islands or under the Partnership Agreement.

Accounting Treatment of the Merger

Parent prepares its consolidated financial statements under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”) and the Partnership is a de-facto controlled subsidiary. As a result, the Merger will be accounted for as an acquisition of the non-controlling interest in the consolidated financial statements of Parent with a corresponding transfer from non-controlling interest to controlling interest.

Delisting and Deregistration of Common Units

The Common Units are currently listed on the NYSE under the ticker symbol “GLOP”. If the Merger is completed, the Surviving Entity will use its reasonable best efforts to cause the Common Units to be delisted from the NYSE and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Organizational Structure Prior to and Following the Merger

The following represents the simplified organizational structure of the Partnership prior to the Merger:

100%
GasLog Ltd.
("Parent")
30.2% of
Common Units
100% of
Class B Units
Public Common
Unitholders
GasLog Partners GP LLC
("GP")
69.8% of Common Units
Series A Preference
Unitholders
Series A Preference Units
GP Interest
GasLog Partners LP
("Partnership")
Series B Preference Units
Series B Preference
Unitholders
Series C Preference Units
Series C Preference
Unitholders
GasLog Partners
Holdings LLC
Various
Subsidiaries

(1)	Includes 15,621,602 Common Units held by Parent as of , 2023 (representing 30.2% of the Common Units issued and outstanding as of , 2023). Parent is also the indirect beneficial owner of the General Partner Units. In the event that the Effective Time does not occur prior to July 1, 2023, the 415,000 Class B-4 Units that are issued and outstanding will become eligible for conversion on a one-for-one basis into 415,000 Common Units at Parent’s option on July 1, 2023.

The following represents the simplified organizational structure of the Surviving Entity immediately following the Effective Time:

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE SPECIAL
DISTRIBUTION AND THE SPECIAL MEETING

General Questions and Answers

Set forth below are questions that you, as a Common Unitholder of the Partnership, may have regarding the Merger, the Special Distribution, the Adjournment Proposal and the Special Meeting, and brief answers to those questions. You are urged to read carefully this proxy statement and the other documents referred to in this proxy statement in their entirety, including the Merger Agreement, which is attached as Annex A to this proxy statement, and the documents incorporated by reference into this proxy statement, because this section may not provide all of the information that is important to you with respect to the Merger and the Special Meeting. You may obtain a list of the documents incorporated by reference into this proxy statement in the section titled “Where You Can Find More Information”.

Q:	Why am I receiving this proxy statement?

A:	The Partnership, the General Partner, Parent and Merger Sub have entered into that certain Merger Agreement, a copy of which is attached as Annex A to this proxy statement, pursuant to which Merger Sub will merge with and into the Partnership. In order to complete the Merger, the holders of a majority of the issued and outstanding Common Units, including those held by Parent, must vote to approve the Merger Agreement, subject to the Cutback. The Partnership is holding a special meeting of its Common Unitholders to obtain the Unitholder Approval.

In connection with the transactions contemplated by the Merger Agreement, holders of each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Sponsor Units, will, assuming that such holders hold Common Units both on the record date of the Special Distribution (as defined below) and at the Effective Time, receive overall consideration of $8.65 per Common Unit, consisting of the Special Distribution and the Merger Consideration (as defined below). Upon completion of the Merger, each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Sponsor Units, will be converted into the right to receive $5.37 per Common Unit in cash (the “Merger Consideration”), without interest and reduced by any applicable tax withholding. In addition, as soon as reasonably practicable following the Unitholder Approval, pursuant to the terms of the Merger Agreement, the Partnership Board will declare a special distribution of $3.28 per Common Unit (with a corresponding amount distributed in respect of each General Partner Unit) (the “Special Distribution”) with a record date on a business day prior to the anticipated closing date of the Merger and a payment date occurring on or prior to the closing date of the Merger, which dates will be reasonably agreed between the Partnership and Parent. This document is being delivered to you as a proxy statement by which the Partnership Board is soliciting proxies from you to vote on the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, at the Special Meeting or at any adjournment or postponement of the Special Meeting.

Q:	What will happen in the Merger?

A:	In the Merger, Merger Sub will merge with and into the Partnership. If the Merger is completed, the Surviving Entity will use its reasonable best efforts to cause the Common Units to be delisted from the NYSE and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time. Following such delisting and deregistration, the Partnership will survive as a direct subsidiary of Parent, but the Partnership’s Common Units will cease to be publicly traded.

Q:	What will I receive in the Merger for my Common Units?

A:	If the Merger is completed, each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Sponsor Units, will be converted into the right to receive the Merger Consideration, without interest and reduced by any applicable tax withholding. In addition, as soon as reasonably practicable following the Unitholder Approval, pursuant to the terms of the Merger Agreement, the Partnership Board will declare the Special Distribution with a record date on a business day prior to the anticipated closing date of the Merger and a payment date occurring on or prior to the closing date of the Merger, which dates will be reasonably agreed between the Partnership and Parent. Accordingly, holders of Common Units (other than the Sponsor Units) will, assuming that such holders hold Common Units both on the record date of the Special Distribution and at the Effective Time, receive overall consideration of $8.65 per Common Unit. Preference Units will not be cancelled, will not be converted into the Merger Consideration and will remain outstanding as Preference Units immediately following the Effective Time.

Q:	How will I receive the consideration to which I am entitled?

A:	As soon as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), and without any action by any holder of record of Common Units (other than Sponsor Units), the paying agent will deliver to such holder, (a) a notice of the effectiveness of the Merger and (b) cash in an amount equal to, subject to applicable withholding taxes, (i) the number of Common Units held by such holder of record immediately prior to the Effective Time multiplied by (ii) the Merger Consideration to which such holder is entitled under the Merger Agreement, and such Common Units will forthwith be canceled.

In addition, as soon as reasonably practicable following receipt of the Unitholder Approval (and in any event no less than two business days prior to the closing date of the Merger) the Partnership Board will declare the Special Distribution with a record date on a business day prior to the anticipated closing date of the Merger and a payment date occurring on or prior to the closing date of the Merger, which dates will be reasonably agreed between the Partnership and Parent.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not approved by the Common Unitholders or if the Merger is not completed for any other reason, Unaffiliated Unitholders will not receive the Merger Consideration for their Common Units in connection with the Merger. Instead, the Partnership will remain a publicly traded limited partnership and the Common Units will continue to be listed and traded on the NYSE. In addition, if the Merger Agreement is not approved by the Common Unitholders, the Partnership Board will not be required under the Merger Agreement to declare or pay the Special Distribution.

Q:	Will the Partnership continue to pay quarterly distributions for completed calendar quarters prior to the completion of the Merger?

A:	Yes. Under the Merger Agreement, if permitted by applicable law, the Partnership will declare and pay regular quarterly cash distributions to Common Unitholders (including the Unaffiliated Unitholders) and holders of the Preference Units for each completed calendar quarter ending prior to the closing date, consistent with past practice, in an amount not to be less than $0.01 per Common Unit in each case consistent with customary declaration, record and payment dates and, with respect to Preference Units, in accordance with their terms.

Q:	What am I being asked to vote on?

A:	Common Unitholders are being asked to vote on the following proposals:

●	Merger Proposal: To approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, as such agreement may be amended from time to time, and the transactions contemplated thereby, including the Merger; and

●	Adjournment Proposal: To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting.

The Unitholder Approval is a condition to the obligations of the Partnership and Parent to complete the Merger. The approval of the Adjournment Proposal is not a condition to the obligations of the Partnership or Parent to complete the Merger.

Q:	Does the Partnership Board recommend that Common Unitholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger?

A:	Yes. The Partnership Board, acting upon the recommendation of the Conflicts Committee, has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (c) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Common Unitholders and (d) resolved to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders. Accordingly, the Partnership Board recommends that the Common Unitholders vote “FOR” the Merger Proposal and that the Common Unitholders vote “FOR” the Adjournment Proposal.

See “The Merger – Recommendation of the Conflicts Committee and the Partnership Board; Reasons for Recommending Approval of the Merger Proposal”. In considering the recommendation of the Partnership Board with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, you should be aware that directors and executive officers of the Partnership have interests in the Merger that may be different from, or in addition to, your interests as a Common Unitholder of the Partnership. You should consider these interests in voting on this proposal. These different interests are described under “Special Factors – Interests of the Directors and Executive Officers of the Partnership in the Merger”.

Q:	What Common Unitholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the Partnership proposals:

●	Merger Proposal. Subject to the Cutback, the affirmative vote of holders of at least a majority of the issued and outstanding Common Units, including those held by Parent (such approval, “Unitholder Approval”). Abstentions, broker non-votes (if any) and unvoted Common Units will have the same effect as votes “AGAINST” the proposal.

●	Adjournment Proposal. Subject to the Cutback, if a quorum is present, the affirmative vote of holders of at least a majority of the issued and outstanding Common Units, including those held by Parent. Subject to the Cutback, if a quorum is not present, the affirmative vote of holders of at least a majority of the issued and outstanding Common Units entitled to vote and present via the virtual meeting website or by proxy at the Special Meeting, including those held by Parent. So long as a quorum is present, abstentions and broker non-votes (if any) will have the same effect as votes “AGAINST” the proposal.

The Partnership Agreement restricts Common Unitholders’ voting rights pursuant to the Cutback, by providing that if any person or group beneficially owns more than 4.9% of the issued and outstanding Common Units, any such Common Units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of Common Unitholders, calculating required votes (except for purposes of nominating a person for election to the Partnership Board), determining the presence of a quorum or for other similar purposes under the Partnership Agreement (unless otherwise required by law). Both (a) the General Partner and its affiliates, including Parent, and (b) persons who own Common Units with the prior approval of the Partnership Board will not be subject to the Cutback, except with respect to voting their Common Units in the election of elected directors. Other than Parent and the General Partner’s other affiliates, all persons or groups that beneficially own more than 4.9% of the issued and outstanding Common Units as of the record date for the Special Meeting are subject to the Cutback, which persons or groups include Cobas Asset Management SGIIC SA.

Q:	Will Parent vote its Common Units at the Special Meeting?

A:	Yes. Pursuant to the Support Agreement, Parent has agreed to appear at the Special Meeting and vote all of its Common Units in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any competing proposals. As of , 2023, Parent owns 15,621,602 Common Units (representing 30.2% of the Common Units issued and outstanding as of , 2023).

Q:	What constitutes a quorum for the Special Meeting?

A:	At least a majority of the issued and outstanding Common Units, including those held by Parent, must be represented by attendance via the virtual meeting website or by proxy at the Special Meeting in order to constitute a quorum to vote to approve the Merger Proposal. As of , 2023, Parent owns 15,621,602 Common Units (representing 30.2% of the Common Units issued and outstanding as of , 2023).

Q:	When is this proxy statement being mailed?

A:	This proxy statement and the proxy card are first being sent to Common Unitholders on or about , 2023. Only one proxy statement will be delivered to multiple Common Unitholders sharing an address, unless the Partnership has received contrary instructions from one or more of the Common Unitholders.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	The Partnership has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Special Meeting. D.F. King will be paid approximately $15,000 by the Partnership for these and other advisory services in connection with the Special Meeting. In addition, the Partnership has agreed to reimburse D.F. King for certain additional fees and expenses, as mutually agreed to in writing, and will also indemnify D.F. King, its affiliates, and its and their respective directors, officers, employees, agents and other representatives and controlling persons against certain claims, liabilities, losses, damages and expenses.

Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of Common Units, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on , 2023, at (Eastern Time). Attendance at the Special Meeting will be permitted only online via live webcast. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GLOP2023SM (the “virtual meeting website”) where you will be able to attend the Special Meeting, vote and submit questions online during the Special Meeting. Please note that you will not be able to attend the Special Meeting in person. Please have your 16-digit control number to join the Special Meeting. Instructions on how to attend and participate online are also posted online at the virtual meeting website.

Q:	How do I vote my Common Units at the Special Meeting?

A:	There are four ways you may cast your vote. You may vote:

●	By Attendance Via the Virtual Meeting Website. If you are a Common Unitholder of record, you may vote by attending the Special Meeting via the virtual meeting website. Common Units held by a broker, bank or other nominee may be voted via the virtual meeting website by you only if you obtain a legal proxy from the record holder (which is your broker, bank or other nominee) giving you the right to vote Common Units;

●	Via the Internet. You may submit your proxy or voting instructions electronically via the Internet by accessing the Internet address provided on each proxy card (if you are a Common Unitholder of record) or vote instruction card (if your Common Units are held by a broker, bank or other nominee);

●	By Telephone. You may submit your proxy or voting instructions by using the toll-free telephone number listed on the enclosed proxy card (if you are a Common Unitholder of record) or vote instruction card (if your Common Units are held by a broker, bank or other nominee); or

●	By Mail. You may submit your proxy or voting instructions by filling out, signing and dating the enclosed proxy card (if you are a Common Unitholder of record) or vote instruction card (if your Common Units are held by a broker, bank or other nominee) and returning it by mail in the prepaid envelope provided.

Even if you plan to attend the Special Meeting via the virtual meeting website, you are encouraged to submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Special Meeting.

If your Common Units are held by a broker, bank or other nominee, also known as holding units in “street name”, you should receive instructions from the broker, bank or other nominee that you must follow in order to have your Common Units voted. Please review such instructions to determine whether you will be able to submit voting instructions via the Internet or by telephone. The deadline for submitting your proxy by telephone or electronically through the Internet is 11:59 p.m. Eastern Time on                     , 2023 (the “telephone/internet deadline”) or, in the event of an adjournment of the Special Meeting, such later date and time as may be determined by the Partnership Board. The failure to instruct your bank, brokerage firm or other nominee to vote your Common Units “FOR” approval of the Merger Proposal or “FOR” approval of the Adjournment Proposal will have the same effect as voting “AGAINST” approval of the Merger Proposal and, so long as a quorum is present, “AGAINST” approval of the Adjournment Proposal, as applicable.

Q:	Where can I find the voting results of the Special Meeting?

A:	The preliminary voting results are expected to be announced at the Special Meeting. In addition, promptly following the conclusion of the Special Meeting, the Partnership intends to furnish the final voting results with the SEC on a Current Report on Form 6-K.

Q:	If my Common Units are held in “street name” by my broker, will my broker automatically vote my Common Units for me?

A:	No. If your Common Units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your Common Units by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for Common Unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your Common Units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement and in general as a broker non-vote. In these cases, the broker can register your Common Units as being present at the Special Meeting for purposes of determining a quorum, but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals, including the Merger Proposal. A broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal and the Adjournment Proposal.

Q:	How will my Common Units be represented at the Special Meeting?

A:	If you submit your proxy by telephone, the Internet website or by signing and returning your proxy card, the officers named in your proxy card will vote your Common Units in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your Common Units, your proxy will be voted as the Partnership Board recommends, which is:

●	Merger Proposal: “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; and

●	Adjournment Proposal: “FOR” the approval of the adjournment of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting, but if you indicate that you wish to vote against the Merger Proposal, your Common Units will only be voted in favor of the Adjournment Proposal if you indicate that you wish to vote in favor of that proposal.

Q:	Who may attend the Special Meeting?

A:	Common Unitholders (or their authorized representatives) and the Partnership’s invited guests may attend the Special Meeting.

Q:	Is my vote important?

A:	Yes, your vote is very important. If you do not submit a proxy or vote at the Special Meeting by attending via the virtual meeting website, it will be more difficult for the Partnership to obtain the necessary quorum to hold the Special Meeting. In addition, an abstention or your failure to submit a proxy or to vote via the virtual meeting website will have the same effect as a vote “AGAINST” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. If you hold your Common Units through a broker or other nominee, your broker or other nominee will not be able to cast a vote on such approval without instructions from you. The Partnership Board recommends that Common Unitholders vote “FOR” the Merger Proposal.

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. If you are a Common Unitholder of record, you may revoke your proxy or change your voting instructions at any time before the telephone/internet deadline or before the polls close at the Special Meeting by:

●	sending a written notice, no later than the telephone/internet deadline, to GasLog Partners LP, c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537, Piraeus, Greece, Attention: Corporate Secretary, that bears a date later than the date of this proxy and is received prior to the Special Meeting and states that you revoke your proxy;

●	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Special Meeting; or

●	attending the Special Meeting via the virtual meeting website and voting by ballot (your attendance at the Special Meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your Common Units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Q:	What happens if I sell my Common Units after the record date for the Special Meeting but before the Special Meeting occurs?

A:	The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your Common Units after the record date of the Special Meeting but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting. However, you will not have the right to receive the Merger Consideration to be received by the Partnership’s Common Unitholders in the Merger. In order to receive the Merger Consideration, you must hold your Common Units up to the completion of the Merger.

Q:	What happens if I sell my Common Units after the record date for the Special Distribution but prior to the payment date for the Special Distribution?

A:	If you sell your Common Units before the record date for the Special Distribution, you will not be entitled to receive the Special Distribution. If you hold Common Units on the record date for the Special Distribution, you will be entitled to receive the Special Distribution regardless of whether or not you held such Common Units on the payment date of the Special Distribution.

Q:	What happens if I sell my Common Units before the Effective Time?

A:	If you sell your Common Units before the Effective Time, you will not have the right to receive the Merger Consideration to be received by the Partnership’s Common Unitholders in the Merger. In order to receive the Merger Consideration, you must hold your Common Units up to the completion of the Merger.

Q:	What happens if I purchase my Common Units after the record date for the Special Distribution but prior to the Effective Time?

A:	If you purchase your Common Units before the Effective Time and continue to hold your Common Units up to the completion of the Merger, you will be entitled to receive the Merger Consideration to be received by the Partnership’s Common Unitholders in the Merger.

However, if you did not hold Common Units on the record date for the Special Distribution, you will not be entitled to receive the Special Distribution, regardless of whether or not you held such Common Units on the payment date of the Special Distribution.

Q:	What does it mean if I receive more than one proxy card or vote instruction card?

A:	Your receipt of more than one proxy card or vote instruction card may mean that you have multiple accounts with the Partnership’s transfer agent or with a brokerage firm, bank or other nominee. If submitting your proxy or voting instructions by mail, please sign and return all proxy cards or vote instruction cards to ensure that all of your Common Units are voted. Each proxy card or vote instruction card represents a distinct number of Common Units, and it is the only means by which those particular Common Units may be voted by proxy.

Q:	Am I entitled to appraisal rights if I vote against the approval of the Merger Agreement?

A:	No. Appraisal rights are not available in connection with the Merger under the laws of the Republic of the Marshall Islands or under the Partnership Agreement.

Q:	Is completion of the Merger subject to any conditions?

A:	Yes. In addition to the receipt of Unitholder Approval, completion of the Merger requires payment of the Special Distribution and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the Merger Agreement.

Q:	When do you expect to complete the Merger?

A:	The Partnership and Parent are working towards completing the Merger promptly. The Partnership and Parent currently expect to complete the Merger by the end of the third quarter of 2023, subject to receipt of Unitholder Approval and to the satisfaction or waiver of certain closing conditions, as described in further detail in this proxy statement. However, no assurance can be given as to when, or if, the Merger will occur.

Q:	What are the expected U.S. federal income tax consequences to a Common Unitholder as a result of the Merger?

A:	The Special Distribution and the exchange of Common Units for the Merger Consideration pursuant to the Merger will be taxable events for U.S. federal income tax purposes. Therefore, a U.S. Holder (as defined below) generally will recognize dividend income on the Special Distribution, to the extent of the Partnership’s current accumulated earnings and profits, as determined under U.S. federal income tax purposes. Receipt of the Special Distribution to the extent in excess of the Partnership’s earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its Common Units and thereafter as capital gain. A U.S. Holder will also generally recognize capital gain or loss equal to the difference, if any, between the Merger Consideration received by such U.S. Holder and such U.S. Holder’s adjusted tax basis in its Common Units.

See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the material U.S. federal income tax consequences of the Merger. Determining the actual U.S. federal income tax consequences of the Merger to you will depend on your specific situation. You are urged to consult your tax advisor for a full understanding of the U.S. federal income tax consequences of the Merger to you.

Q:	What are the material Republic of the Marshall Islands tax consequences of the Merger to the Common Unitholders?

A:	Because we and our subsidiaries do not, and we and our subsidiaries will not, maintain offices or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, and because all documentation related to this offering has been and will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law Common Unitholders that are not citizens of, and do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, will not be subject to Marshall Islands stamp, capital gains or other taxes on the disposition of our Common Units pursuant to the Merger and receipt of the Special Distribution.

It is the responsibility of each Common Unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of the disposition of our Common Units pursuant to the Merger and receipt of the Special Distribution. Accordingly, each Common Unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Common Unitholder to file any Marshall Islands tax returns that may be required of such Common Unitholder.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Then, please vote your Common Units in accordance with the instructions described above.

If you hold Common Units through a broker or other nominee, please instruct your broker or nominee to vote your Common Units by following the instructions that the broker or nominee provides to you with these materials.

Q:	Should I send in my evidence of ownership now?

A:	No. After the Merger is completed, without any action by you, you will be sent (a) a notice of the effectiveness of the Merger and (b) cash in an amount equal to, subject to applicable withholding taxes, (i) the number of Common Units held by such holder of record immediately prior to the Effective Time multiplied by (ii) the Merger Consideration to which such holder is entitled under the Merger Agreement, and such Common Units will forthwith be canceled. If your Common Units are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” units in exchange for the Merger Consideration.

Q:	Who should I call with questions?

A:	Common Unitholders should call D.F. King, the Partnership’s proxy solicitor, with any questions about the Merger or the Special Meeting, or to obtain additional copies of this proxy statement, proxy cards or voting instruction forms. The proxy solicitor’s contact information can be found on page 45 of this proxy statement.

RISK FACTORS

In addition to the other information included in this proxy statement, including the matters addressed under the caption titled “Cautionary Statement Regarding Forward-Looking Statements”, you should consider carefully the following risk factors in determining how to vote at the Special Meeting. The following is not intended to be an exhaustive list of the risks related to the Merger and you should read and consider the risk factors described under Part 1, Item 3.D, “Key Information – Risk Factors” of the Partnership’s Annual Report on Form 20-F filed with the SEC for the fiscal year ended December 31, 2022 (the “2022 Form 20-F”), and incorporated by reference into this proxy statement.

The Merger may not be completed, due to the failure of the parties to achieve the closing conditions or otherwise; such a failure could negatively impact our Common Unit prices, business, financial condition, results of operations, cash flows or prospects.

The Merger is subject to the satisfaction or waiver of certain closing conditions described in the section entitled “Proposal No. 1 – The Merger Agreement – Conditions to Consummation of the Merger”, including, among others, that:

●	the Merger Agreement and the transactions contemplated thereby, including the Merger, must have received Unitholder Approval;

●	the Special Distribution must have been declared and paid in accordance with the Merger Agreement; and

●	no injunction, order, judgment, ruling, decree or writ enacted, promulgated, issued, entered, amended or enforced by any governmental authority of any competent jurisdiction will be in effect enjoining, restraining, or otherwise making illegal, preventing or prohibiting the consummation of the Merger.

No assurance can be given that each of the conditions will be satisfied. In addition, the Merger Agreement may be terminated under the circumstances described in the section entitled “Proposal No. 1 – The Merger Agreement – Termination of the Merger Agreement”. If the conditions are not satisfied or waived in a timely manner and the Merger is delayed, payment of the Consideration will also be delayed.

If the Merger is not completed (including in the case the Merger Agreement is terminated), our ongoing business may be adversely affected. Under such a scenario, the Partnership’s directors, officers and the employees of its affiliates will have expended extensive time and effort and will have experienced significant distractions from their work, and we will have incurred significant transaction costs, during the pendency of a failed transaction. In addition, our continuing business relationships with business partners and the market’s perceptions of our prospects, could be adversely affected, which could have a material adverse impact on the trading price of the Common Units.

We could also be subject to litigation related to any failure to complete the Merger. If these risks materialize, our financial condition, results of operations, cash flows or prospects could be materially adversely affected.

Some of our directors and officers have interests that may differ from the interests of our Common Unitholders, and such directors may have conflicts of interest in recommending to our Common Unitholders to approve the Merger Proposal and the Adjournment Proposal.

Certain of our directors and officers may have interests in the Merger that are different from, or are in addition to, those of our Common Unitholders, which interests are described in the section entitled “Special Factors – Interests of the Directors and Executive Officers of Partnership in the Merger”. These interests include, among other things:

●	Each Partnership Restricted Unit, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will automatically be cancelled at the Effective Time and converted into the right to receive a cash payment equal to the sum of (a) the product of (i) the number of Common Units subject to such award as of immediately prior to the Effective Time and (ii) the Merger Consideration and (b) the amount of accrued but unpaid distributions, including the Special Distribution, with respect to such award as of immediately prior to the Effective Time, and for purposes of the foregoing, with performance goals deemed achieved based on actual achievement of any performance goals as of immediately prior to the Effective Time.

●	In consideration of the expected time and effort that would be required of the members of the Conflicts Committee in evaluating the Merger, including negotiating the terms and conditions of the Merger Agreement, the Partnership Board determined that each member of the Conflicts Committee would receive as compensation an amount in cash of $50,000. In connection with any litigation involvement relating to, or arising out of, the Merger, each member of the Conflicts Committee will receive $1,000 per hour for time actually spent in connection with litigation-related matters, if any and, to the extent travel is needed, a fee of $2,500 per travel day and reimbursement of travel costs. The foregoing compensation was approved by the Partnership Board and was not, and is not, contingent upon the approval of the Merger Proposal or completion of the Mergers or any other transaction involving the Partnership or Parent.

●	Continued indemnification and insurance coverage for a period of time following the Effective Time for actions taken in their capacity as directors and officers.

Furthermore, some of Partnership’s directors and officers are also directors or officers of Parent and its affiliates. Parent and its affiliates own a significant interest in us and have conflicts of interest and limited fiduciary and contractual duties, which may permit them to favor their own interests to the detriment of our Common Unitholders. These interests could cause members of the Partnership Board to have a conflict of interest in recommending approval of the Merger Proposal and the Adjournment Proposal.

The fact that there is a merger pending could materially harm our business, results of operations and cash flows.

While the Merger is pending, we are subject to a number of risks that may harm our business, results of operations and cash flows, including:

●	the diversion of management and employee attention from implementing our strategies;

●	the fact that we have and will continue to incur expenses related to the Merger prior to its closing;

●	our potential inability to proceed with business activities, including executing on debt refinancing opportunities; and

●	our potential inability to respond effectively to competitive pressures, industry developments and future opportunities.

The restrictions on our ability to solicit or engage in negotiations with respect to other potential acquisition proposals may discourage other potential transactions that may be favorable to our Common Unitholders.

Until the Merger is completed or the Merger Agreement is terminated, with limited exceptions, the Merger Agreement prohibits us from soliciting, encouraging or engaging in negotiations with respect to acquisition proposals or other business combinations. These provisions could discourage other companies from proposing alternative transactions that may be more favorable to our Common Unitholders than the Merger.

If the Merger is not consummated by October 6, 2023, either Parent or, following authorization by the Conflicts Committee, we may, under certain circumstances that may be beyond our control, choose not to proceed with the Merger.

The Merger is subject to the satisfaction or waiver of certain closing conditions described in the section entitled “Proposal No. 1 – The Merger Agreement – Conditions to Consummation of the Merger” and set forth in the Merger Agreement. The fulfillment of certain of these conditions is beyond our control, such as the receipt of our Common Unitholders’ approval of the Merger. If the Merger has not been completed by October 6, 2023 (the “Outside Date”), either Parent or, following authorization by the Conflicts Committee, we may generally terminate the Merger Agreement, notwithstanding the prior receipt of the approval of the Merger by our Common Unitholders, except that such right to terminate the Merger Agreement will not be available to a party if the inability to satisfy the conditions to closing was due to the failure of such party or its affiliates to perform any of its obligations under the Merger Agreement or if the other party has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the Merger Agreement.

Financial projections regarding the Partnership may not prove accurate.

The Partnership’s management prepared certain non-public unaudited financial projections that were made available to the Conflicts Committee and Parent in connection with their respective evaluations of the Merger and were provided to Evercore for its use and reliance in connection with its financial analyses and opinion. These financial projections include assumptions about the Partnership, including with regards to future operating cash flows, expenditures and income. These financial projections were not prepared with a view toward public disclosure, nor were the projections prepared with a view toward compliance with GAAP or IFRS, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or the International Accounting Standards Board for preparation and presentation of prospective financial and operating information. The financial projections should not be regarded as an indication that the Partnership considered or considers the projections to be a reliable or accurate prediction of future performance. The financial projections are subject to significant economic, competitive, regulatory, industry, macroeconomic, geopolitical and other uncertainties and may not be achieved in full, at all or within projected timeframes. The failure of the Partnership to achieve projected results, including projected cash flows, could have a material adverse effect on the Partnership and its financial position.

Common Unitholders must hold Common Units both on the record date of the Special Distribution and at the Effective Time to receive the full amount of the Consideration.

As soon as reasonably practicable following the Unitholder Approval, pursuant to the terms of the Merger Agreement, the Partnership Board will declare the Special Distribution with a record date on a business day prior to the anticipated closing date of the Merger, which date will be reasonably agreed between the Partnership and Parent. In order to receive the Special Distribution with respect to a Common Unit, the holder must hold such Common Unit on the record date of the Special Distribution. In addition, in order to receive the Merger Consideration with respect to a Common Unit, a Common Unitholder must hold the applicable Common Unit at the completion of the Merger. Accordingly, in order for a Common Unitholder to receive the full amount of the Consideration with respect to a Common Unit, it must hold such Common Unit both on the record date of the Special Distribution and at the Effective Time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referred to or incorporated by reference into this proxy statement includes certain forward-looking statements concerning future events and our operations, performance and financial condition.

All statements included in or incorporated by reference into this proxy statement that are not historical facts, including statements about the beliefs and expectations of the Partnership Board or the management of Partnership, are “forward-looking statements”. Forward-looking statements include statements that address activities, events or developments that the Partnership expects, projects, believes or anticipates will or may occur in the future, particularly in relation to our operations, cash flows, financial position, liquidity and cash available for distributions and the impact of changes to cash distributions on the Partnership’s business and growth prospects, plans, strategies, and changes and trends in our business and the markets in which we operate. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could”, “target” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. All forward-looking statements speak only as of the date of this proxy statement or the date of such other filing, as the case may be. Forward-looking statements in this proxy statement are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements and readers are cautioned not to place undue reliance on such statements. The Partnership’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond the Partnership’s control. These factors include, but are not limited to, the following:

●	the occurrence of any event, change or other circumstance that could give rise to termination of the Merger Agreement;

●	the inability to complete the Merger due to the failure to obtain Unitholder Approval for the Merger or the failure to satisfy other conditions to completion of the Merger;

●	risks related to disruption of management’s attention from the Partnership’s ongoing business operations due to the Merger;

●	the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel;

●	risks relating to unanticipated costs of integration in connection with the proposed Merger, including operating costs, customer loss or business disruption being greater than expected;

●	general LNG shipping market conditions and trends, including spot and multi-year charter rates, ship values, factors affecting supply and demand of LNG and LNG shipping, including geopolitical events, technological advancements and opportunities for the profitable operations of LNG carriers;

●	fluctuations in charter hire rates, vessel utilization and vessel values;

●	our ability to secure new multi-year charters at economically attractive rates;

●	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels which are not operating under multi-year charters, including the risk that certain of our vessels may no longer have the latest technology at such time which may impact our ability to secure employment for such vessels as well as the rate at which we can charter such vessels;

●	changes in our operating expenses, including crew wages, maintenance, dry-docking and insurance costs and bunker prices;

●	number of off-hire days and dry-docking requirements including our ability to complete scheduled dry-dockings on time and within budget;

●	planned capital expenditures and availability of capital resources to fund capital expenditures;

●	the duration and effects of COVID-19 and any other pandemics on our workforce, business, operations and financial condition;

●	fluctuations in prices for crude oil, petroleum products and natural gas, including LNG;

●	fluctuations in exchange rates, especially the U.S. dollar and Euro;

●	our ability to expand our portfolio by acquiring vessels through our drop-down pipeline with Parent or by acquiring other assets from third parties;

●	our ability to leverage Parent’s relationships and reputation in the shipping industry and the ability of Parent to maintain long-term relationships with major energy companies and major LNG producers, marketers and consumers to obtain new charter contracts;

●	Parent’s relationships with its employees and ship crews, its ability to retain key employees and provide services to us, and the availability of skilled labor, ship crews and management;

●	changes in the ownership of our charterers;

●	our customers’ performance of their obligations under our time charters and other contracts;

●	our future operating performance, financial condition, liquidity and cash available for distributions;

●	our distribution policy and our ability to make cash distributions on our units or the impact of changes to cash distributions on our financial position;

●	our ability to obtain debt and equity financing on acceptable terms to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments and our ability to meet our restrictive covenants and other obligations under our credit facilities;

●	future, pending or recent acquisitions of ships or other assets, business strategy, areas of possible expansion and expected capital spending;

●	risks inherent in ship operation, including the discharge of pollutants;

●	any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity event;

●	the expected cost of and our ability to comply with environmental and regulatory requirements related to climate change, including regulatory requirements with respect to emissions of air pollutants and greenhouse gases, as well as future changes in such requirements or other actions taken by regulatory authorities, governmental organizations, classification societies and standards imposed by our charterers applicable to our business;

●	potential disruption of shipping routes due to accidents, diseases, pandemics, political events, piracy or acts by terrorists;

●	potential liability from future litigation; and

●	other factors discussed in “Item 3. Key Information-D. Risk Factors” of our 2022 Form 20-F.

The Partnership cautions that the foregoing list of factors is not exhaustive. Other unknown or unpredictable factors could also have material adverse effects on the Partnership’s performance or achievements prior to the Merger. The Partnership also cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. New factors emerge from time to time, and it is not possible for the Partnership to predict all of these factors. Further, the Partnership cannot assess the impact of each such factor on its business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. The Partnership makes no prediction or statement about the performance of its Common Units.

Discussions of other important factors and assumptions can be found in the section of this proxy statement entitled “Risk Factors” and in the 2022 Form 20-F, and the Partnership’s other filings with the SEC, which are available at http://www.sec.gov. All forward-looking statements included in this proxy statement are expressly qualified in their entirety by such cautionary statements.

PARTIES TO THE MERGER

GasLog Ltd.
c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece
Phone: +30 210 459 1000

Parent is an international owner, operator and manager of LNG carriers providing support to international energy companies as part of their LNG logistics chain. Parent’s consolidated fleet consists of 38 LNG carriers (33 on the water, four under construction and one vessel undergoing conversion into an FSRU). Of these vessels, 18 are owned by Parent, six have been sold and leased back by Parent under long-term bareboat charters and of the remaining 14 LNG carriers, eleven are owned by the Partnership, and three have been sold and leased back by the Partnership.

As of                     , 2023, Parent holds 15,621,602 Common Units (representing 30.2% of the Common Units issued and outstanding as of                     , 2023) and 1,245,000 Class B Units and is also the owner of the General Partner (as defined below). In the event that the Effective Time does not occur prior to July 1, 2023, the 415,000 Class B-4 Units that are issued and outstanding will become eligible for conversion on a one-for-one basis into 415,000 Common Units at Parent’s option on July 1, 2023.

GasLog Partners GP LLC
c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece
Phone: +30 210 459 1000

The General Partner is the general partner of the Partnership and holds the General Partner Units. The General Partner is wholly owned by Parent. Under the Partnership Agreement, the General Partner has irrevocably delegated to the Partnership Board all management powers over the business and affairs of the Partnership that it possesses or may possess under applicable law, including the authority to oversee and direct the operation, management and policies of the Partnership on an exclusive basis. Following the Merger, the General Partner will remain the sole general partner of the Partnership.

Saturn Merger Sub LLC
c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece
Phone: +30 210 459 1000

Merger Sub is a direct wholly owned subsidiary of Parent formed for the sole purpose of effecting the Merger. Merger Sub has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the Merger as a direct subsidiary of Parent.

GasLog Partners LP
c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece
Phone: +30 210 459 1000

The Partnership is an owner, operator and acquirer of LNG carriers. The Partnership’s fleet consists of eleven wholly owned LNG carriers as well as three vessels on bareboat charters, with an average carrying capacity of approximately 159,000 cbm. The Partnership is a publicly traded master limited partnership (NYSE: GLOP) but has elected to be treated as a C-corporation for U.S. income tax purposes and therefore its investors receive an Internal Revenue Service Form 1099 with respect to any distributions declared and received.

The General Partner will remain the sole general partner of the Partnership. The Sponsor Units will remain outstanding after the Merger. The Class B Units issued and outstanding immediately prior to the Effective Time automatically will cease to exist, and no consideration will be delivered in respect thereof.

THE PARTNERSHIP SPECIAL MEETING OF COMMON UNITHOLDERS

The Partnership is providing this proxy statement to its Common Unitholders in connection with the solicitation of proxies to be voted at the Special Meeting that the Partnership has called for, among other things, the purpose of holding a vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and at any adjournment or postponement thereof. This proxy statement is first being mailed to Common Unitholders on or about                     , 2023, and provides Common Unitholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of the Special Meeting

The Special Meeting is scheduled to be held on                     , 2023, at                      (Eastern Time). Attendance at the Special Meeting will be permitted only online via live webcast. The Special Meeting can be accessed by visiting the virtual meeting website where you will be able to attend the Special Meeting, vote and submit questions online during the Special Meeting. Please note that you will not be able to attend the Special Meeting in person. Please have your 16-digit control number to join the Special Meeting. Instructions on how to attend and participate online are also posted online at the virtual meeting website.

Matters to be Considered at the Special Meeting

At the Special Meeting, Common Unitholders will be asked to consider and vote on the following proposals:

●	Merger Proposal. To approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, as such agreement may be amended from time to time, and the transactions contemplated thereby, including the Merger; and

●	Adjournment Proposal. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, at the time of the Special Meeting.

Recommendation of the Partnership Board

The Partnership Board, acting upon the recommendation of the Conflicts Committee, has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (c) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Common Unitholders and (d) resolved to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders. The Partnership Board recommends that the Common Unitholders vote “FOR” the Merger Proposal and that Common Unitholders vote “FOR” the Adjournment Proposal.

In considering the recommendation of the Partnership Board with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, you should be aware that some of the Partnership’s directors and officers may have interests that are different from, or in addition to, the interests of Common Unitholders more generally. See “Special Factors – Interests of the Directors and Executive Officers of the Partnership in the Merger”.

Who Can Vote at the Special Meeting

The record date for the Special Meeting is                     , 2023. Only Common Unitholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement of the meeting.

As of the close of business on the record date of                     , 2023, there were [51,796,759] Common Units issued and outstanding and entitled to vote at the Special Meeting. Subject to the Cutback, each holder of Common Units entitled to vote at the Special Meeting may cast one vote for each Common Unit that such holder owned on the close of business on the applicable record date.

A complete list of Common Unitholders entitled to vote at the Special Meeting will be available for inspection at the principal place of business of the Partnership during regular business hours for a period of no less than ten days before the Special Meeting.

Quorum

A quorum of Common Unitholders represented by attendance via the virtual meeting website or by proxy at the Special Meeting is required to vote on approval of the Merger Agreement at the Special Meeting, but not to vote on approval of any adjournment of the meeting. At least a majority of the issued and outstanding Common Units (subject to the Cutback), including those held by Parent, must be represented by attendance via the virtual meeting website or by proxy at the meeting in order to constitute a quorum. Common Units held by Parent are not subject to the Cutback. Any abstentions and broker non-votes will be considered to be present at the meeting for purposes of determining whether a quorum is present at the Special Meeting.

Vote Required for Approval

Subject to the Cutback, the affirmative vote of holders of at least a majority of the issued and outstanding Common Units, including those held by Parent (“Unitholder Approval”), is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. As of                     , 2023, there were [51,796,759] Common Units outstanding. Common Units held by Parent are not subject to the Cutback. Abstentions, broker non-votes (if any) and unvoted Common Units will have the same effect as votes “AGAINST” the Merger Proposal.

Subject to the Cutback, the affirmative vote of holders of at least a majority of the issued and outstanding Common Units entitled to vote and present via the virtual meeting website or by proxy at the Special Meeting, including those held by Parent, is required to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the Special Meeting. So long as a quorum is present, abstentions and broker non-votes (if any) will have the same effect as votes “AGAINST” the Adjournment Proposal.

Pursuant to the Support Agreement, Parent has agreed to appear at the Special Meeting and vote all of its Common Units in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any competing proposals. As of                     , 2023, Parent owns 15,621,602 Common Units (representing 30.2% of the Common Units issued and outstanding as of                     , 2023). The holders of Preference Units do not have the right to vote at the Special Meeting in their capacities as holders of Preference Units.

Voting of Common Units by Holders of Record

If you are entitled to vote at the Special Meeting and hold your Common Units in your own name, you can submit a proxy or vote via the virtual meeting website by completing a ballot at the Special Meeting. However, the Partnership encourages you to submit a proxy before the Special Meeting even if you plan to attend the Special Meeting in order to ensure that your Common Units are voted. A proxy is a legal designation of another person to vote your Common Units on your behalf. If you hold units in your own name, you may submit a proxy for your Common Units by:

●	calling the toll-free number specified on the enclosed proxy card and follow the instructions when prompted;

●	accessing the Internet website specified on the enclosed proxy card and follow the instructions provided to you; or

●	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a Common Unitholder submits a proxy by telephone or through the Internet, such proxy is recorded immediately. The Partnership encourages its Common Unitholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

All Common Units represented by each properly executed and valid proxy received before the Special Meeting will be voted in accordance with the instructions given on the proxy. If a Common Unitholder executes a proxy card without giving instructions, the Common Units represented by that proxy card will be voted as the Partnership Board recommends. The Partnership Board recommends that Common Unitholders vote “FOR” the Merger Proposal and that Common Unitholders vote “FOR” the Adjournment Proposal.

However, if you indicate that you wish to vote against the Merger Proposal, your Common Units will only be voted in favor of the Adjournment Proposal if you indicate that you wish to vote in favor of that proposal.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the Special Meeting via the virtual meeting website. Proxies must be received by 11:59 p.m. (Eastern Time), on                     , 2023 or, in the event of an adjournment of the Special Meeting, such later date and time as may be determined by the Partnership Board.

Voting of Common Units Held in Street Name

If your Common Units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your Common Units by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your Common Units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement and in general as a broker non-vote. In these cases, the broker or other nominee can register your Common Units as being present at the Special Meeting for purposes of determining a quorum, but will not be able to vote your Common Units on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals, including the Merger Proposal. A broker non-vote of a Common Unit will have the same effect as a vote “AGAINST” the Merger Proposal and the Adjournment Proposal.

If you hold Common Units through a broker or other nominee and wish to vote your Common Units at the Special Meeting by attending via the virtual meeting website, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Revocability of Proxies; Changing Your Voting Instructions

You may revoke your proxy and/or change your voting instructions at any time before your proxy is voted at the Special Meeting. If you are a Common Unitholder of record, you can do this by:

●	sending a written notice, no later than the telephone/internet deadline, to GasLog Partners LP, c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537, Piraeus, Greece, Attention: Corporate Secretary, that bears a date later than the date of this proxy statement and is received prior to the Special Meeting and states that you revoke your proxy;

●	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Special Meeting; or

●	attending the Special Meeting and voting by ballot via the virtual meeting website (your attendance at the Special Meeting via the virtual meeting website will not, by itself, revoke any proxy that you have previously given).

If you hold your Common Units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Solicitation of Proxies

This proxy statement is furnished in connection with the solicitation of proxies by the Partnership Board to be voted at the Special Meeting. Under the Merger Agreement, Parent and the Partnership agreed to each pay one-half of the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of Unitholder Approval. The Partnership has engaged D.F. King to assist in the solicitation of proxies for the Special Meeting. D.F. King will be paid approximately $15,000 by the Partnership for these and other advisory services in connection with the Special Meeting. In addition, the Partnership has agreed to reimburse D.F. King for certain additional fees and expenses, as mutually agreed to in writing, and will also indemnify D.F. King, its affiliates and its and their respective directors, officers, employees, agents and other representatives and controlling persons against certain claims, liabilities, losses, damages and expenses. Proxies may also be solicited by certain of the Partnership’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

After the Merger is completed, each record holder of Common Units immediately prior to the Effective Time will be sent (a) a notice of the effectiveness of the Merger and (b) cash in an amount equal to, subject to applicable withholding taxes, (i) the number of Common Units held by such holder of record immediately prior to the Effective Time multiplied by (ii) the Merger Consideration to which such holder is entitled under the Merger Agreement, and such Common Units will forthwith be canceled.

No Other Business

The business to be conducted at the Special Meeting will be limited to the purposes stated in the notice to Common Unitholders provided with this proxy statement.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. To approve an adjournment, if a quorum is present, holders of at least a majority of the issued and outstanding Common Units, including those held by Parent, must vote in favor of the proposal. If a quorum is not present, the meeting may be adjourned from time to time by the affirmative vote of at least a majority of the outstanding Common Units entitled to vote at such meeting (including those held by Parent) and present via the virtual meeting website or by proxy. The Partnership is not required to notify holders of Common Units of any adjournment and a new record date need not be fixed if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 45 days. At any adjourned meeting, the Partnership may transact any business that it might have transacted at the original Special Meeting; provided that a quorum is present at such adjourned meeting. Proxies submitted by holders of Common Units for use at the original Special Meeting will be used at any adjournment or postponement of the meeting. References to the Special Meeting in this proxy statement are to such Special Meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact D.F. King toll-free at (866) 342-4883 (banks and brokers call collect at (212) 269-5550).

SPECIAL FACTORS

This section of the proxy statement describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated herein by reference, including the full text of the Merger Agreement, for a more complete understanding of the Merger. A copy of the Merger Agreement is attached as Annex A hereto. In addition, important business and financial information about the Partnership is included in or incorporated into this proxy statement by reference. See “Where You Can Find More Information”.

Effect of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the laws of the Republic of the Marshall Islands, the Merger Agreement provides for the merger of the Partnership with Merger Sub. The Partnership, which is sometimes referred to following the Merger as the Surviving Entity, will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. As a result of the Merger, the Partnership will survive as a direct subsidiary of Parent. After the completion of the Merger, the certificate of limited partnership of the Partnership in effect immediately prior to the Effective Time will be the certificate of limited partnership of the Surviving Entity, until amended in accordance with its terms and applicable law, and the Partnership Agreement in effect immediately prior to the Effective Time will be the agreement of limited partnership of the Surviving Entity, until amended in accordance with its terms and applicable law.

The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Sponsor Units, will be converted into the right to receive the Merger Consideration, without interest and reduced by any applicable tax withholding. In addition, as soon as reasonably practicable following the Unitholder Approval, pursuant to the terms of the Merger Agreement, the Partnership Board will declare the Special Distribution with a record date on a business day prior to the anticipated closing date of the Merger and a payment date occurring on or prior to the closing date of the Merger, which dates will be reasonably agreed between the Partnership and Parent. Accordingly, holders of Common Units (other than the Sponsor Units) will, assuming that such holders hold Common Units both on the record date of the Special Distribution and at the Effective Time, receive overall consideration of $8.65 per Common Unit. The Sponsor Units and the General Partner Units will remain outstanding after the Merger, and the General Partner will remain the sole general partner of the Partnership. The Class B Units issued and outstanding immediately prior to the Effective Time, all of which are held by Parent, will automatically be cancelled at the Effective Time and will cease to exist, and no consideration will be delivered in respect thereof. Each of the issued and outstanding Preference Units will remain outstanding immediately upon completion of the Merger and continue to trade on the NYSE immediately following completion of the Merger, and no consideration will be delivered in respect thereof. See the section entitled “Proposal No. 1. – The Merger Agreement” for further information.

The Partnership’s Net Book Value and Net Earnings Attributable to Common Unitholders

The table below sets out each of Parent’s and the General Partner’s interests in the Partnership’s net book value and net earnings attributable to Common Unitholders before and after the proposed Merger, based on the historical net book value of the Partnership as of December 31, 2022, the net loss attributable to the owners of the Partnership for the year ended December 31, 2022 and 51,796,759 Common Units outstanding as of May 4, 2023.

Merger Sub is not reflected on the table below because it does not own any Common Units, it will not own any Common Units before the Effective Time and, at the Effective Time, the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be canceled and cease to exist.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value(1)		Earnings(2)		Net Book Value		Earnings
	$(thousands)%		$(thousands)%		$(thousands)%		$(thousands)%
Parent	201,752	30.2	27,333	30.2	668,953	100	90,630	100
General Partner(3)	0	0	0	0	0	0	0	0

(1) Based on $668,953,000 total Common Unitholder equity in the Partnership as of December 31, 2022.

(2) Based on $90,630,000 of profit and total comprehensive income of the Partnership attributable to the Common Unitholders for the year ended December 31, 2022.

(3) The General Partner, while not an owner of Common Units, does own all the issued and outstanding General Partner Units which represent a 2.0% interest in the Partnership.

Background of the Merger

As of                       , 2023, Parent owns 15,621,602 Common Units (representing 30.2% of the Common Units issued and outstanding as of                    , 2023) and 1,245,000 Class B Units and is also the owner of the General Partner. In the event that the Effective Time does not occur prior to July 1, 2023, the 415,000 Class B-4 Units that are issued and outstanding will become eligible for conversion on a one-for-one basis into 415,000 Common Units at Parent’s option on July 1, 2023.

Parent, the Partnership and their respective boards of directors and management teams regularly review operational and strategic opportunities to maximize value for their investors. In connection with these reviews, Parent, the Partnership and their respective boards of directors and management teams from time to time evaluate potential transactions that would further their respective strategic objectives.

The Partnership was formed by Parent in January 2014 to acquire, own and operate LNG carriers engaged in LNG transportation. Prior to its initial public offering (the “IPO”), Parent owned 100% of the ownership interests of the Partnership. On May 12, 2014, the Partnership completed the IPO, pursuant to which it issued and sold 9,660,000 Common Units, which were substantially all of the Common Units held by Parent prior to the IPO. Concurrently with the IPO, the Partnership acquired from Parent a 100% ownership interest in certain subsidiaries of Parent that owned certain LNG carriers in exchange for: (a) 162,358 Common Units and 9,822,358 subordinated units (which subsequently converted into Common Units on a one-to-one basis on May 16, 2017) issued to Parent, representing a 49.8% ownership interest, (b) all of the incentive distribution rights (“IDRs”) issued by the Partnership in connection with the IPO, which entitled Parent to increasing percentages of cash that the Partnership distributed in excess of $0.43125 per unit per quarter, (c) 400,913 General Partner Units issued to the General Partner and (d) $65.70 million of cash consideration paid directly to Parent from the IPO proceeds.

In addition, on May 12, 2014, the Partnership entered into an omnibus agreement with Parent, the General Partner and certain of the Partnership’s other subsidiaries. The omnibus agreement governs (among other things) (i) when and the extent to which the Partnership and Parent may compete against each other, (ii) the time and the value at which the Partnership may exercise its right to purchase certain offered vessels by Parent, (iii) certain rights of first offer granted to Parent to purchase any of its vessels on charter for less than five full years from the Partnership and vice versa and (iv) certain indemnity obligations owed by Parent to the Partnership.

The Partnership and/or its subsidiaries have also entered into certain other agreements with Parent and/or its subsidiaries, including:

●	An administrative services agreement, dated May 12, 2014, with Parent, pursuant to which Parent provides certain management and administrative services to the Partnership, including (i) executive officer services, (ii) bookkeeping, audit and accounting services, (iii) legal and insurance services, (iv) administrative and clerical services, (v) banking and financing services, (vi) advisory services, (vii) client and investor relations and (viii) assistance with the integration of any acquired businesses;

●	A ship management agreement with GasLog LNG Services Ltd. (“GasLog LNG Services”), a wholly owned subsidiary of Parent, pursuant to which vessel management services are provided by GasLog LNG Services to vessels in the Partnership’s fleet; and

●	Certain commercial management agreements with Parent that were amended upon completion of the IPO, pursuant to which GasLog LNG Services (following a novation to GasLog LNG Services from Parent in 2020) provides certain commercial management services to the Partnership.

Since the Partnership’s IPO, the Partnership has completed follow-on equity offerings as set forth below, the proceeds of which have been used for general corporate purposes, including partially funding the acquisition of certain subsidiaries of Parent that owned the vessels listed below.

Date of Equity Offering	Equity Offering	Net Proceeds	Vessels Purchased	Date Acquisition Completed
September 29, 2014	Follow-on common equity offering	$133.0 million	Methane Rita Andrea and Methane Jane Elizabeth	September 29, 2014
June 26, 2015	Follow-on common equity offering	$171.8 million	Methane Alison Victoria, Methane Shirley Elisabeth and Methane Heather Sally	July 1, 2015
August 5, 2016	Follow-on common equity offering	$52.3 million	GasLog Seattle	November 1, 2016
January 27, 2017	Follow-on common equity offering	$78.2 million	GasLog Greece	May 3, 2017
May 15, 2017	Preference equity offering	$138.8 million	GasLog Geneva	July 3, 2017
May 16, 2017, onwards	Common equity offering through an at-the-market common equity offering which commenced in May 2017	$123.4 million (through December 31, 2020)	Solaris Methane Becki Anne	October 20, 2017 November 14, 2018
January 17, 2018	Preference equity offering	$111.0 million	GasLog Gibraltar	April 26, 2018
November 15, 2018	Preference equity offering	$96.3 million	GasLog Glasgow	April 1, 2019

Pursuant to an exchange agreement dated as of November 27, 2018, Parent and the Partnership modified the capital structure of the Partnership with respect to the IDRs. Under the exchange agreement, Parent contributed all of the existing IDRs to the Partnership in exchange for (i) the issuance by the Partnership to Parent of 100% of a new class of IDRs and (ii) the payment by the Partnership to Parent of $25.0 million. The new IDRs reduced the quarterly distributions in respect of the IDRs above $0.5625 per unit from 48% to 23% and waived IDR payments resulting from any vessel or other energy infrastructure asset acquired by the Partnership from a party not affiliated with Parent.

In 2019, Parent and the Partnership agreed to further modify the capital structure of the Partnership with respect to the IDRs. On June 24, 2019, the Partnership entered into an exchange agreement, effective as of June 30, 2019, pursuant to which Parent contributed all of its IDRs to the Partnership in exchange for the issuance by the Partnership to Parent of (i) 2,532,911 Common Units (equivalent to approximately 5.41% of the outstanding Common Units as of December 31, 2019) and (ii) 2,490,000 Class B Units.

On January 24, 2023, Parent delivered an unsolicited, non-binding proposal (the “Initial Offer”) to the Partnership Board setting forth certain terms of the proposed transaction, pursuant to which Parent would acquire all of the outstanding Common Units held by the Unaffiliated Unitholders. The Initial Offer contemplated that each Common Unit would receive overall value of $7.70 per Common Unit in cash, consisting in part of a special distribution by the Partnership of $2.33 per Common Unit in cash to be distributed to the Common Unitholders prior to the closing of the proposed transaction and the remaining $5.37 to be paid by Parent as merger consideration at the closing of the proposed transaction. The Initial Offer indicated Parent was not interested in selling any of its equity interests in the Partnership or pursuing other strategic alternatives involving the Partnership.

On January 25, 2023, the Partnership Board held a meeting to discuss the proposed transaction and delegated to the Conflicts Committee, comprised solely of two independent directors who meet the requirements for membership on the Conflicts Committee set forth in the Partnership Agreement and to be advised by its own independent legal and financial advisors, the full power and authority of the Partnership Board, to the fullest extent permitted by the Partnership Agreement, to (a) propose, review, evaluate and negotiate the proposed transaction on behalf of the Partnership and the Unaffiliated Unitholders and (b) make any recommendations to the Partnership Board and to the holders of Common Units regarding the proposed transaction as the Conflicts Committee determined in its sole discretion to be advisable or to reject in its sole discretion the proposed transaction or any alternate proposals and to terminate discussions with Parent. On January 25, 2023, the Partnership issued a press release disclosing the Initial Offer and the delegation to the Conflicts Committee. On January 25, 2023, Parent filed an amendment to its Schedule 13D, which included a copy of the Initial Offer as an exhibit.

In late January and early February 2023, the Conflicts Committee had a series of preliminary meetings to interview potential independent financial advisors and legal counsel and to discuss the role of the Conflicts Committee in connection with the proposed transaction, the process for evaluating the proposed transaction or any alternate proposals and the Initial Offer and the independence of the members of the Conflicts Committee. The Conflicts Committee interviewed potential independent legal advisors, including Richards, Layton & Finger, P.A. (“RLF”), and determined, based on RLF’s experience with public mergers and acquisitions, complex transactions involving publicly traded partnerships (including those similar to the proposed transaction) and representations of conflicts committees generally, that RLF had the requisite expertise and was well qualified to advise the Conflicts Committee. RLF was then engaged by the Conflicts Committee as legal counsel in connection with the proposed transaction. The Conflicts Committee also interviewed potential independent financial advisors, including Evercore. Based on Evercore’s experience with public mergers and acquisitions, complex transactions involving publicly traded partnerships (including those similar to the proposed transaction) and representations of conflicts committees generally, the Conflicts Committee determined that Evercore had the requisite expertise and was well qualified to advise the Conflicts Committee. The Conflicts Committee then determined to engage Evercore as its financial advisor. The terms of the Conflicts Committee’s engagement with Evercore were subsequently confirmed by a letter, dated February 23, 2023, and agreed to and accepted by the Partnership and the Conflicts Committee. During these preliminary meetings, representatives of RLF explained the duties and responsibilities of the Conflicts Committee in connection with the proposed transaction to the Conflicts Committee.

On February 9, 2023, the Conflicts Committee met with representatives of Evercore and RLF. The Conflicts Committee and its advisors reviewed a preliminary financial due diligence request list prepared by Evercore and the process for evaluating the proposed transaction and the Initial Offer from a financial point of view. Following such meeting, the Conflicts Committee, the Evercore representatives and the RLF representatives met with representatives of management of the Partnership and Parent and discussed the financial due diligence process.

On February 13, 2023, at Evercore’s request, management of the Partnership provided Evercore with the Partnership’s then-most recent Appraisals prepared by the Appraisers, which were based on market-based evidence as of December 2022, and at the subsequent request of Evercore, management of the Partnership obtained from the Appraisers and provided to Evercore updated Appraisals as of February 28, 2023, all of which Evercore reviewed in connection with rendering its opinion and performing its related financial analysis.

On February 14, 2023, the Conflicts Committee met with representatives of Evercore, representatives of RLF, management of the Partnership and Parent, a representative of the Board of the Partnership and of Parent and representatives of Cravath, Swaine & Moore LLP (“Cravath”), legal counsel to Parent. During the meeting, management representatives presented information on the global market for liquified natural gas and its impact on the recent performance of the Partnership and a business overview of the Partnership and its assets. Management representatives, in their capacity as representatives of Parent, also presented the Initial Offer and described the rationale for the proposed transaction and the Initial Offer.

Later on February 14, 2023, an initial draft of the Merger Agreement prepared by representatives of Cravath was provided to RLF. On February 15, 2023, representatives of Cravath provided RLF with an initial draft of the Support Agreement.

On February 21, 2023, representatives from Evercore and management of the Partnership held a meeting for Evercore to conduct diligence on the Forecasts (as defined below), the business and operations of the Partnership and the outlook for the LNG and LNG shipping sectors.

On February 27, 2023, the Conflicts Committee met with representatives of Evercore and RLF. During the meeting, representatives of Evercore presented their preliminary financial analysis with respect to the proposed transaction. During its presentation, Evercore, among other things, reviewed the terms of the Initial Offer, the capital structure of the Partnership, historical trading prices of the Common Units and Evercore’s diligence with management of the Partnership and Parent, including the Forecasts and management’s responses to Evercore’s diligence questions. Evercore then presented its preliminary valuation of the Common Units, and the Conflicts Committee directed Evercore on additional areas for refinement of its analysis.

On February 28, 2023, the Chairman of the Conflicts Committee met with Evercore to discuss protocol and process for potential negotiations with Parent.

On March 3, 2023, the Conflicts Committee held a meeting with representatives of Evercore and RLF. During the meeting, representatives of Evercore presented updates to Evercore’s preliminary financial analysis of the proposed transaction, and the Conflicts Committee and its advisors discussed potential responses to the Initial Offer. Following discussion, the Conflicts Committee directed Evercore to contact Parent and propose that the Unaffiliated Unitholders receive overall value of $10.00 per Common Unit in the proposed transaction and that the proposed transaction be conditioned upon receiving the approval of holders of a majority of the Common Units held by the Unaffiliated Unitholders (the “March 3 Counterproposal”).

On March 4, 2023, representatives of Evercore communicated the March 3 Counterproposal to a representative of Parent.

On March 9, 2023, representatives of Evercore (at the direction of the Conflicts Committee) met with representatives of Parent to discuss assumptions underlying each of Evercore’s and Parent’s preliminary financial analysis of the proposed transaction.

Later on March 9, 2023, the Conflicts Committee held a meeting with representatives of Evercore and RLF. Representatives of RLF described to the Conflicts Committee the material terms of the initial draft of the Merger Agreement and the Support Agreement provided by Cravath and potential revisions thereto. Following discussion, the Conflicts Committee determined not to provide comments to the initial draft of the Merger Agreement or the Support Agreement at that time. Evercore representatives reported to the Conflicts Committee and RLF on their meeting with representatives of Parent regarding the assumptions underlying each of Evercore’s and Parent’s preliminary financial analysis of the proposed transaction, and further reported on their ongoing diligence with respect to the proposed transaction.

On March 10, 2023, a representative of Parent contacted Evercore and rejected the March 3 Counterproposal, proposing instead that the Unaffiliated Unitholders receive overall value of $8.02 per Common Unit in the proposed transaction (the “March 10 Counterproposal”). As part of the March 10 Counterproposal, Parent also rejected the Conflicts Committee’s proposal that the proposed transaction be conditioned upon receiving the approval of holders of a majority of the Common Units held by the Unaffiliated Unitholders.

On March 13, 2023, the Conflicts Committee held a meeting with representatives of Evercore and RLF. During the meeting, representatives of Evercore presented the March 10 Counterproposal and Evercore’s revised financial analysis of the proposed transaction and the March 10 Counterproposal. The Conflicts Committee determined not to make a counteroffer of a specific dollar amount per Common Unit following that meeting and instead directed Evercore to refine its analysis.

On March 14, 2023, representatives from Evercore and management of the Partnership held a diligence discussion with respect to the operations of Partnership and the Forecasts. Noting that, consistent with management and market practice, the five-year Forecasts prepared by management extended to 2027, Evercore requested that management of the Partnership provide additional longer-term forecasts and assumptions, including charter rates and capital expenditures, among others, to allow Evercore to perform an end of “Useful Life” discounted cash flow analysis for the Partnership. Management of the Partnership indicated that, given the uncertainty regarding environmental regulations and their potential effect on the overall life cycle, charter rates and required capital expenditures (including required capital expenditures resulting from changes in regulations) to operate the fleet beyond 2027, such assumptions that may be required for Evercore to perform an end of “Useful Life” discounted cash flow analysis would involve considerable uncertainty. Specifically, management of the Partnership indicated that environmental regulations expected to become effective beginning in 2024 would likely impact several aspects of the operations and revenue generation of the Partnership’s fleet. In particular, such regulations may impact the effective life cycle of certain vessels depending on type of propulsion technology, the fleet’s charter rates due to increased competition with more modern and environmentally-friendly vessels, as well as the delivery of newbuilding vessels by the time such regulations are enforced. Partnership management also indicated that such regulations would also likely require significant capital expenditures with respect to the operation of certain existing vessels in order to meet emission regulation thresholds, especially in connection with operations beyond 2027. Based on the inability to generate reliable longer-term forecasts and assumptions due to such regulatory and commercial uncertainty, Evercore determined a “Useful Life” discounted analysis for the Partnership would not be a reliable analysis.

Later on March 14, 2023, the Conflicts Committee held a meeting with representatives of Evercore and RLF. Evercore presented additional financial analysis to the Conflicts Committee regarding the proposed transaction and the March 10 Counterproposal. The Conflicts Committee and its advisors then discussed the March 10 Counterproposal and potential responses thereto. The Conflicts Committee discussed a summary of feedback relating to the proposed transaction provided to management by certain Unaffiliated Unitholders who had contacted Parent and the Partnership following the announcement of the Initial Offer. Following the discussion, the Conflicts Committee determined to propose that the Unaffiliated Unitholders receive overall value of $9.85 per Common Unit in the proposed transaction and that the proposed transaction be conditioned upon receiving the approval of holders of a majority of the Common Units held by the Unaffiliated Unitholders (the “March 14 Counterproposal”). The Conflicts Committee instructed Evercore to deliver the March 14 Counterproposal to Parent along with materials summarizing the Conflicts Committee’s perspectives.

On March 15, 2023, a representative of Evercore communicated the March 14 Counterproposal to a representative of Parent along with materials summarizing the Conflicts Committee’s perspectives.

On March 17, 2023, a representative of Parent contacted Evercore and rejected the March 14 Counterproposal, proposing instead that the Unaffiliated Unitholders receive overall value of $8.10 per Common Unit in the proposed transaction (the “March 17 Counterproposal”). As part of the March 17 Counterproposal, Parent also rejected the Conflicts Committee’s proposal that the proposed transaction be conditioned upon receiving the approval of holders of a majority of the Common Units held by the Unaffiliated Unitholders.

On March 19, 2023, the Conflicts Committee held a meeting with representatives of Evercore and RLF. During the meeting, representatives of Evercore summarized the March 17 Counterproposal. The Evercore representatives then presented their updated financial analysis of the proposed transaction and the March 17 Counterproposal. The Conflicts Committee and its advisors discussed the duties and responsibilities of the Conflicts Committee, including in relation to Parent’s ownership interest in the Partnership. Following discussion of potential counteroffers to the March 17 Counterproposal, the Conflicts Committee directed Evercore to contact Parent and propose that the Unaffiliated Unitholders receive overall value of $9.10 per Common Unit in the proposed transaction and that the proposed transaction be conditioned upon receiving the approval of holders of a majority of the Common Units held by the Unaffiliated Unitholders (the “March 19 Counterproposal”).

Following the meeting on March 19, 2023, a representative of Evercore communicated the March 19 Counterproposal to a representative of Parent.

On March 29, 2023, a representative of Parent rejected the March 19 Counterproposal, proposing instead that the Unaffiliated Unitholders receive overall value of $8.38 per Common Unit in the proposed transaction (the “March 29 Counterproposal”). As part of the March 29 Counterproposal, Parent also rejected the Conflicts Committee’s proposal that the proposed transaction be conditioned upon receiving the approval of holders of a majority of the Common Units held by the Unaffiliated Unitholders. In addition, the representatives of Parent indicated that the March 29 Counterproposal would expire on March 31, 2023.

On March 30, 2023, a representative of Parent contacted the Chairman of the Conflicts Committee, summarized the March 29 Counterproposal and reiterated that the March 29 Counterproposal would expire on March 31, 2023.

Later on March 30, 2023, the Conflicts Committee held a meeting with representatives of Evercore and RLF. During the meeting, representatives of Evercore summarized the March 29 Counterproposal to the Conflicts Committee. The representatives of Evercore presented their updated financial analysis of the proposed transaction and the March 29 Counterproposal. Following discussion of potential counteroffers to the March 29 Counterproposal, the Conflicts Committee directed Evercore to contact Parent and propose that the Unaffiliated Unitholders receive overall value of $9.00 per Common Unit in the proposed transaction (the “March 30 Counterproposal”). The Conflicts Committee further directed Evercore to inform Parent that the March 30 Counterproposal was not conditioned upon the proposed transaction receiving the approval of holders of a majority of the Common Units held by the Unaffiliated Unitholders but that the Conflicts Committee would seek to condition the proposed transaction upon receiving approval of a majority of the Common Units held by the Unaffiliated Unitholders for any amount below the March 30 Counterproposal.

Following the meeting on March 30, 2023, representatives of Evercore communicated to Parent the March 30 Counterproposal and the Conflicts Committee’s position that the Conflicts Committee would again seek to condition the proposed transaction upon receiving approval of a majority of the Common Units held by the Unaffiliated Unitholders if the overall value received by the Unaffiliated Unitholders was below the amount of the March 30 Counterproposal.

On March 31, 2023, a representative of Parent contacted Evercore and rejected the March 30 Counterproposal, proposing instead that the Unaffiliated Unitholders receive overall value of $8.52 per Common Unit in the proposed transaction (the “March 31 Counterproposal”). The representative of Parent informed Evercore that the March 31 Counterproposal was Parent’s best and final offer, that Parent was prepared to make a public filing with the SEC on April 3, 2023, disclosing the price of the March 31 Counterproposal and that the proposed transaction would not be consummated if the Conflicts Committee did not accept the March 31 Counterproposal. The March 31 Counterproposal did not require that the proposed transaction be conditioned upon receiving the approval of holders of a majority of the Common Units held by the Unaffiliated Unitholders.

On April 1, 2023, the Conflicts Committee held a meeting with representatives of Evercore and RLF. During the meeting, representatives of Evercore summarized the March 31 Counterproposal, including Parent’s statement that the March 31 Counterproposal was Parent’s best and final offer, that Parent was prepared to make a public filing with the SEC on April 3, 2023, disclosing the price of the March 31 Counterproposal and that the proposed transaction would not be consummated if the Conflicts Committee did not accept the March 31 Counterproposal. The representatives of Evercore presented their financial analysis of the proposed transaction and the March 31 Counterproposal. Following discussion of potential counteroffers to the March 31 Counterproposal, the Conflicts Committee determined that the Chairman of the Conflicts Committee would contact a representative of Parent and propose that the Unaffiliated Unitholders receive overall value of $8.75 per Common Unit in the proposed transaction (the “April 1 Counterproposal”). The Conflicts Committee discussed whether the April 1 Counterproposal would condition the proposed transaction upon receiving the approval of holders of a majority of the Common Units held by the Unaffiliated Unitholders and determined it would not. The Conflicts Committee also instructed RLF to finalize comments to the draft Merger Agreement and draft Support Agreement consistent with the Conflicts Committee’s discussion during the meeting on March 9, 2023 (except that the condition of receiving the approval of holding a majority of the Common Units held by Unaffiliated Unitholders would be eliminated), and to send the comments to Cravath.

Following the meeting on April 1, 2023, the Chairman of the Conflicts Committee communicated the April 1 Counterproposal to a representative of Parent.

On April 2, 2023, the Chairman of the Conflicts Committee and representatives of Evercore received phone calls from representatives of Parent, during which representatives of Parent communicated that the Conflicts Committee should reexamine the Conflicts Committee’s April 1 Counterproposal and reconsider Parent’s March 31 Counterproposal.

Later on April 2, 2023, the Conflicts Committee held a meeting with representatives of Evercore and RLF. During that meeting, the Chairman of the Conflicts Committee and the Evercore representatives summarized their discussions with representatives of Parent. The Conflicts Committee and its advisors discussed the status of the negotiation of the proposed transaction and determined not to adjust the April 1 Counterproposal. The Conflicts Committee determined that the Chairman of the Conflicts Committee should reiterate the April 1 Counterproposal to Parent and clarify that the Conflicts Committee is waiting for a response from Parent. Following the meeting, the Chairman of the Conflicts Committee reiterated the April 1 Counterproposal to a representative of Parent and explained that the Conflicts Committee was waiting for a response from Parent.

On April 3, 2023, RLF, at the direction of the Conflicts Committee, sent comments to the draft Merger Agreement and draft Support Agreement to Cravath. The revisions to such documents included (a) the addition of an ability for the Conflicts Committee to make an adverse recommendation change in the event that the Conflicts Committee determines that the failure to do so would be adverse to the interests of the Unaffiliated Unitholders, (b) the addition of a covenant restricting Parent from acquiring additional Common Units during the period between signing and closing of the proposed transaction, (c) a provision requiring Parent to share fifty percent of the expenses arising out of the preparation of the proxy statement and the solicitation of approval of the proposed transaction by Common Unitholders, (d) a change to the closing conditions such that the payment of the special distribution is a mutual closing condition rather than a Parent closing condition, (e) the addition of an obligation for the Partnership to continue paying regular quarterly cash distributions consistent with past practices during the period between signing and closing of the proposed transaction, and (f) the addition of an obligation for the Partnership to maintain directors’ and officers’ liability insurance policies following the closing of the proposed transaction.

Later on April 3, 2023, a representative of Parent contacted the Chairman of the Conflicts Committee and proposed that the Unaffiliated Unitholders receive overall value of $8.65 per Common Unit in the proposed transaction, consisting in part of a special distribution by the Partnership of $3.28 per Common Unit in cash to be distributed to the Common Unitholders prior to the closing of the proposed transaction and the remaining $5.37 to be paid by Parent as merger consideration at the closing of the proposed transaction (the “April 3 Counterproposal”).

On April 3, 2023, the Conflicts Committee held a meeting with representatives of Evercore and RLF. During the meeting, the Chairman of the Conflicts Committee summarized the April 3 Counterproposal. The Conflicts Committee and its advisors discussed the April 3 Counterproposal and Evercore’s financial analysis of the proposed transaction and the April 3 Counterproposal. Following discussion, the Conflicts Committee authorized the Chairman of the Conflicts Committee to contact Parent to inform it that the Conflicts Committee would accept the April 3 Counterproposal, subject to negotiation of terms of the definitive Merger Agreement.

On April 4, 2023, representatives of Cravath, on behalf of Parent, sent revised drafts of the Merger Agreement and Support Agreement to RLF. The revised draft Merger Agreement, among other things, removed the provision allowing the Conflicts Committee to make an adverse recommendation change in the event that the Conflicts Committee determines that the failure to do so would be adverse to the interests of the Unaffiliated Unitholders and removed the provision obligating the Partnership to maintain directors’ and officers’ liability insurance policies following the closing of the proposed transaction.

Over the period of April 4, 2023, through April 6, 2023, representatives of Cravath, at the direction of Parent, and RLF, at the direction of the Conflicts Committee, exchanged additional comments to the draft Merger Agreement. As part of these exchanges, the Merger Agreement retained a provision allowing the Conflicts Committee to make an adverse recommendation change in the event that the Conflicts Committee determines that the failure to do so would be adverse to the interests of the Unaffiliated Unitholders and a provision obligating the Partnership to maintain directors’ and officers’ liability insurance policies for a period of time following the closing of the proposed transaction, and the parties agreed to a mutual expense reimbursement provision in the event that the Merger Agreement is terminated under certain circumstances.

On April 6, 2023, the Conflicts Committee held a meeting with representatives of Evercore and RLF. During the meeting, the Conflicts Committee and its advisors discussed the proposed transaction, including the terms and conditions of the Merger Agreement, and RLF presented to the Conflicts Committee an overview and update with respect to the terms of the Merger Agreement. Also at this meeting, Evercore reviewed its updated financial analysis of the proposed transaction with the Conflicts Committee and, at the request of the Conflicts Committee, rendered an oral opinion to the Conflicts Committee, which was subsequently confirmed by delivery of a written opinion dated April 6, 2023, to the effect that, as of the date of such opinion and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the Consideration to be received by the Unaffiliated Unitholders in the Merger is fair, from a financial point of view, to the Partnership and the Unaffiliated Unitholders. At this meeting, the Conflicts Committee unanimously (a) determined that the proposed transaction, on the terms and conditions set forth in the Merger Agreement, is in the best interests of the Partnership and the Unaffiliated Unitholders and the Consideration to be received by the Unaffiliated Unitholders is fair to the Partnership and the Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement, with such approval constituting Special Approval for all purposes under the Partnership Agreement, including Section 7.17(a) thereof, and (c) recommended to the Partnership Board that the Partnership Board (i) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (ii) recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders.

Further, on April 6, 2023, in a meeting of the Partnership Board, the Chairman of the Conflicts Committee provided the Partnership Board with a report on the process conducted by the Conflicts Committee in its evaluation of the proposed transaction, including (a) the hiring of Evercore, as financial advisor, and RLF, as legal advisor, (b) the Conflicts Committee’s consideration of the merits of the proposed transaction over the course of a number of meetings, including meetings with its financial and legal advisors, (c) the Conflicts Committee’s negotiation of the terms of the Merger Agreement, including the consideration to be received by the Unaffiliated Unitholders in the Merger, (d) the receipt of the oral opinion of Evercore, as described above, and (e) the determinations, approvals and recommendations of the Conflicts Committee with respect to the Merger Agreement and the Merger, as described above. Following the Chairman of the Conflicts Committee’s report, the Partnership Board, by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Common Unitholders and (iv) resolved to recommend the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders.

Subsequently on April 6, 2023, (a) the Partnership, the General Partner, Parent and Merger Sub executed and delivered the Merger Agreement and (b) Parent and the Partnership executed and delivered the Support Agreement.

Later on April 6, 2023, Parent and the Partnership issued a joint press release announcing the execution of the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by a majority of the members of the Conflicts Committee constitutes Special Approval as defined in the Partnership Agreement. Under Section 7.17(a) of the Partnership Agreement, whenever a potential conflict of interest exists or arises, such as consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger, any resolution or course of action in respect of such conflict of interest will be permitted and deemed approved by the General Partner and all of the limited partners of the Partnership, and will not constitute a breach of the Partnership Agreement, any other agreement contemplated by thereby, any organizational documents of any subsidiary of the Partnership or any duty stated or implied by law or equity, if the resolution or course of action is approved by Special Approval.

Under Section 7.17(b) of the Partnership Agreement, whenever the General Partner makes a determination or takes or declines to take any other action, or any affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to its individual capacity, then unless another express standard is provided for in the Partnership Agreement, the General Partner, or such affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by the Partnership Agreement, any other agreement contemplated by thereby, any organizational documents of any subsidiary of the Partnership or under Marshall Islands law or any other law, rule or regulation or at equity.

Whenever the Partnership Board makes a determination or takes or declines to take any other action under the Partnership Agreement or any other agreement contemplated thereby or otherwise, then, unless another express standard is provided for in the Partnership Agreement, the Partnership Board shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by the Partnership Agreement, any other agreement contemplated thereby, any organizational documents of any subsidiary of the Partnership or under Marshall Islands law or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of the Partnership Agreement, the person or persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

Under Section 7.18(b) of the Partnership Agreement, the General Partner and the Partnership Board may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by either of them, and any act taken or omitted to be taken in reliance upon the advice or opinion of such persons as to matters that the General Partner or the Partnership Board reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

Recommendation of the Conflicts Committee and the Partnership Board; Reasons for Recommending Approval of the Merger Proposal

The Conflicts Committee

The Partnership Board directed the Conflicts Committee, comprised solely of two independent directors, Mr. Fisher and Ms. Holth, who meet the requirements for membership on the Conflicts Committee set forth in the Partnership Agreement, to (a) propose, review, evaluate and negotiate the proposed transactions on behalf of the Partnership and the Common Unitholders and (b) make any recommendations to the Partnership Board and to the holders of Common Units regarding the proposed transactions as the Conflicts Committee determines in its sole discretion to be advisable or to reject in its sole discretion the proposed transactions and to terminate discussions with Parent. The Conflicts Committee retained RLF as its independent legal counsel, and Evercore as its independent financial advisor. The Conflicts Committee oversaw the performance of financial, legal and other due diligence by its advisors, conducted an extensive review and evaluation of the proposed transactions and conducted negotiations with Parent and its representatives with respect to the Merger Agreement and the Support Agreement and the transactions contemplated thereby.

On April 6, 2023, the Conflicts Committee considered the benefits of the Merger Agreement and the Support Agreement and the transactions contemplated thereby, including the Merger, as well as the associated risks, and unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Merger Agreement, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and (c) recommended to the Partnership Board that the Partnership Board (i) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (ii) recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders.

Reasons for the Conflicts Committee’s Recommendation

The Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approval and the related recommendations to the Partnership Board:

●	The aggregate Consideration of $8.65 per Common Unit, consisting of (a) the Special Distribution and (b) the Merger Consideration, which the Conflicts Committee believes would provide certainty, immediate liquidity and greater assured value for the Unaffiliated Unitholders than the long-term value of the Partnership on a status quo basis.

●	The Conflicts Committee’s belief that the aggregate Consideration of $8.65 per Common Unit was the highest amount of consideration per Common Unit that Parent would be willing to agree to at the time of the Conflicts Committee’s determination and grant of Special Approval.

●	The financial analyses prepared by Evercore during the course of the deliberations and negotiations and the oral opinion of Evercore rendered to the Conflicts Committee on April 6, 2023 (which was subsequently confirmed in writing by delivery of Evercore’s written opinion addressed to the Conflicts Committee dated April 6, 2023), to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Consideration to be received by the Unaffiliated Unitholders in the Merger is fair, from a financial point of view, to the Partnership and to the Unaffiliated Unitholders, as more fully described below in the section entitled “Opinion of the Financial Advisor to the Conflicts Committee” on page 64.

●	The premium to current and historical trading prices of the Common Units, including that the aggregate Consideration constitutes:

○	a 23.9% premium to the price per Common Unit on January 24, 2023 (the last trading day prior to Parent’s public announcement of its proposal of the buy-in offer);

○	a 30.2% premium to the volume-weighted average price (“VWAP”) of the Common Units for the 20-day period ending on January 24, 2023 (the last trading day prior to Parent’s public announcement of its proposal of the buy-in offer); and

o	a 3.3% premium to the price per Common Unit on April 5, 2023 (the last trading day prior to the approval of the Merger Agreement).

●	The fact that the Common Units have, since the onset of the COVID-19 pandemic in March 2020, traded at levels that are significantly lower than the aggregate Consideration of $8.65 per Common Unit that each Unaffiliated Unitholder will be entitled to receive in the transaction (subject to holding a Common Unit both at the record date for the Special Distribution and at the Effective Time).

●	The Merger is not subject to a financing condition.

●	The Merger is not subject to additional due diligence.

●	The terms and conditions of the Merger were determined through arm’s-length negotiations between the Conflicts Committee and Parent and their respective representatives and advisors.

●	The terms of the Merger Agreement, principally:

o	Parent’s representation that Parent will have sources of immediately available funds to pay the Merger Consideration and all other cash amounts payable pursuant to the Merger Agreement;

o	provisions permitting the Conflicts Committee to change the Partnership Board’s recommendation to Common Unitholders if the Conflicts Committee determines in good faith (after consultation with its outside legal counsel) that a failure to make a recommendation change would be adverse to the interests of the Unaffiliated Unitholders or would be a breach of its duties under the Partnership Agreement and applicable law;

o	the limited representations and warranties provided by the Partnership with respect to its business and assets;

o	provisions restricting the removal of the members of the Conflicts Committee between signing of the Merger Agreement and closing of the Merger; and

o	provisions requiring the consent of the Conflicts Committee to amendments to the Merger Agreement.

●	The fact that Parent, which owns approximately 30.2% of the Common Units as of , 2023, is in support of the Merger and has entered into the Support Agreement, pursuant to which it has agreed to, among other things, appear at the Special Meeting and vote all of its Common Units in favor of the Merger Agreement and transactions contemplated thereby, including the Merger.

●	The Conflicts Committee’s belief that, based on the stated intention of Parent, the Partnership was unlikely in the near-to-immediate term to increase distributions to Common Unitholders and would utilize cash flow to repurchase preferred equity and repay debt.

●	The Conflicts Committee’s belief that, based on discussions with management, (i) there is increased uncertainty in relation to the useful lives of the vessels, which may be substantially shorter than originally anticipated, depending on how environmental regulations may develop in the future, given the size, type and technology of the vessels in the Partnership’s fleet, (ii) future capital expenditures required to keep the vessels in regulatory compliance may be substantially higher than anticipated and (iii) the all-time-high orderbook for more modern, environmentally-friendly LNG newbuild carriers may have commercial implications in relation to the ability of older vessels to compete with such modern newbuild carriers being delivered in the future, under a potentially stricter regulatory environment.

●	The Conflicts Committee’s engagement of financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, master limited partnerships, the Partnership’s industry generally, and the Partnership particularly, as well as substantial experience advising master limited partnerships and other companies with respect to transactions similar to the Merger.

In addition, the Conflicts Committee considered the following factors to be potentially negative or unfavorable in arriving at its determination and approval and the related recommendations to the Partnership Board:

●	The fact that, following the Merger, the Partnership’s existing Unaffiliated Unitholders will not participate in the Partnership’s potential future earnings or growth.

●	The Common Units have, in the past, traded at levels that exceed the aggregate Consideration of $8.65 per Common Unit that each Unaffiliated Unitholder will be entitled to receive in the transaction (subject to holding a Common Unit both at the record date for the Special Distribution and at the Effective Time).

●	The Merger is not subject to the approval by a majority of the Partnership’s outstanding Common Units held by Unaffiliated Unitholders and, as a result, the requisite vote to approve the Merger will be obtained if only a majority of the outstanding Common Units, including the outstanding Common Units owned by Parent and its affiliates, vote in favor of the Merger.

●	The Merger is expected to be taxable to Unaffiliated Unitholders.

●	The Conflicts Committee was not authorized to and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of the Partnership. Given that Parent controls the Partnership and owns approximately 30.2% of the Partnership’s outstanding Common Units and the general partner interest in the Partnership, the Conflicts Committee believed that it was unrealistic to expect a third-party acquisition proposal to acquire assets or control of the Partnership without the support of Parent.

●	While the Conflicts Committee expects that the Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and thus it is possible that the Merger may not be completed in a timely manner or at all. If the Merger is not completed, it could result in a disruption to the business of the Partnership and a decline in the trading price of the Common Units.

●	Certain terms of the Merger Agreement, principally:

o	provisions requiring the Partnership to submit the Merger Agreement to a vote of the Common Unitholders (even if the Conflicts Committee has made an Adverse Recommendation Change), unless the Merger Agreement has been validly terminated;

o	the restrictions on the Partnership’s ability to solicit or respond to competing proposals;

o	provisions restricting the conduct of the Partnership’s business during the interim period between signing of the Merger Agreement and closing of the Merger; and

o	the Common Unitholders are not entitled to dissenters’ or appraisal rights with respect to the Merger under the Partnership Agreement or the laws of the Republic of the Marshall Islands.

●	The risk that litigation may occur in connection with the Merger and any such litigation may result in significant costs and a diversion of management’s focus.

●	The members of the Partnership’s management and the directors of the Partnership may have interests in the Merger that are different from, or in addition to, the interests of the Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive, but includes material factors the Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the Conflicts Committee may have given differing weights to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered.

The Partnership Board

The Partnership Board consists of five members of the Partnership—Curtis V. Anastasio, Paolo Enoizi, Julian Metherell, Roly Fisher and Kristin H. Holth. Curtis V. Anastasio is the Chairman of the Board, and Paolo Enoizi is also the Chief Executive Officer.

Some of the directors may have different interests in the Merger than the Unaffiliated Unitholders. For a complete discussion of these and other interests of the members of the Partnership Board in the Merger, see “– Interests of the Directors and Executive Officers of the Partnership in the Merger”. Following receipt of Parent’s initial offer to acquire all of the Common Units not already owned by Parent, the Partnership Board directed the Conflicts Committee of the Partnership Board (the “Conflicts Committee”), comprised solely of two independent directors who meet the requirements for membership on the Conflicts Committee set forth in the Partnership Agreement and advised by its own independent legal and financial advisors, to (a) propose, review, evaluate and negotiate the proposed transactions on behalf of the Partnership and the Common Unitholders and (b) make any recommendations to the Partnership Board and to the holders of Common Units regarding the proposed transactions as the Conflicts Committee determines in its sole discretion to be advisable or to reject in its sole discretion the proposed transactions and to terminate discussions with Parent.

On April 6, 2023, the Conflicts Committee unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Merger Agreement, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Merger Agreement and (c) recommended to the Partnership Board that the Partnership Board (i) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (ii) recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders.

On April 6, 2023, the Partnership Board, acting upon the recommendation of the Conflicts Committee, unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (c) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the Common Unitholders and (d) resolved to recommend the Merger Agreement and the transactions contemplated thereby, including the Merger, to the Common Unitholders.

The Partnership Board recommends that the Common Unitholders vote in favor of the Merger Proposal.

In determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interest of the Partnership and the Common Unitholders, and recommending that Common Unitholders vote in favor of the Merger Proposal, the Partnership Board considered a number of factors, including the following material factors:

●	the recommendation of the Conflicts Committee; and

●	the factors considered by the Conflicts Committee, including the material factors considered by the Conflicts Committee described under “– The Conflicts Committee” above.

In doing so, the Partnership Board expressly adopted the analysis of the Conflicts Committee, which is discussed above.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the Partnership Board in considering the Merger. In view of the various factors and information considered, the Partnership Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Partnership Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was determinative of its ultimate determination, and individual members of the Partnership Board may have given different weights to different factors. The Partnership Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the Partnership Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements”.

The Partnership Board recommends that the Common Unitholders vote “FOR” the approval of the Merger Agreement and that Common Unitholders vote “FOR” the adjournment of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting.

Opinion of the Financial Advisor to the Conflicts Committee

The Conflicts Committee retained Evercore to act as financial advisor to the Conflicts Committee in connection with evaluating the proposed Merger. On April 6, 2023, at a meeting of the Conflicts Committee and at the request of the Conflicts Committee, Evercore rendered its oral opinion to the Conflicts Committee that, as of April 6, 2023, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Consideration to be received by the Unaffiliated Unitholders in the Merger is fair, from a financial point of view, to the Partnership and the Unaffiliated Unitholders. Evercore subsequently confirmed its oral opinion in a written opinion on the same date.

The full text of the written opinion of Evercore, dated as of April 6, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex C to this proxy statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Consideration, from a financial point of view, to the Partnership and the Unaffiliated Unitholders, and did not address any other aspects or implications of the Merger. Such opinion was not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any Common Unitholder should act or vote in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C to this proxy statement.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

●	reviewed certain publicly available business and financial information relating to the Partnership that Evercore deemed to be relevant, including as set forth in the 2022 Form 20-F and certain reports on Form 6-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership;

●	reviewed publicly available research analyst price targets and estimates for the Partnership’s future financial performance on a standalone basis;

●	reviewed certain internal projected financial data relating to the Partnership prepared and furnished to Evercore by management of the Partnership, as approved for Evercore’s use by the Conflicts Committee (the “Forecasts”), as described in further detail the section entitled in “Unaudited Management Forecasts of the Partnership” beginning on page 75;

●	reviewed certain third-party charter-free vessel appraisals of the vessels of the Partnership furnished to Evercore by management of the Partnership, as approved for Evercore’s use by the Conflicts Committee (the “Appraisals”);

●	discussed with the Conflicts Committee and management of the Partnership their assessment of the past and current operations of the Partnership, the current financial condition and prospects of the Partnership, and the Forecasts;

●	reviewed the reported prices and the historical trading activity of the Common Units;

●	performed a discounted cash flow analysis for the Partnership based on the Forecasts and other data provided by management of the Partnership;

●	performed a price to net asset value analysis for the Partnership based on the Forecasts, the Appraisals (and adjustments thereto) and other data provided by management of the Partnership;

●	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded master limited partnerships and companies that Evercore deemed relevant;

●	compared the financial performance of the Partnership and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

●	reviewed the financial terms and conditions of a draft, dated April 6, 2023, of the Merger Agreement;

●	reviewed a draft, dated April 5, 2023, of the Support Agreement by and between Parent and the Partnership; and

●	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore has not assumed responsibility or liability for any independent verification of such information), and Evercore further relied upon the assurances of the management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, Evercore assumed, with the consent of the Conflicts Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership and the other matters covered thereby. Evercore expressed no view as to the Forecasts or the Appraisals, or the assumptions on which they are based, as applicable. Evercore relied, at the direction of the Conflicts Committee, without independent verification, upon the assessments of the management of the Partnership as to the future operational performance of the Partnership, including but not limited to, charter revenues, commissions, operating expenses, administrative expenses, other fees and expenses, and capital expenditures.

For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or reduce the contemplated benefits to the Unaffiliated Unitholders of the Merger.

Evercore did not conduct a physical inspection of the properties, facilities or vessels of the Partnership and has not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership, nor has Evercore been furnished with any such valuations or appraisals (other than the Appraisals), nor did Evercore evaluate the solvency or fair value of the Partnership or any of its vessels under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of April 6, 2023 and financial, economic, market and other conditions as they existed on April 6, 2023 and as could be evaluated as of April 6, 2023. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the Partnership and to the Unaffiliated Unitholders, from a financial point of view, of the Consideration. Evercore did not express any view on, and Evercore’s opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, or any class of such persons, whether relative to the Consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, the cancellation of any other class of equity, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. Evercore’s opinion did not constitute a recommendation to the Conflicts Committee, the Partnership Board or to any other persons in respect of the Merger, including as to how any holder of Common Units should vote or act in respect of the Merger. Evercore did not express any opinion as to the prices at which Common Units will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Partnership or the Merger or as to the impact of the Merger on the solvency or viability of the Partnership or the ability of the Partnership to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Conflicts Committee on April 6, 2023, in connection with rendering Evercore’s opinion to the Conflicts Committee. Each analysis was provided to the Conflicts Committee. The following is a summary of the analyses performed by Evercore; however, such summary is not an exhaustive description of the analyses or data presented by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described, and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on April 5, 2023, and is not necessarily indicative of current or future market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to fully understand the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Summary of Evercore’s Financial Analysis

Assumptions with Respect to the Partnership

Evercore performed a series of financial analyses to derive indicative valuation ranges for the Common Units. Financial data for the Partnership utilized in the financial analyses described below were based upon, among other things, the Forecasts. A summary of the Forecasts is available in “Unaudited Management Forecasts of the Partnership” below. The Forecasts were not adjusted by Evercore.

Charter Adjusted Appraisal Net Asset Value

Evercore reviewed and compared the Consideration of $8.65 per Common Unit, consisting of the Special Distribution and the Merger Consideration, to an estimate of the Partnership’s net asset value (referred to in this section as “NAV”) determined by using the average value per vessel reflected in the Appraisals. After performing an adjustment for prevailing market rates and adding the net present value of operating cash flows for two sale leaseback vessels, Evercore calculated a gross asset value for the entire fleet of approximately $1,732 million. After adjusting for debt, cash, net working capital and liquidation value of the Partnership’s preference units as of December 31, 2022, Evercore calculated an estimated NAV for the Partnership of $627 million. Based on the foregoing and dividing by the number of outstanding Common Units on a fully converted basis, as provided by Partnership management, and after applying a 10% premium and discount to the average appraisal value, Evercore’s calculation resulted in a range of implied NAV per Common Unit of $8.18 to $14.91.

Evercore observed a limited number of recent asset transactions for LNG vessels similar to those of the Partnership, which, based on its professional judgment and experience, may make the Appraisals a less reliable indication of value relative to other shipping sectors that have a greater number of asset transactions.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis to calculate a range of implied value for the Common Units by estimating the present value of the unlevered free cash flows that the Partnership was forecasted to generate during the years 2023 to 2027 based on the Forecasts. Evercore calculated the per unit value range for the Common Units by utilizing a range of discount rates based on the Partnership’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on a theoretical capital asset pricing model (“CAPM”) as well as a terminal value based on a range of estimated EBITDA multiples.

For the Partnership’s discounted cash flow analysis, Evercore calculated the terminal value for the Partnership by applying a range of estimated EBITDA exit multiples of 4.0x to 6.0x to 2027E EBITDA. The unlevered free cash flows and the terminal value were then discounted to present value as of January 1, 2023 using a range of discount rates of 8.75% to 9.75% based on the Partnership’s WACC, as estimated by Evercore based on the CAPM and the Partnership’s LNG shipping peers to derive a range of implied enterprise values for the Partnership. Evercore adjusted such enterprise values for the liquidation value of the Partnership’s preference units, debt and cash as of December 31, 2022 to derive a range of implied equity values for the Partnership. Evercore then divided the resulting range of implied equity values by the number of units outstanding on a fully converted basis. The discounted cash flow analysis resulted in a range of implied equity values per Common Unit of $6.63 to $13.23.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of the Partnership by reviewing and comparing the market values and trading multiples of the following five publicly traded corporations and partnerships that Evercore deemed to have certain characteristics similar to those of the Partnership, including master limited partnerships and LNG shipping companies (referred to in this section as the “Selected Peers”):

LNG Shipping MLPs/Companies:

●	Cool Company Ltd.

●	Flex LNG Ltd.

●	Capital Product Partners L.P.

●	Dynagas LNG Partners LP

●	Excelerate Energy, Inc.

Although none of the Selected Peers is directly comparable to the Partnership, Evercore selected these partnerships and companies because they are publicly traded master limited partnerships or LNG shipping companies that Evercore, in its professional judgment and experience, considered generally relevant to the Partnership for purposes of its financial analyses. While Evercore considered Flex LNG Ltd. and Excelerate Energy, Inc., it relied more heavily on the other aforementioned master limited partnerships and LNG shipping companies due to their relatively greater similarities to the Partnership.

For each of the selected peers, Evercore calculated the following trading multiples:

●	Enterprise Value, which is defined as market value of equity, plus preferred equity, plus debt, and less cash (“Enterprise Value”), as a multiple of estimated EBITDA for the calendar year 2023;

●	Enterprise Value as a multiple of estimated EBITDA for the calendar year 2024; and

●	Price per share as a multiple of estimated net asset value (referred to in this section as “Price / NAV”).

The result of these calculations are as follows.

Multiple	Median
Enterprise Value / 2023 EBITDA	6.7x
Enterprise Value / 2024 EBITDA	6.5x
Price / NAV	0.56x

Evercore noted that the Partnership’s Enterprise Value / 2023 EBITDA multiple and Enterprise Value / 2024 EBITDA multiple was 5.0x and 6.2x, respectively, based on Wall Street consensus estimates and 4.9x and 5.3x, respectively, based on the Forecasts as of January 24, 2023, the trading day prior to Parent’s public offer to acquire all outstanding Common Units not already owned by Parent and its affiliates. Based on the multiples it derived for the Selected Peers and based on its professional judgement and experience, Evercore applied an Enterprise Value / 2023 EBITDA multiple reference range of 5.0x to 6.0x to the Partnership’s estimated EBITDA in calendar year 2023, and an Enterprise Value / 2024 EBITDA multiple reference range of 5.5x to 6.5x to the Partnership’s estimated EBITDA in calendar year 2024, based on the Forecasts. Based on these ranges of implied enterprise values, after adjusting for preferred equity, debt and cash as of December 31, 2022, and dividing by the number of Common Units outstanding, Evercore determined a range of implied equity values per Common Unit of (i) $7.28 to $12.61 based on 2023 EBITDA and (ii) $7.87 to $12.82 based on 2024 EBITDA.

Evercore noted that the Partnership’s Price / NAV multiple was 0.60x based on estimated net asset value as calculated by Evercore based on the Appraisals and 0.77x based on Wall Street consensus estimated net asset value as of January 24, 2023, the trading day prior to Parent’s public offer to acquire all outstanding Common Units not already owned by Parent and its affiliates. Based on the multiples it derived for the Selected Peers and based on its professional judgment and experience, Evercore applied a Price / NAV multiple reference range of 0.55x to 0.80x to the Partnership’s implied NAV per Common Unit, which Evercore calculated as described above under the heading “— Charter Adjusted Appraisal Net Asset Value”. Evercore’s analysis indicated a range of implied equity values per Common Unit of $6.35 to $9.24.

Precedent M&A Transaction Analysis

Evercore performed precedent M&A transaction analyses to derive an indicative valuation range for the Common Units of the Partnership.

a.      LNG Shipping and FSRU Transactions

Evercore reviewed transactions involving LNG shipping corporations and partnerships announced since March 2018 and selected four transactions as the basis for its analysis, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to the Merger or to the Partnership, respectively:

Date Announced	Acquiror / Target (Seller)
May-22	Höegh LNG Holdings Ltd. / Höegh LNG Partners LP
Oct-21	Stonepeak Limestone / Teekay LNG Partners
Feb-21	BlackRock Global Energy& Power / ~45% Ownership Interest in GasLog Ltd.
Jan-21	New Fortress Energy Inc. / Golar LNG Partners LP

Evercore noted that the mean of the implied Price / NAV multiples for the selected LNG shipping and FSRU transactions was equal to 0.92x.

b.      Other Shipping Transactions

Evercore reviewed transactions involving other shipping corporations and partnerships announced since March 2018 and selected four transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of the Partnership as the basis for its analysis, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to the Merger or to the Partnership, respectively:

Date Announced	Acquiror / Target (Seller)
Oct-22	Taylor Maritime Investments / Grindrod Shipping
Oct-19	Brookfield Business Partners L.P. / Teekay Offshore Partners L.P.
Aug-19	SPII Holdings Inc. / DryShips Inc.
Mar-18	Seaspan Corporation / 89% Ownership Interest in Greater China Intermodal Investments LLC

Evercore noted that the mean of the implied Price / NAV multiples for the selected Other Shipping transactions taken together with LNG shipping and FSRU transactions was equal to 0.91x.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Price / NAV of 0.70x to 1.05x and applied the range to the Partnership’s implied NAV per Common Unit, which Evercore calculated as described above under the heading “— Charter Adjusted Appraisal Net Asset Value”. Evercore’s analysis indicated a range of implied equity values per Common Unit of $8.08 to $12.12.

Other Presentations by Evercore

In addition to the presentation made to the Conflicts Committee on April 6, 2023, the date on which Evercore delivered its opinion, as described above, Evercore made other written and oral presentations to the Conflicts Committee on February 3, February 9, February 27, March 3, March 13, March 14, March 19, March 30, April 1 and April 3, 2023, which are referred to as the preliminary Evercore presentations. Copies of the preliminary Evercore presentations provided to the Conflicts Committee by Evercore have been attached as exhibits to the Schedule 13E-3 related to the Merger. These written presentations and the written opinion will be available for any interested unitholder of the Partnership or representative who has been so designated in writing to inspect and copy at the Partnership’s executive offices during regular business hours.

None of the preliminary Evercore presentations, alone or together, constitutes an opinion of Evercore with respect to the Consideration.

The February 3, 2023 materials included a review of Parent’s proposal, an overview of the LNG shipping market and a summary of key considerations for the Conflicts Committee.

The February 9, 2023 materials included a preliminary diligence request list and a proposed timeline for the Conflicts Committee.

The February 27, 2023 materials included a summary of Parent’s proposal, an overview of the Partnership’s current market situation, a review of the Forecasts and a preliminary valuation of the Common Units.

The March 3, 2023 materials included a summary of Parent’s proposal, an overview of the Partnership’s current market situation, a review of the Forecasts, a preliminary valuation of the Common Units and considerations regarding a counterproposal by the Conflicts Committee.

The March 13, 2023 materials included a summary of Parent’s counterproposal and an overview of the Partnership’s current market situation.

The March 14, 2023 materials included a review of supporting analyses to accompany the Conflicts Committee’s counterproposal to Parent.

The March 19, 2023 materials included a summary of Parent’s counterproposal and an overview of counterproposal negotiation strategies.

The March 30, 2023 materials included a summary of Parent’s counterproposal and a preliminary valuation of the Common Units.

The April 1, 2023 materials included a summary of Parent’s counterproposal, an overview of the Partnership’s current market situation, a review of the Forecasts and a preliminary valuation of the Common Units.

The April 3, 2023 oral presentation included a summary of Parent’s final proposal, an overview of the Partnership’s current market situation, a review of Forecasts and a preliminary valuation of the Common Units.

Each of the analyses performed in these preliminary Evercore presentations was subject to further revision and subject to the final analyses presented to the Conflicts Committee on April 6, 2023, by Evercore. Each of these analyses was necessarily based on financial, economic, market and other conditions as they existed and as could be evaluated by Evercore as of the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the April 6, 2023 presentation.

General

The foregoing is a summary of certain material financial analyses performed by Evercore; however, such summary is not an exhaustive description of the analyses or data presented by Evercore. In connection with the review of the Merger, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Conflicts Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the Consideration. No company or partnership used in the above analyses as a comparison is directly comparable to the Partnership and no precedent transaction used is directly comparable to the Merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the corporations, master limited partnerships or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership and its advisors.

Evercore prepared these analyses for the information and benefit of the Conflicts Committee and for the purpose of providing an opinion to the Conflicts Committee as to whether the Consideration to be received by the Unaffiliated Unitholders in the Merger is fair, from a financial point of view, to the Partnership and the Unaffiliated Unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the Conflicts Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The terms and conditions of the Merger Agreement and the related terms and conditions of the transaction were determined through negotiations between the Conflicts Committee and Parent. Evercore did not recommend any specific consideration to the Conflicts Committee or recommend that any specific consideration constituted the only appropriate consideration in the Merger. Evercore’s opinion was only one of many factors considered by the Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Conflicts Committee with respect to the Merger or the Consideration.

Under the terms of Evercore’s engagement letter with the Partnership and the Conflicts Committee, the Partnership has agreed to pay Evercore a fee of $1,250,000 upon rendering its opinion and a closing fee of $550,000 upon the closing of the Merger. Evercore also received a fee of $500,000 upon execution of its engagement letter with the Partnership and the Conflicts Committee. In addition, the Partnership has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities. Evercore’s engagement letter with the Partnership and the Conflicts Committee includes a consent for use of Evercore’s opinion in the Partnership’s SEC filings related to the proposed Merger, including this proxy statement.

During the two-year period prior to the date hereof, Evercore and its affiliates were not engaged to provide financial advisory or other services to the Partnership, and Evercore did not receive any compensation from the Partnership during such period. Since January 31, 2020, Evercore and its affiliates earned investment banking advisory fees of between $1 million and $5 million, and capital markets fees and commissions of less than $1 million, from Parent. During that same time period, Evercore earned investment banking advisory fees of between $5 million and $10 million from BlackRock, Inc. and its affiliates, none of which fees are related to transactions with or involving the Partnership. Evercore may provide financial advisory or other services to the Partnership and the Sponsor Entities and their respective affiliates in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, the Sponsor Entities, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or the Sponsor Entities.

Vessel Appraisals

As part of its review in connection with rendering its opinion and performing its related financial analysis, Evercore reviewed certain charter-free vessel appraisals (the “Appraisals”) of the vessels of the Partnership prepared by two professionally qualified shipbroking companies, Fearnleys and Braemar (the “Appraisers”). Consistent with customary industry practice, the Partnership obtains the Appraisals from the Appraisers at market prices for purposes of fleet valuation in the ordinary course of business (typically on a biannual basis), and the Partnership has historically used the Appraisers based on their qualifications, experience and reputation. The Appraisals from the Appraisers initially made available to Evercore valued the Partnership’s vessels based on market-based evidence as of December 2022. At the request of Evercore, management of the Partnership obtained updated Appraisals from the Appraisers as of February 28, 2023, at a cost similar to what is paid by the Partnership in the ordinary course of business and without any additional transaction-based fees for such updated Appraisals.

The valuations for the Appraisals were based on a multitude of market and other relevant factors including comparable reference sales. Shipbrokers are able to refer to actually concluded sales. The Appraisers then make adjustments based on differences between the vessels sold and the one to be valued. These adjustments are made based on quantitative or qualitative differences. Quantitative differences include size, age, capacities, cargo handling equipment and class survey positions of the vessels. Qualitative differences, which are more difficult to assess, including but not limited to reputation of building yard, the main engine manufacturers and ship designs of the vessels. These characteristics are hard to quantify, and there will be different opinions on such issues between the Appraisers. Furthermore, these factors may vary in importance depending on the market situation, and the value each Appraiser puts on such issues.

The findings of the Appraisals are referenced in the Evercore analysis and opinion, as well as the preliminary Evercore presentations provided to the Conflicts Committee by Evercore, which have been attached as exhibits to the Schedule 13E-3 related to the Merger. The Appraisals also have been attached as exhibits to the Schedule 13E-3 related to the Merger. The Appraisals will be available for any interested unitholder of the Partnership or representative who has been so designated in writing to inspect and copy at the Partnership’s executive offices during regular business hours.

Unaudited Management Forecasts of the Partnership

The Partnership does not make public long-term projections as to its future earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, the Partnership is including the following summary of certain non-public unaudited financial projections prepared by the Partnership’s management (“Forecasts”) in this proxy statement solely because such information was made available to the Conflicts Committee and Parent in connection with its evaluation of the Merger and was provided to Evercore for its use and reliance in connection with its financial analyses and opinion. The inclusion of the Forecasts should not be regarded as an indication that any of the Partnership, the General Partner, the Partnership Board, Parent or any of their respective officers, directors, affiliates, advisors or other representatives considered, or now considers, any of the Forecasts to be necessarily predictive of actual future results. The Forecasts are not included in this proxy statement to influence any of the Common Unitholders to make any investment decision with respect to the Merger or for any other purpose.

The Forecasts were prepared by, and are the sole responsibility of, the management of the Partnership, solely for internal use and are subjective in many respects. As a result, there can be no assurance that the prospective results will necessarily be realized or that actual results will not be significantly higher or lower than estimated. The Partnership’s management believes that the assumptions used as a basis for the Forecasts were reasonable at the time they were made given the information available to the Partnership’s management at that time. However, the Forecasts are not a guarantee of future performance. The future financial results of the Partnership may materially differ from those expressed in the Forecasts due to factors that are beyond the management of the Partnership’s ability to control or predict.

Although the Forecasts are presented with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties and reflect numerous estimates and assumptions, all of which are difficult to predict and many of which are beyond the control of the Partnership. Further, since the Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information”. The Common Unitholders are urged to review the Partnership’s SEC filings for a description of additional risk factors with respect to its business.

Certain of the financial information contained in the Forecasts, including EBITDA, are non-IFRS and non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Partnership’s management provided these financial measures because they are commonly used by external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to assess our operating performance as compared to other publicly traded partnerships in our industry, and because the Partnership’s management believes that these financial measures could be useful in evaluating the Partnership’s business, potential operating performance and cash flow. Non-IFRS and non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS or GAAP, as applicable, and non-IFRS and non-GAAP financial measures as used by the Partnership may not be comparable to similarly titled amounts used by other companies.

The Forecasts do not give effect to the Merger or the other transactions contemplated by the Merger Agreement and were not prepared with a view toward public disclosure, nor were the Forecasts prepared with a view toward compliance with IFRS or GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board for preparation and presentation of prospective financial and operating information. In addition, the Forecasts require significant estimates and assumptions that make the information included therein inherently less comparable to the similarly titled IFRS measures in the historical IFRS financial statements of the Partnership. Neither the Partnership’s independent registered public accounting firm, nor any other independent accountants have compiled, examined or performed any procedures with respect to the Forecasts, and accordingly they have not expressed any opinion or any other form of assurance on such information. The reports of the independent registered public accounting firm of the Partnership in the 2022 Form 20-F relate to the Partnership’s historical financial information. The reports do not extend to the Forecasts and should not be read to do so. Furthermore, the Forecasts do not take into account any circumstances or events occurring after the date such information was prepared.

The following tables set forth a summary of certain non-public unaudited Forecasts prepared by management of the Partnership with respect to the Partnership for the years ending December 31, 2023, 2024, 2025, 2026 and 2027. In developing the financial projections for the years 2023 through 2027, the Partnership made numerous material assumptions with respect to its business for the periods covered by the projections including, but not limited to, the following:

●	revenue assumptions including the exercise of charter extension options, spot market rates following expiration of charter and options, vessel utilization and certain other operational matters;

●	operating expenses, general and administrative expenses, drydock expenditures and other capital expenditures; and

●	other general business, market, industry, and interest rate assumptions.

Forecasts

In US$ millions	2023E	2024E	2025E	2026E	2027E
Revenue	376.6	356.5	310.6	309.6	320.4
Direct Operating Expenses	(68.8)	(69.2)	(67.6)	(70.4)	(65.4)
G&A	(18.3)	(18.2)	(17.3)	(17.0)	(16.8)
EBITDA	289.5	269.0	225.7	222.2	238.3
Change in Working Capital	(15.3)	(1.1)	(0.7)	(0.2)	(0.0)
Net Capital Expenditures	(38.2)	(54.6)	(90.8)	(28.0)	—
Unlevered Free Cash Flow	236.0	213.3	134.2	194.1	238.3

Readers of this proxy statement are cautioned not to place undue reliance on the Forecasts set forth above. No representation or warranty is made by the Partnership or any other person to any Partnership unitholder regarding the ultimate performance of the Partnership compared to the information included in the above Forecasts. The inclusion of the Forecasts in this proxy statement should not be regarded as an indication that such prospective financial and operating information will necessarily be predictive of future events, and such information should not be relied on as such.

THE FORECASTS INCLUDED IN THIS PROXY STATEMENT WERE MADE AVAILABLE TO THE CONFLICTS COMMITTEE AND PARENT IN CONNECTION WITH ITS EVALUATION OF THE MERGER AND WERE PROVIDED TO EVERCORE FOR ITS USE AND RELIANCE IN CONNECTION WITH ITS FINANCIAL ANALYSES AND OPINION. THE PARTNERSHIP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE MANAGEMENT FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH MANAGEMENT FORECASTS ARE NOT REALIZED, EXCEPT AS MAY BE REQUIRED BY LAW.

Interests of the Directors and Executive Officers of the Partnership in the Merger

In considering the recommendation of the Partnership Board that Common Unitholders vote “FOR” the Merger Proposal, Common Unitholders should be aware that some of Partnership’s directors and officers have financial interests in the Merger that may be different from, or in addition to, those of Unaffiliated Unitholders generally. Each of the Partnership Board and the Conflicts Committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement and making its recommendation that the Common Unitholders approve the Merger Agreement.

Furthermore, some of Partnership’s directors and officers are also directors or officers of Parent and its affiliates. Parent and its affiliates own a significant interest in us and have conflicts of interest and limited fiduciary and contractual duties, which may permit them to favor their own interests to the detriment of our Common Unitholders. These interests could cause members of the Partnership Board to have a conflict of interest in recommending approval of the Merger Proposal and the Adjournment Proposal.

Long-Term Incentive Plan and Treatment of Partnership Restricted Units

In January 2015, the Partnership Board adopted the GasLog Partners LP 2015 Long-Term Incentive Plan (the “LTIP”) for its employees, officers, consultants and directors who perform services for Partnership and its subsidiaries. The LTIP provides for the grant of options to purchase common units, common unit appreciation rights, restricted common units, phantom performance common units, cash incentive awards and other equity-based or equity-related awards and substitute awards (collectively, “awards”). These awards are intended to align the interests of employees, officers, consultants and directors with those of our unitholders and to give such individuals the opportunity to share in our long-term performance. As of the date hereof, only Partnership Restricted Units are outstanding under the LTIP.

Each Partnership Restricted Unit, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will automatically be cancelled at the Effective Time and converted into the right to receive a cash payment equal to the sum of (a) the product of (i) the number of Common Units subject to such award as of immediately prior to the Effective Time and (ii) the Merger Consideration and (b) the amount of accrued but unpaid distributions, including the Special Distribution, with respect to such award as of immediately prior to the Effective Time, and for purposes of the foregoing, with performance goals deemed achieved based on actual achievement of any performance goals as of immediately prior to the Effective Time.

Conflicts Committee Fees Relating to the Merger

In consideration of the expected time and effort that would be required of the members of the Conflicts Committee in evaluating the Merger, including negotiating the terms and conditions of the Merger Agreement, the Partnership Board determined that each member of the Conflicts Committee would receive as compensation an amount in cash of $50,000. In connection with any litigation involvement relating to, or arising out of, the Merger, each member of the Conflicts Committee will receive $1,000 per hour for time actually spent in connection with litigation-related matters, if any and, to the extent travel is needed, a fee of $2,500 per travel day and reimbursement of travel costs. The foregoing compensation was approved by the Partnership Board and was not, and is not, contingent upon the approval of the Merger Proposal or completion of the Mergers or any other transaction involving the Partnership or Parent.

Indemnification; Directors’ and Officers’ Insurance

Members of Partnership’s Board and Partnership’s officers will receive continued indemnification and insurance coverage for a period of time following the Effective Time for actions taken in their capacity as directors and officers.

Parent Board Approval of the Merger

The board of directors of Parent (the “Parent Board”) reviewed with management and its advisors the terms and provisions of the Merger Agreement, the Support Agreement, the Debt Commitment Letter and various other agreements (collectively, the “Transaction Documents”).

In connection with the Merger, the Parent Board (a) reviewed and evaluated the Merger and the Transaction Documents for the purpose of determining whether the Merger is in the best interests of Parent, and (b) determined whether or not to approve the Merger and the Transaction Documents. The Parent Board along with its advisors conducted a review and evaluation of the proposed Merger.

The Parent Board, by unanimous vote at a meeting held on April 6, 2023, (a) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Transaction Documents, were in the best interests of Parent, (b) approved the Transaction Documents and the transactions contemplated thereby, including the Merger, upon the terms and conditions set forth in the Transaction Documents, and (c) passed resolutions approving and adopting the Transaction Documents and the transactions contemplated thereby, including the Merger.

Parent, in its capacity as the sole member of Merger Sub, by written consent dated as of April 6, 2023, (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of Merger Sub, (b) declared it advisable to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated thereby and (c) approved the adoption of the Transaction Documents, the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger.

Parent, in its capacity as the sole member of the General Partner, by written consent dated as of April 6, 2023, (a) consented to and approved the terms and conditions of the Merger Agreement, the execution and delivery thereof and the performance by the Partnership of its obligations thereunder, the consummation of the transactions contemplated thereby, including the Merger, and all other actions or matters necessary or appropriate to give effect to the foregoing, (b) approved the execution and delivery by the Partnership of the Support Agreement and (c) approved the adoption, execution, delivery and performance of the Transaction Documents.

Position of Parent, the General Partner, Merger Sub, the Conflicts Committee and the Partnership Board as to the Fairness of the Merger

Under the rules governing “going private” transactions, each of Parent, the Partnership, the General Partner and Merger Sub is deemed to be engaged in a “going private” transaction and is required to express its belief as to the fairness of the Merger to the Unaffiliated Unitholders pursuant to Rule 13e-3 under the Exchange Act. Parent, the General Partner and Merger Sub are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Partnership Board authorized, empowered and directed the Conflicts Committee to (a) propose, review, evaluate and negotiate the proposed transactions on behalf of the Partnership and the Common Unitholders and (b) make any recommendations to the Partnership Board and to the holders of Common Units regarding the proposed transactions as the Conflicts Committee determines in its sole discretion to be advisable or to reject in its sole discretion the proposed transactions and to terminate discussions with Parent. Although the Partnership Board recommends that the Common Unitholders vote to approve the Merger Agreement, the views of Parent and the General Partner as to the fairness of the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 was filed with the SEC) should not be construed as a recommendation to any Unaffiliated Unitholder as to how such Unaffiliated Unitholder should vote on the proposal to approve the Merger Agreement.

Parent did not undertake an independent evaluation of the fairness of the Merger to the Common Unitholders or engage a financial advisor for such purpose. However, based on (a) the procedural safeguards implemented during the negotiation of the Merger Agreement, which include (i) the requirement that the Merger Agreement and the Merger receive Unitholder Approval and (ii) the review of the Conflicts Committee, to which the Partnership Board delegated the full power and authority of the Partnership Board, to the fullest extent permitted by the Partnership Agreement, to (1) propose, review, evaluate and negotiate the proposed transactions on behalf of the Partnership and the Common Unitholders and (2) make any recommendations to the Partnership Board and to the holders of Common Units regarding the proposed transactions as the Conflicts Committee determines in its sole discretion to be advisable or to reject in its sole discretion the proposed transactions and to terminate discussions with Parent; and (b) the other factors considered by and the resulting conclusions of the Conflicts Committee and the Partnership Board described in the section entitled “The Merger – Recommendation of the Conflicts Committee and the Partnership Board; Reasons for Recommending Approval of the Merger Proposal”, which factors and resulting conclusions Parent expressly adopts as its own, Parent, acting on its own behalf and on behalf of Merger Sub, the General Partner, the Conflicts Committee and the Partnership Board all believe that the Merger is substantively and procedurally fair to the Unaffiliated Unitholders.

The foregoing discussion of the information and factors considered and given weight by Parent, acting on its own behalf and on behalf of Merger Sub, the General Partner, the Conflicts Committee and the Partnership Board, is not intended to be exhaustive, but includes the factors considered by Parent, the General Partner, the Conflicts Committee and the Partnership Board that each believes to be material to the fairness determination regarding the fairness of the Merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Parent, the General Partner, the Conflicts Committee and the Partnership Board did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, Parent (acting on its own behalf and on behalf of Merger Sub), the General Partner, the Conflicts Committee and the Partnership Board each made their respective fairness determinations after considering all of the factors as a whole.

Purpose of Parent and Reasons for the Merger

Reasons of Parent for the Merger include, but are not limited to, the following:

•	Increased Ownership: Through the Merger, Parent will have 100% ownership of the Common Units, providing to Parent increased strategic control over and economic exposure to the Partnership.

•	Synergies: The Merger allows for operational synergies to occur through the streamlining of general and administrative expenses and elimination of costs associated with the Common Units being publicly traded. Further, the Merger alleviates board, administrative and other public company related or governance burdens.

•	Simplified Corporate Structure: The Merger enables Parent to reduce the complexity in its organizational structure and is a natural continuation following the take private transaction of Parent, putting Parent in position to potentially achieve additional synergies in the event that the Preference Units (which will continue to trade on the NYSE immediately following completion of the Merger) are delisted in the future. At this time, Parent has no plans or intentions to delist the Preference Units.

•	Future Prospects: The transaction will enable Parent to focus on managing growth, commercial performance and cost optimization in relation to debt and operations within the group. Parent expects that management and employees of the General Partner will be able to better execute on the Parent’s future strategic plans due to increased available time and narrowed focus (from the simplified corporate structure) that will allow the Parent to be more flexible when exploring opportunities to optimize its balance sheet and capital structure.

•	Accretion: The Merger provides the opportunity to deliver value to Parent’s earnings and cash flow per share and will allow the Parent to explore further opportunities to optimize its balance sheet and its capital structure.

In addition to the reasons described above, current market conditions and Parent’s current available liquidity informed the decision by Parent and the Parent Board to pursue the Merger at this time.

Parent believes that structuring the transaction as a merger is preferable to other transaction structures because (1) it will enable Parent to acquire all of the issued and outstanding Common Units at the same time and (2) it represents an opportunity for the Unaffiliated Unitholders to receive a premium for their Common Units (taking into account the Special Distribution and the Merger Consideration, in the aggregate). Further, Parent believes that structuring the transaction as a merger provides a prompt and orderly transfer of ownership of the Partnership in a single step, without the necessity of financing separate purchases of the Common Units in a tender offer and implementing a second-step merger to acquire any Common Units not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

The foregoing discussion of the information and factors considered by the Parent Board is not intended to be exhaustive, but includes the material factors considered by the Parent Board in considering whether to pursue and approve the Merger. In view of the variety of factors considered in connection with its evaluation of the Merger, the Parent Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Parent Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Parent Board based its decision on the totality of the information presented.

Portions of this explanation of the reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Primary Benefits and Detriments of the Merger

Benefits and Detriments to Common Unitholders

The primary benefits of the Merger to Common Unitholders include the following:

•	The receipt by such Common Unitholders of overall value of $8.65 per Common Unit in cash, consisting of the Special Distribution and the Merger Consideration, which will be paid without interest and reduced by any applicable tax withholding;

•	The Common Units have, since the onset of the COVID-19 pandemic in March 2020, traded significantly lower than $8.65 per Common Unit;

•	The avoidance of all downside risk associated with the continued ownership of Common Units, including any possible decrease in the future revenues and free cash flow, growth or value of the Partnership following the Merger; and

•	The additional benefits discussed in the “—Recommendations of the Conflicts Committee and the Partnership Board; Reasons for Recommending Approval of the Merger Proposal”.

The primary detriments of the Merger to Common Unitholders that will not have a continuing interest in the Partnership following the Merger include the following:

•	The Common Unit price had historically traded higher for a meaningful portion of its trading history prior to 2020;

•	Such unitholders will cease to have an interest in the Partnership and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Partnership or payment of distributions on Common Units, if any;

•	The all-cash aspect of the consideration for the Merger does not allow the Unaffiliated Unitholders to benefit from any synergies that may result from the Merger; and

•	The Special Distribution and the exchange of Common Units for the Merger Consideration pursuant to the Merger will generally be a taxable event for U.S. Common Unitholders for federal income tax purposes.

Benefits and Detriments to the Partnership and Parent

The primary benefits of the Merger to the Partnership and Parent include the following:

•	If the Partnership successfully executes its business strategy, the value of Parent’s equity investment could increase because of possible increases in future revenues and cash flow, increases in underlying value of the Partnership or the payment of distributions, if any, that would accrue to Parent;

•	The Partnership will have more flexibility to change its capital spending strategies; and

•	The additional benefits discussed in the “—Recommendations of the Conflicts Committee and the Partnership Board; Reasons for Recommending Approval of the Merger Proposal”.

The primary detriments of the Merger to the Partnership and Parent include the following:

•	The Merger is being undertaken during a time of volatile commodity prices and uncertainty regarding environmental regulations and their effect on life cycle, and all of the risk of any possible decrease in the revenues and cash flow, growth or value of the Partnership following the Merger will be borne by Parent;

•	Following the Merger, there will be no trading market for the Common Units of the Partnership, as the Surviving Entity; and

•	The risk that potential benefits sought in the Merger may not be realized.

Ownership of the Partnership After the Merger

After the Merger, the Partnership will survive as a direct subsidiary of Parent.

Regulatory Approvals and Clearances Required for the Merger

Consummation of the Merger is not subject to the expiration or termination of the waiting period under the HSR Act and is not expected to be subject to any other regulatory approvals.

Financing of the Merger

There is no financing condition to the Merger. The Merger Consideration will be financed by means of a senior bridge term loan facility, proceeds of the Special Distribution to be received by Parent and its affiliates, each as described below and available cash on hand.

Bridge Facility

Concurrently with the execution of the Merger Agreement, Parent entered into the Debt Commitment Letter, pursuant to which DNB agreed to underwrite a senior bridge term loan facility in an aggregate amount up to the lower of $75,000,000 and 85% of the Merger Consideration (the “Bridge Facility”). Pursuant to the Debt Commitment Letter, Parent and DNB have agreed to negotiate and execute a long-form bridge facility agreement (the “Bridge Facility Agreement”) as soon as is reasonably practicable and in any event prior to October 6, 2023, such that the Bridge Facility is available to Merger Sub on the closing date of the Merger, subject only to the satisfaction of certain limited conditions. All obligations of Merger Sub (in its capacity as the borrower, the “Borrower”) under the Bridge Facility Agreement will be guaranteed by Parent.

Funding under the Bridge Facility is subject to the satisfaction of a number of customary conditions including, among others, and in each case, subject to certain exceptions: (a) the absence of a “material adverse effect” (to be defined in the Bridge Facility Agreement) with respect to Parent and the absence of a Partnership Material Adverse Effect (as defined in the Merger Agreement), (b) the accuracy of certain representations and warranties to be made by Parent and Merger Sub in the Bridge Facility Agreement, (c) the execution and delivery of the Bridge Facility Agreement and all related loan documentation, (d) the delivery of officers’ certificates, legal opinions and other customary closing documentation, (e) the payment of any fees and expenses due under the Bridge Facility Agreement, (f) evidence that the Merger has been, or substantially concurrently with funding will be, consummated, (g) evidence of a minimum of pro-forma consolidated cash on the balance sheet of an aggregate equal to $75,000,000 plus the amounts drawn under the Bridge Facility after giving effect to the Merger, (h) the absence of any event of default under the Bridge Facility Agreement and (i) DNB being satisfied that the Merger and the related de-listing of the shares of the Partnership do not constitute a termination event under any debt instrument of Parent or any of its subsidiaries. Parent has no alternative financing arrangements or alternative financing plans in the event funding under the Bridge Facility fails to materialize.

The Bridge Facility will be available for drawing until March 6, 2024. The Bridge Facility will mature upon the earlier (the “Maturity Date”) of (i) April 6, 2024 and (ii) the date that is eight months following the date the Bridge Facility is drawn (the “Utilization Date”). On the date that is three months following the Utilization Date, an amount equal to the aggregate principal amount of the Bridge Facility then outstanding in excess of $70,000,000 shall be repaid, with the balance to be repaid on the Maturity Date.

Interest will be payable at a rate equal to the aggregate of (A) Term SOFR (to be defined in the Bridge Facility Agreement) for the applicable interest period plus (B) 4%, increasing 0.50% each quarter (commencing the second quarter following the Utilization Date) (clause (B), the “Margin”). A commitment fee will be payable on any undrawn amount at a rate equal to 20% of the Margin, commencing one month after the Utilization Date, increasing to 30% after three months and to 40% after four months.

Mandatory prepayments of the Bridge Facility will be required from sale or insurance proceeds with respect to vessels owned by Parent’s subsidiaries and from the proceeds of debt or equity capital market transactions of Parent or Merger Sub.

The Bridge Facility Agreement will contain customary representations and warranties, covenants and events of default substantially consistent with Parent’s existing $1,053,000,000 facility dated December 12, 2019 (the “Existing Facility”), including the financial covenants in the Existing Facility. If funded, the Bridge Facility may be accelerated and become due and payable upon an event of default. Events of default in the Bridge Facility Agreement will include among others, and in each case, subject to certain exceptions (1) non-payment, (2) covenant breaches, (3) misrepresentation, (4) cross-default, (5) insolvency related events, (6) cessation of business, (7) unlawfulness and (8) material adverse effect.

Special Distribution

Parent and its affiliates, as holders of the Sponsor Units, will receive payment of the Special Distribution on or prior to the closing date of the Merger. The proceeds of the Special Distribution to be received by Parent and its affiliates, along with the proceeds of the Bridge Facility and available cash on hand, will provide Parent with sufficient funds to pay the Merger Consideration and all of the fees and expenses of Parent and Merger Sub required to be paid on the closing date.

Fees and Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. Expenses relating to the preparation, printing, filing and mailing of this proxy statement and the solicitation of the Unitholder Approval will be paid 50% by Parent and 50% by the Partnership. Total fees and expenses incurred or to be incurred by the Partnership, Parent, Merger Sub and the General Partner in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fees and expenses	$	[●]
Legal fees and expenses	$	[●]
Proxy solicitation, printing and mailing costs and filing fees	$	[●]
Transfer agent and paying agent fees and expenses	$	[●]
Insurance premiums and other costs and expenses	$	[●]
Total	$	[●]

Accounting Treatment of the Merger

Parent prepares its consolidated financial statements under IFRS as issued by the IASB and the Partnership is a de-facto controlled subsidiary. As a result, the Merger will be accounted for as an acquisition of non-controlling interest in the consolidated financial statements of Parent with a corresponding transfer from non-controlling interest to controlling interest.

Certain Legal Matters

General

In the Merger Agreement, the parties have agreed to cooperate with each other to make all necessary filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations.

Certain Litigation

Currently, the Partnership is not aware of any pending litigation related to the Merger.

Provisions for Unaffiliated Unitholders

No provision has been made to grant Unaffiliated Unitholders access to the partnership files of the Partnership, the General Partner, Parent or Merger Sub or to obtain counsel or appraisal services at the expense of the foregoing parties.

Delisting and Deregistration of Common Units

If the Merger is completed, the Surviving Entity will use its reasonable best efforts to cause the Common Units to be delisted from the NYSE and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

No Appraisal Rights

Appraisal rights are not available in connection with the Merger under the laws of the Republic of the Marshall Islands or under the Partnership Agreement.

PROPOSAL NO. 1.
THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. Parent and the Partnership encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger as it is the legal document governing the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Parent, the Partnership or any of their respective subsidiaries or affiliates contained in this proxy statement or the Partnership’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Parent, the Partnership or their respective subsidiaries or affiliates contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by Parent, the Partnership and their respective subsidiaries were qualified and subject to important limitations agreed to by Parent, the Partnership and their respective subsidiaries in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the laws of the Republic of the Marshall Islands, the Merger Agreement provides for the merger of the Partnership with Merger Sub. The Partnership, which is sometimes referred to following the Merger as the Surviving Entity, will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. After the completion of the Merger, the certificate of limited partnership of the Partnership in effect immediately prior to the Effective Time will be the certificate of limited partnership of the Surviving Entity, until amended in accordance with its terms and applicable law, and the Partnership Agreement in effect immediately prior to the Effective Time will be the agreement of limited partnership of the Surviving Entity, until amended in accordance with its terms and applicable law.

Effective Time; Closing

The Effective Time will be at such time that a certificate of merger effecting the Merger is duly filed with the Registrar of Corporations of the Republic of the Marshall Islands by the Partnership, executed in accordance with, and in such form as required by, the relevant provisions of the Marshall Islands Limited Partnership Act, as amended, and the Marshall Islands Limited Liability Company Act of 1996, as amended, or at such later date as may be agreed by Parent and the Partnership in writing and specified in the certificate of merger.

Unless the parties agree otherwise, the closing of the Merger will occur as promptly as practicable after the satisfaction or waiver of the conditions to the Merger provided in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as Parent and the Partnership agree. For further discussion of the conditions to the Merger, see “Proposal No. 1 – The Merger Agreement – Conditions to Consummation of the Merger”.

Parent and the Partnership currently expect to complete the Merger by the end of the third quarter of 2023, subject to receipt of required Unitholder Approval and to the satisfaction or waiver of certain closing conditions to the transactions contemplated by the Merger Agreement described below.

Conditions to Consummation of the Merger

Parent, the Partnership, the General Partner and Merger Sub may not complete the Merger unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

•	the Merger Agreement and the transactions contemplated thereby, including the Merger, must have received Unitholder Approval;

•	the Special Distribution must have been declared and paid in accordance with the Merger Agreement; and

•	no injunction, order, judgment, ruling, decree or writ enacted, promulgated, issued, entered, amended or enforced by any governmental authority of any competent jurisdiction will be in effect enjoining, restraining, or otherwise making illegal, preventing or prohibiting the consummation of the Merger.

The obligations of Parent, the General Partner and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	(a) the representations and warranties of the Partnership in Section 3.3(a) and Section 3.3(c) of the Merger Agreement will be true and correct in all respects, both when made and at and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (b) the representations and warranties contained in Section 3.2(a) of the Merger Agreement will be true and correct in all but de minimis respects, both when made and at and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date); and (c) all other representations and warranties of the Partnership in Article III of the Merger Agreement will be true and correct, both when made and at and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of this clause (c)) where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification or limitation as to material adverse effect or materiality contained in any individual representation or warranty), does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Partnership;

•	the Partnership will have performed, in all material respects, all obligations required to be performed by it under the Merger Agreement;

•	no material adverse effect on the Partnership having occurred since the date of the Merger Agreement; and

•	Parent will have received an officer’s certificate executed by an authorized officer of the Partnership, in form and substance reasonably acceptable to Parent, certifying that the three preceding conditions have been satisfied.

The obligations of the Partnership to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	(a) the representations and warranties of Parent, the General Partner and Merger Sub in Section 4.3(a) of the Merger Agreement will be true and correct in all respects, both when made and at and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date); and (b) all other representations and warranties of Parent, the General Partner and Merger Sub in Article IV of the Merger Agreement will be true and correct, both when made and at and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of this clause (b)) where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification or limitation as to materiality set forth in any individual such representation or warranty), does not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

•	Parent, the General Partner and Merger Sub will have performed, in all material respects, all obligations required to be performed by them under the Merger Agreement; and

•	the Partnership will have received an officer’s certificate executed by an authorized officer of Parent, in form and substance reasonably acceptable to the Partnership, certifying that the two preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to the Partnership, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, with all other facts, circumstances, effects, changes, events or developments (a) would prevent or materially delay, interfere with, hinder or impair the consummation by the Partnership of any of the transactions contemplated by the Merger Agreement, including the Merger or (b) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Partnership and its subsidiaries, taken as a whole; provided, however, that, in the case of clause (b), no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, will constitute or be taken into account in determining whether a material adverse effect has occurred, is continuing or would reasonably be expected to occur: (i) any change or condition affecting any industry in which the Partnership or any of its subsidiaries operates; (ii) any economic, legislative or political condition or any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area, including changes in interest or exchange rates, monetary policy or inflation; (iii) any failure in and of itself by the Partnership or any of its subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a material adverse effect); (iv) the announcement or the pendency of the Merger (other than for purposes of the representations and warranties contained in Section 3.3(b) and Section 6.2(a) of the Merger Agreement to the extent related to such representations and warranties), including any unitholder litigation arising out of or related to the Merger Agreement; (v) any change in and of itself in the market price, credit rating or trading volume of Common Units on NYSE or any change affecting the ratings or the ratings outlook for the Partnership or any of its subsidiaries (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a material adverse effect); (vi) any change in applicable law, regulation or IFRS (or authoritative interpretation thereof); (vii) social unrest, riots, protests, geopolitical conditions, the outbreak or escalation of hostilities, any act of war, cyberattack, sabotage or terrorism, or any escalation or worsening of any such act of war, cyberattack, sabotage or terrorism threatened or underway as of the date of the Merger Agreement (except that any damage or destruction of any vessels owned (in whole or in part) or chartered by the Partnership or its subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a material adverse effect to the extent that losses resulting therefrom are not covered by insurance); (viii) the occurrence or worsening of any pandemic, epidemic, public health emergency or disease outbreak (including COVID-19) or (ix) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development (except that any damage or destruction of any vessels owned (in whole or in part) or chartered by the Partnership or its subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a material adverse effect to the extent that losses resulting therefrom are not covered by insurance); provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (i), (ii), (vi), (vii), (viii) and (ix) above may be taken into account in determining whether a material adverse effect has occurred to the extent such fact, circumstance, effect, change, event or development has a disproportionate adverse effect on the Partnership and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Partnership and its subsidiaries operate.

Common Unitholder Approval

The Partnership has agreed to hold a special meeting of its Common Unitholders as soon as is practicable after the date of the Merger Agreement for the purpose of voting on the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. The Merger Agreement requires the Partnership to submit the Merger Agreement to a vote of the Common Unitholders. In addition, the Partnership has agreed to use commercially reasonable efforts to solicit from the Common Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the Unitholder Approval. The Partnership Board has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and authorized that the Merger Agreement be submitted to the Common Unitholders for their consideration.

No Solicitation by the Partnership of Alternative Proposals

Pursuant to the Merger Agreement, the Partnership has agreed that it will not, and will cause its subsidiaries and will use its commercially reasonable efforts to cause its officers, directors, equityholders, employees, agents, financial advisors, investment bankers, attorneys, accountants, consultants and other advisors and representatives not to, directly or indirectly, solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing non-public information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, its subsidiaries, and their affiliates, relating to (other than the transactions contemplated in the Merger Agreement and other than in the ordinary course of business) any:

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) of assets of the Partnership and its subsidiaries equal to 20% or more of the Partnership’s consolidated assets (based on their fair market value) or to which 20% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable,

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of any class of equity securities of the Partnership; or

•	tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning any class of equity securities of the Partnership.

Change in the Partnership Board Recommendation

The Merger Agreement provides that the Partnership will not, and will cause its subsidiaries and use its commercially reasonable efforts to cause its officers, directors, equityholders, employees, agents, financial advisors, investment bankers, attorneys, accountants, consultants and other advisors and representatives not to, directly or indirectly, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the recommendation of the Partnership Board that the Common Unitholders approve the Merger Agreement or fail to include such recommendation of the Partnership Board in this proxy statement.

The Partnership’s taking or failing to take, as applicable, any of the actions described above is referred to as an “Adverse Recommendation Change”.

Subject to the conditions described below, the Conflicts Committee may, on behalf of the Partnership Board, at any time prior to Unitholder Approval, effect an Adverse Recommendation Change if the following conditions are met:

•	the Conflicts Committee determines in good faith, after consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would be adverse to the interests of the Unaffiliated Unitholders or would otherwise be a breach of its duties under the Partnership Agreement and applicable law;

•	the Conflicts Committee has provided prior written notice to Parent at least five days in advance of its intention to take such action, unless at the time such notice is otherwise required to be given there are less than five days prior to the Special Meeting, in which case the Conflicts Committee will provide as much notice as is practicable (the “Notice Period”); and

•	during the Notice Period, the Conflicts Committee has negotiated, and has directed its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such Adverse Recommendation Change would not be adverse to the interests of the Unaffiliated Unitholders or would not otherwise be a breach of its duties under the Partnership Agreement and applicable law; provided, however, that the Conflicts Committee will take into account all changes to the terms of the Merger Agreement proposed by Parent in determining whether to make an Adverse Recommendation Change.

Consideration

The Merger Agreement provides that, in connection with the transactions contemplated by the Merger Agreement, holders of each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Sponsor Units, will, assuming that such holders hold Common Units both on the record date of the Special Distribution (as defined below) and at the Effective Time, receive overall consideration of $8.65 per Common Unit, consisting of the Special Distribution and the Merger Consideration (as defined below). Upon completion of the Merger, each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Sponsor Units, will be converted into the right to receive $5.37 per Common Unit in cash (the “Merger Consideration”), without interest and reduced by any applicable tax withholding. In addition, as soon as reasonably practicable following the Unitholder Approval, pursuant to the terms of the Merger Agreement, the Partnership Board will declare a special distribution of $3.28 per Common Unit (with a corresponding amount distributed in respect of each General Partner Unit) (the “Special Distribution”) with a record date on a business day prior to the anticipated closing date of the Merger and a payment date occurring on or prior to the closing date of the Merger, which dates will be reasonably agreed between the Partnership and Parent. The Sponsor Units will not be cancelled, will not be converted into the right to receive the Merger Consideration and will remain outstanding as Common Units following the Effective Time.

Before the closing date, Parent will appoint a paying agent reasonably acceptable to the Partnership to act as agent for the payment and delivery of the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, the paying agent will send, to each record holder of Common Units a notice of the effectiveness of the Merger and cash in an amount equal to the number of Common Units held by such record holder immediately prior to the Effective Time multiplied by the Merger Consideration to which such holder is entitled under the Merger Agreement, and such Common Units will forthwith be cancelled.

At or prior to the closing, Parent will deposit or cause to be deposited with the paying agent an amount of cash sufficient to pay the aggregate Merger Consideration, such cash deposited with the paying agent and any amounts earned via the investment of such amounts referred to as the “Exchange Fund”. The paying agent will deliver the Merger Consideration contemplated to be paid pursuant to the Merger Agreement out of the Exchange Fund.

Treatment of General Partner Units

As a result of the Merger, the General Partner Units issued and outstanding immediately prior to the Effective Time will remain outstanding and the General Partner will continue as the sole general partner of the Partnership and the sole record owner (and Parent will continue as the sole beneficial owner) of the General Partner Units.

Treatment of Preference Units

Each of the Preference Units will remain outstanding upon completion of the Merger and continue to trade on the NYSE immediately following completion of the Merger, and no party will deliver any merger consideration in respect of any Preference Unit.

Treatment of Partnership Awards

Each Partnership Restricted Unit, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will automatically be cancelled at the Effective Time and converted into the right to receive a cash payment equal to the sum of (a) the product of (i) the number of Common Units subject to such award as of immediately prior to the Effective Time and (ii) the Merger Consideration and (b) the amount of accrued but unpaid distributions, including the Special Distribution, with respect to such award as of immediately prior to the Effective Time, and for purposes of the foregoing, with performance goals deemed achieved based on actual achievement of any performance goals as of immediately prior to the Effective Time.

Adjustments to Prevent Dilution

If the number of issued and outstanding Common Units change into a different number of Common Units or a different class by reason of the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, combination, exchange of units or similar transaction between the date of the Merger Agreement and the Effective Time, the Merger Consideration will be appropriately adjusted to reflect such unit distribution, subdivision, reclassification, recapitalization, split, combination, exchange of units or similar transaction.

Withholding

Parent, its subsidiaries and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to a holder of Common Units such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of applicable U.S. federal, state, local or foreign tax law. To the extent that amounts are so withheld and timely paid over to the appropriate tax authority in accordance with applicable law, such withheld amounts will be treated as having been paid to the former holder of Common Units in respect of whom such withholding was made. Parent and its subsidiaries, the paying agent and the Partnership will reasonably cooperate in order to reduce or eliminate any amounts that would otherwise be required to be deducted or withheld from payments made pursuant to the Merger Agreement under applicable tax law.

Conflicts Committee

Prior to the Effective Time, neither the General Partner nor Parent nor their representatives will, without the consent of the Conflicts Committee, cause or take any action that would cause the elimination of the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the Partnership Board that is a member of the Conflicts Committee either as a member of the Partnership Board or the Conflicts Committee, without the affirmative vote of the Conflicts Committee, except to fill vacancies caused by the death, incapacity or resignation of any director in accordance with the Partnership Agreement.

Regulatory Matters

Each of the Partnership, the General Partner, Parent and Merger Sub have agreed to cooperate with the other parties and use (including to cause their respective subsidiaries to use) commercially reasonable efforts to promptly (a) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to closing of the Merger applicable to such party to be satisfied as promptly as reasonably practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated in the Merger Agreement, including the Merger, (b) obtain all consents, waivers, approvals, clearances, orders, licenses, permits, orders, non-objections, non-actions, expirations of waiting periods or authorizations (each, a “Consent”) (including any Consents required under applicable antitrust laws) from any governmental authority or third party necessary, proper, or advisable to consummate the transactions contemplated in the Merger Agreement, including the Merger, (c) to take all steps that are necessary, proper or advisable to avoid any proceeding by any governmental authorities with respect to the Merger Agreement or the transactions contemplated therein, including the Merger and (d) defend or contest in good faith any proceeding by any third party, whether judicial or administrative, challenging the Merger Agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated therein. Parent and the Partnership have also agreed to each use its commercially reasonable efforts to (i) take all action necessary to ensure that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation is or becomes applicable to any of the transactions contemplated in the Merger Agreement, including the Merger, and refrain from taking any actions that would cause the applicability of such laws and (ii) if the restrictions of any such laws become applicable to any of the transactions contemplated in the Merger Agreement, including the Merger, take all action necessary to ensure that such transactions, including the Merger, may be consummated as promptly as practicable on the terms contemplated in the Merger Agreement and otherwise lawfully minimize the effect of such law on such transactions.

Termination of the Merger Agreement

Parent or the Partnership may terminate the Merger Agreement at any time prior to the Effective Time, by mutual written consent duly authorized by each of the Parent Board and the Conflicts Committee, respectively.

In addition, either Parent or, following authorization by the Conflicts Committee, the Partnership may terminate the Merger Agreement at any time prior to the Effective Time:

•	if the Merger has not occurred on or before the Outside Date (such termination, an “Outside Date Termination”); provided that the right to terminate the Merger Agreement if the Merger has not occurred on or before the Outside Date will not be available to a party (a) if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party or its affiliates to perform any of its obligations under the Merger Agreement, its failure to act in good faith or its failure to use commercially reasonable efforts to consummate the transactions contemplated by the Merger Agreement were a principal cause of or resulted in the failure of the Merger to be consummated on or prior to the Outside Date or (b) if any other party has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the Merger Agreement;

•	if any governmental authority has enacted, promulgated, issued, entered, amended or enforced an injunction, order, judgment, ruling, decree or writ that in effect enjoins, restrains, or otherwise makes illegal, prevents or prohibits the consummation of the Merger and that has become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement will have performed in all material respects its obligations under the Merger Agreement, acted in good faith and used commercially reasonable efforts to prevent the entry of and to remove such restraint on the consummation of the Merger in accordance with its obligations under the Merger Agreement; or

•	if the Special Meeting has concluded and the Unitholder Approval has not been obtained (such termination, a “Unitholder Approval Failure Termination”); provided, however, that the right to terminate will be available to a party only if such party performed in all material respects its obligations under the Merger Agreement with respect to the Special Meeting.

In addition, Parent may terminate the Merger Agreement at any time prior to the Effective Time:

•	if an Adverse Recommendation Change by the Conflicts Committee on behalf of the Partnership Board has occurred (such termination, an “Adverse Recommendation Change Termination”); or

•	if the Partnership breached any of its representations or warranties or failed to perform any of its obligations or agreements in the Merger Agreement such that such breach or failure to perform (a) would (if it occurred or was continuing as of the closing date) give rise to a failure by the Partnership to adhere to its representations and warranties, or a failure by the Partnership to perform in all material respects all obligations required to be performed by it under the Merger Agreement, and (b) is not reasonably capable of being cured prior to the Outside Date, or is not cured by the Partnership within 30 days following receipt of written notice from Parent of such breach or failure stating Parent’s intention to terminate the Merger Agreement (or in any event, is not cured by the Outside Date) (such termination, a “Partnership Breach Termination”); provided that Parent will not have the right to terminate if Parent, the General Partner or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements contained in the Merger Agreement.

In addition, the Partnership may terminate the Merger Agreement at any time prior to the Effective Time if Parent, the General Partner or Merger Sub breached any of its representations or warranties or failed to perform any of its obligations or agreements in the Merger Agreement such that such breach or failure to perform (a) would (if it occurred or was continuing as of the closing date) give rise to a failure by Parent, the General Partner or Merger Sub to adhere to their representations and warranties, or a failure by Parent, the General Partner or Merger Sub to perform in all material respects all obligations required to be performed by them under the Merger Agreement, and (b) is not reasonably capable of being cured prior to the Outside Date, or is not cured by Parent, the General Partner or Merger Sub, as applicable, within 30 days following receipt of written notice from the Partnership of such breach or failure stating the Partnership’s intention to terminate the Merger Agreement (such termination, a “Parent Breach Termination”); provided that the Partnership will not have the right to terminate (i) if the Partnership is then in material breach of any of its representations, warranties, obligations or agreements contained in the Merger Agreement and (ii) without such termination first being authorized by the Conflicts Committee.

Fees and Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. Expenses relating to the preparation, printing, filing and mailing of this proxy statement and the solicitation of the Unitholder Approval will be paid 50% by Parent and 50% by the Partnership.

In the event the Merger Agreement is terminated (a)(i) by either Parent or, following authorization by the Conflicts Committee, the Partnership pursuant to an Outside Date Termination or an Unitholder Approval Failure Termination at a time when the Merger Agreement is terminable by Parent pursuant to an Adverse Recommendation Change Termination or (ii) by Parent pursuant to an Adverse Recommendation Change Termination or Partnership Breach Termination, the Partnership will pay Parent its reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees and disbursements) incurred in connection with the Merger Agreement, the Support Agreement and the Debt Commitment Letter and the transactions contemplated thereby or (b) by the Partnership pursuant to a Parent Breach Termination, Parent shall pay the Partnership its reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees and disbursements) incurred in connection with the Merger Agreement, the Support Agreement and the Debt Commitment Letter and the transactions contemplated thereby; provided that in no event shall the Partnership or Parent, as applicable, be required to provide such reimbursement in an aggregate amount in excess of $5,000,000. For more information, see “Proposal No. 1 – The Merger Agreement – Termination of the Merger Agreement”.

Conduct of Business Pending the Consummation of the Merger

Under the Merger Agreement, the Partnership has undertaken certain covenants that place restrictions on it and its subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time. In general, the Partnership has agreed to, and to cause each of its subsidiaries to, (a) conduct its business in the ordinary course of business consistent with past practice and (b) to the extent consistent with clause (a), use commercially reasonable efforts to maintain and preserve intact its business organization, existing relations with key customers, suppliers and other persons with whom the Partnership and its subsidiaries have significant business relationships and the goodwill and reputation of the Partnership’s and its subsidiaries’ respective businesses.

Notwithstanding anything to the contrary, the Partnership and its subsidiaries may take actions as may be reasonably necessary with respect to (a) any operational or maritime emergencies, equipment failures or an immediate and material threat to the health or safety of natural persons, property, vessels owned (in whole or in part) or chartered by the Partnership or its subsidiaries or the environment and (b) the actual or anticipated effects of COVID 19 or any COVID-19 Measures (as defined in the Merger Agreement); provided that, in each case, the Partnership will promptly notify Parent of any such situation to the extent it involves any immediate and material threat to the health or safety of natural persons, property, vessels owned (in whole or in part) or chartered by the Partnership or its subsidiaries or the environment and any actions taken in response thereto.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides, from and after the Effective Time, to the fullest extent that the Partnership or any applicable subsidiary thereof would be permitted to indemnify past and present directors or officers of the Partnership or any of its subsidiaries, Parent will (or will cause the Surviving Entity to) (a) indemnify and hold harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any proceeding based on or arising out of (i) the fact that such indemnified person was a director or officer of the Partnership or any of its subsidiaries or (ii) acts or omissions by such indemnified person in such person’s capacity as a director or officer of the Partnership or any of its subsidiaries or taken at the request of the Partnership or any of its subsidiaries (in each case, at or prior to the Effective Time), and provide advancement promptly, and in any event within 10 days after any written request, of expenses to, all indemnified persons to the fullest extent permitted under applicable law and (b) honor the provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses contained in the Partnership Agreement and organizational documents of any applicable subsidiary of the Partnership immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity and its subsidiaries will, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Partnership and its subsidiaries than are presently set forth in the Partnership Agreement and such other organizational documents. Any such right of indemnification described above will not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of the indemnified person described above.

The Surviving Entity will maintain in effect for three years from the Effective Time (the “Initial Coverage Period”) the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to the past and present directors and officers of the Partnership or any of its subsidiaries; provided that with the written consent of the Partnership obtained prior to the Effective Time, the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the past and present directors and officers of the Partnership or any of its subsidiaries; provided, however, that in no event will the Surviving Entity be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). If the Surviving Entity would be required to expend more than the Maximum Amount, then the Surviving Entity will obtain the maximum amount of such insurance as is available for the Maximum Amount. The Partnership may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by any past and present directors and officers of the Partnership or any of its subsidiaries in their capacity as such; provided that the cost of the tail policy will be borne by the Surviving Entity and in no event will the cost of such tail policy exceed the Maximum Amount.

In addition, the Surviving Entity will maintain in effect for three years following the Initial Coverage Period directors’ and officers’ liability insurance policies, covering acts or omissions occurring at or prior to the Effective Time with respect to the past and present directors and officers of the Partnership or any of its subsidiaries, with reputable carriers and with coverage containing terms and conditions that are no less favorable to the past and present directors and officers of the Partnership and its subsidiaries than the directors’ and officers’ liability insurance policies then-maintained for the directors and officers of Parent (and in any event, providing no less than $40,000,000 of coverage).

Amendment and Waiver

At any time prior to the Effective Time and subject to compliance with applicable law, whether before or after Unitholder Approval, the parties may, by written agreement, amend the Merger Agreement; provided, however, that:

•	following receipt of the Unitholder Approval, no amendment or change to the provisions of the Merger Agreement will be made which by applicable law would require further approval by Common Unitholders without such approval having first been obtained; and

•	the Partnership may not, without the prior written approval of the Conflicts Committee, agree to any amendment or modification of the Merger Agreement.

Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval or consent of the Partnership is required pursuant to the Merger Agreement, such determination, decision, approval or consent must be authorized by the Conflicts Committee.

At any time prior to the Effective Time, any party to the Merger Agreement may, subject to applicable law:

•	waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement;

•	extend the time for the performance of any of the obligations or acts of any other party provided for in the Merger Agreement; or

•	subject to applicable law, waive compliance by any other party with any of the agreements or, except as otherwise provided in the Merger Agreement, conditions contained in the Merger Agreement.

Notwithstanding the foregoing, (a) the Partnership may not make or authorize any such waiver or extension without the prior approval of the Conflicts Committee and (b) following receipt of the Unitholder Approval, no waiver or extension will be made which by applicable law would require further approval by Common Unitholders without such approval having first been obtained.

Remedies; Specific Performance

Notwithstanding any termination of the Merger Agreement, the Merger Agreement provides that nothing in the Merger Agreement will relieve any party from any liability for any failure to consummate the transactions when required pursuant to the Merger Agreement or any party from liability for fraud or a willful breach of any covenant or agreement contained in the Merger Agreement. The Merger Agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Partnership, the General Partner, Parent and Merger Sub. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	may be intended not as statements of fact or of the condition of the parties to the Merger Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

The representations and warranties made by the Partnership and its subsidiaries to Parent, the General Partner and Merger Sub relate to, among other things:

•	organization, standing and power;

•	capitalization;

•	approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	legal proceedings;

•	information supplied in connection with this proxy statement;

•	opinion of financial advisor;

•	brokers and other advisors; and

•	absence of additional representations and warranties.

The representations and warranties made by Parent, the General Partner and Merger Sub to the Partnership and its subsidiaries relate to, among other things:

•	organization, standing and power;

•	operations and ownership of Merger Sub;

•	approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	legal proceedings;

•	debt financing;

•	information supplied in connection with this proxy statement;

•	ownership of partnership interests; and

•	absence of additional representations and warranties.

Distributions for Periods Prior to the Merger

Under the Merger Agreement, if permitted by applicable law, the Partnership will declare and pay regular quarterly cash distributions to Common Unitholders (including the Unaffiliated Unitholders) and holders of the Preference Units for each completed calendar quarter ending prior to the closing date, consistent with past practice, in an amount not to be less than $0.01 per Common Unit in each case consistent with customary declaration, record and payment dates and, with respect to Preference Units, in accordance with their terms.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement and additional agreements relating to, among other things, access to information, notice of specified matters, public announcements and the Special Distribution.

THE SUPPORT AGREEMENT

The following describes the material provisions of the Support Agreement, a copy of which is attached as Annex B to this proxy statement and incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. Parent and the Partnership encourage you to read carefully the Support Agreement in its entirety before making any decisions regarding the Merger.

On April 6, 2023, the Partnership entered into the Support Agreement with Parent. Under the Support Agreement, Parent has agreed to appear at the Special Meeting and vote all of its Common Units in favor of the Merger Agreement and transactions contemplated thereby, including the Merger, subject to the qualifications set forth below. As of                     , 2023, Parent owns 15,621,602 Common Units (representing 30.2% of the Common Units issued and outstanding as of the record date for the Special Meeting) (the “Subject Common Units”).

Support Covenants

Parent has agreed that, prior to the earliest of (x) Unitholder Approval being obtained, (y) the termination of the Merger Agreement or (z) the termination of the Support Agreement by the written consent of the parties thereto and the Conflicts Committee (such earliest date, the “Termination Date”), at any meeting of Common Unitholders (whether annual or special and whether or not an adjourned or postponed meeting), however called, Parent will appear at such meeting or otherwise cause the Subject Common Units to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Subject Common Units:

•	in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger;

•	against any agreement, transaction or proposal that relates to any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or inconsistent with the Merger or matters contemplated by the Merger Agreement;

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its subsidiaries contained in the Merger Agreement;

•	against any action or agreement that would result in any condition to the consummation of the Merger or the transactions contemplated by the Merger Agreement not being fulfilled; and

•	against any other action that, individually or in the aggregate, would reasonably be expected to materially delay, interfere with, hinder or impair the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or the Support Agreement.

Further, Parent has agreed that from the date of the Support Agreement until the Termination Date it will (a) not transfer any Subject Common Units, (b) not deposit any Subject Common Units into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Common Units or grant any proxy (except as otherwise provided in the Support Agreement) or power of attorney with respect thereto, and (c) except as otherwise permitted therein, not purchase or otherwise acquire any additional Common Units other than the Subject Common Units of which it is the beneficial owner as of the date of the Support Agreement.

Termination

The Support Agreement terminates on the Termination Date.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE PARTNERSHIP

The SEC allows the Partnership to “incorporate by reference” information into this proxy statement. This means that the Partnership can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that the Partnership later files with the SEC may update and supersede the information incorporated by reference. The audited consolidated financial statements of the Partnership for the two years ended December 31, 2022 and 2021, are incorporated herein by reference to the Partnership’s 2022 Form 20-F, originally filed on March 6, 2023 (see page F-1 of the 2022 Form 20-F and the following pages), and the interim unaudited condensed consolidated financial statements of the Partnership included in Exhibit 99.3 of the Report on Form 6-K as furnished to the SEC on April 27, 2023, are incorporated herein by reference into this proxy statement.

The following tables present selected consolidated financial and operating information for the Partnership. The Partnership’s summary of consolidated statements of financial position presented below as of December 31, 2022 and 2021, and Partnership’s summary of consolidated statements of profit or loss and total comprehensive income or loss presented below for the years ended December 31, 2022 and 2021, have been derived from the Partnership’s audited consolidated financial statements, which are included in the Partnership’s 2022 Form 20-F (see page F-1 and the following pages). The Partnership’s summary of consolidated statements of financial position presented below as of March 31, 2023, and the Partnership’s summary of consolidated statements of profit or loss and total comprehensive income or loss presented below for the three-month periods ended March 31, 2022 and 2023, have been derived from the interim unaudited condensed consolidated financial statements of the Partnership included in Exhibit 99.3 of the Partnership’s Report on Form 6-K furnished to the SEC on April 27, 2023. You should read the following data in conjunction with the consolidated financial statements and the related notes thereto set forth in the Partnership’s 2022 Form 20-F, originally filed on March 6, 2023, and in conjunction with the financial results from the quarter ended March 31, 2023, included in the Partnership’s Form 6-K furnished to the SEC on April 27, 2023, each of which is incorporated by reference into this proxy statement. See “Where You Can Find More Information”.

The Partnership’s historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial and operating information below should be read in conjunction with, and is qualified in its entirety by reference to, the Partnership’s audited consolidated financial statements and the related notes and other financial information, which are also incorporated into this proxy statement by reference. See “Where You Can Find More Information”.

Summary of Consolidated Statements of Financial Position
(All amounts expressed in thousands of U.S. Dollars, except unit data)

	As of
	December 31, 2021 (audited)	December 31, 2022 (audited)	March 31, 2023 (unaudited)
Non-current assets	1,970,623	1,772,401	1,661,793
Current assets	161,110	243,033	309,875
Total assets	2,131,733	2,015,434	1,971,668
Common Unitholders (51,137,201 units issued and outstanding as of December 31, 2021 and 51,687,865 units issued and outstanding as of December 31, 2022 and March 31, 2023)	579,447	668,953	697,620
General partner (1,077,494 units issued and outstanding as of December 31, 2021 and 1,080,263 units issued and outstanding as of December 31, 2022 and March 31, 2023)	10,717	12,608	13,207
Preference Unitholders (5,750,000 Series A Preference Units, 4,135,571 Series B Preference Units and 3,730,451 Series C Preference Units issued and outstanding as of December 31, 2021 and 5,084,984 Series A Preference Units, 3,496,382 Series B Preference Units and 3,061,045 Series C Preference Units issued and outstanding as of December 31, 2022 and March 31, 2023)	329,334	279,349	279,913
Total partners’ equity	919,498	960,910	990,740
Current liabilities	175,503	177,230	312,123
Non-current liabilities	1,036,732	877,294	668,805
Total partners’ equity and liabilities	2,131,733	2,015,434	1,971,668

Summary of Consolidated Statements of Profit or Loss and Total Comprehensive Income or Loss
(All amounts expressed in thousands of U.S. Dollars, except per unit data)

	Three-month period ended		Year ended
	March 31, 2022 (unaudited)	March 31, 2023 (unaudited)	December 31, 2021 (audited)	December 31, 2022 (audited)
Revenues	85,459	99,069	326,142	371,034
Voyage expenses and commissions	(1,461)	(1,996)	(6,863)	(6,756)
Vessel operating costs	(18,574)	(15,926)	(75,333)	(72,363)
Depreciation	(21,987)	(22,712)	(85,493)	(87,490)
General and administrative expenses	(4,691)	(5,647)	(13,362)	(17,509)
(Loss)/gain on disposal of vessels	—	(1,033)	(630)	171
Impairment loss on vessels	—	(142)	(103,977)	(32,471)
Profit from operations	38,746	51,613	40,484	154,616
Financial costs	(8,781)	(17,353)	(37,297)	(47,639)
Financial income	39	2,282	43	2,363
Gain/(loss) on derivatives	4,977	(167)	2,496	9,646
Total other expenses, net	(3,765)	(15,238)	(34,758)	(35,630)
Profit and total comprehensive income for the year	34,981	36,375	5,726	118,986
Earnings/(loss) per unit attributable to the Partnership, basic and diluted:
Common Unit (basic)	0.53	0.56	(0.47)	1.77
Common Unit (diluted)	0.52	0.55	(0.47)	1.71
General Partner Unit	0.53	0.56	(0.46)	1.76

Book Value per Common Unit

As of March 31, 2023, the book value per Common Unit was $13.50. Book value per Common Unit is computed by dividing total Common Unitholder equity of $697.620 million as of March 31, 2023 by the total Common Units issued and outstanding on that date of 51,687,865 Common Units.

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION

Common Units trade on the NYSE under the symbol “GLOP”. On January 24, 2023, the last trading day prior to the public announcement of Parent’s initial offer, the reported closing price of Common Units on the NYSE was $6.98 per Common Unit. On April 6, 2023, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of Common Units on the NYSE was $8.30 per Common Unit. On May 23, 2023, the most recent practicable date before the printing of this proxy statement, high and low reported sales prices of Common Units were $8.53 and $8.48, respectively, and there were approximately                      Common Unitholders, including beneficial owners of Common Units held in “street name”.

The following table shows the high and low closing prices per Common Unit as well as the cash distribution paid per Common Unit, as reported by the NYSE, for the periods indicated.

	Common Unit Price Ranges		Cash Distribution Paid
	High	Low	Per Common Unit
Period from April 1, 2023 to May 23, 2023	$8.61	$8.30	$0.01
Quarter Ended March 31, 2023	$9.20	$6.18	$0.01

Year Ended December 31, 2022
Quarter Ended December 31, 2022	$8.38	$5.54	$0.01
Quarter Ended September 30, 2022	$6.76	$4.79	$0.01
Quarter Ended June 30, 2022	$7.07	$4.41	$0.01
Quarter Ended March 31, 2022	$5.75	$3.30	$0.01

Year Ended December 31, 2021
Quarter Ended December 31, 2021	$5.87	$4.13	$0.01
Quarter Ended September 30, 2021	$5.39	$3.46	$0.01
Quarter Ended June 30, 2021	$3.86	$2.50	$0.01
Quarter Ended March 31, 2021	$4.11	$2.67	$0.01

Distribution Policy

Other than those cash distributions disclosed above, the Partnership has not declared or paid any cash distributions with respect to Common Units from the quarter ended March 31, 2021 to date.

Under the terms of the Merger Agreement, the Partnership will declare and pay regular quarterly cash distributions to the holders of each of the Common Units and the Preference Units, respectively, consistent with past practice; provided that in no event will the regular quarterly cash distributions declared or paid by the Partnership to the holders of Common Units exceed $0.01 per Common Unit and Preference Units will be paid in accordance with their terms.

Prior Public Offerings

Except as set forth below, the Partnership has made no underwritten public offerings of Common Units for cash during the past three years.

Under the Partnership’s “at-the-market” common equity offering program established in 2017, in the year ended December 31, 2021, the Partnership issued and received payment for 3,195,401 Common Units at a weighted average price of $3.19 per Common Unit for total net proceeds, after deducting fees and other expenses, of $9.6 million.

UNIT OWNERSHIP

The Partnership’s voting securities consist of the Common Units. The Preference Units generally have no voting rights except (a) with respect to amendments to the Partnership Agreement that would have a material adverse effect on the existing terms of the Preference Units, (b) with respect to electing a member of the Board of Directors in the event six quarterly distributions with respect to the applicable series of Preference Units are in arrears or (c) in the event the Partnership proposes to issue Parity Securities (as defined in the Partnership Agreement), if the cumulative dividends payable on issued and outstanding Preference Units are in arrears, or Senior Securities (as defined in the Partnership Agreement). Class B Units and General Partner Units generally do not have any voting rights and are not entitled to vote on or approve the Merger Proposal or the Adjournment Proposal. The Class B Units will become eligible for conversion on a one-for-one basis into Common Units at Parent’s option on July 1, 2023, July 1, 2024, and July 1, 2025, for the 415,000 Class B-4 Units, 415,000 Class B-5 Units and the 415,000 Class B-6 units, respectively. In the event that the Effective Time does not occur prior to July 1, 2023, the 415,000 Class B-4 Units that are issued and outstanding will become eligible for conversion on a one-for-one basis into 415,000 Common Units at Parent’s option on July 1, 2023.

The Common Unit ownership amounts below contain certain information about Common Unitholders whom the Partnership believes are the “beneficial” owners of more than five percent (5%) of the issued and outstanding Common Units. Except as described below, the Partnership knows of no person that beneficially owns more than five percent (5%) of the issued and outstanding Common Units, based solely on filings made with the SEC.

The percentage of beneficial ownership is calculated on the basis of 51,796,759 Common Units issued and outstanding as of May 4, 2023. The amounts and percentage of Common Units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined the “beneficial owner” of a security to include any person who, directly or indirectly, has or shares voting power and/or investment power over such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

The percentages reflect beneficial ownership as of May 4, 2023, as determined in accordance with Rule 13d-3 under the Exchange Act. The address for each director and executive officer of the Partnership and for each executive officer and member of the Parent Board is c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537, Piraeus, Greece, except as otherwise noted.

The following table sets forth the beneficial ownership of all Common Units as of May 4, 2023, by each of the Partnership’s officers and directors and, based solely on filings made with the SEC, by each person known by the Partnership to beneficially own more than 5.0% of Common Units. The number of Common Units beneficially owned by each person is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose.

Common Units Beneficially Owned
Name of Beneficial Owner	Number	Percent
GasLog Ltd(1)	15,621,602	30.2%
Cobas Asset Management, SGIIC, SA	3,861,472	7.5%
Curtis V. Anastasio	*	*
Roland Fisher	—	—
Kristin H. Holth	—	—
Julian R. Metherell	—	—
Achilleas Tasioulas	*	*
Paolo Enoizi	*	*
Konstantinos Karathanos	*	*
Peter G. Livanos(2)	*	*
Anthony Papadimitriou	—	—
James Berner	—	—
Christian Synetos	—	—
* All Partnership directors and executive officers as a group (7 persons)	*	*

* Less than 1%

(1)	GasLog Ltd. is effectively controlled by its chairman, Peter G. Livanos, who is deemed to beneficially own, directly or indirectly, 30.2% of the issued and outstanding common shares of GasLog Ltd. Excludes the 2.0% general partner interest held by the General Partner. In the event that the Effective Time does not occur prior to July 1, 2023, the 415,000 Class B-4 Units that are issued and outstanding will become eligible for conversion on a one-for-one basis into 415,000 Common Units at Parent’s option on July 1, 2023.
(2)	By virtue of Common Units held indirectly through an entity whose share capital is owned by Mr. Livanos. Does not include the Common Units held by GasLog Ltd., which Mr. Livanos is deemed to beneficially own, as described in note (1) above.

Each issued and outstanding Common Unit is entitled to one vote on matters subject to a vote of Common Unitholders. However, to preserve the Partnership’s ability to claim an exemption from U.S. federal income tax under Section 883 of the Code, if at any time any person or group beneficially owns more than 4.9% of any class or series of units then outstanding, any units beneficially owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes (except for purposes of nominating a person for election to the Partnership Board), determining the presence of a quorum or for other similar purposes under the Partnership Agreement, unless otherwise required by law. The General Partner, its affiliates and persons who acquired Common Units with the prior approval of the Partnership Board will not be subject to this 4.9% limitation except with respect to voting their Common Units in the election of the elected directors.

CERTAIN PURCHASES AND SALES OF COMMON UNITS

There have been no sales in the last 60 days in the Common Units by the Partnership, the General Partner, Merger Sub or Parent or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the foregoing parties.

Purchases by the Partnership

The Partnership has not repurchased any Common Units at any time within the past two years.

Purchases by Parent, the General Partner and Merger Sub

Except as set forth below, none of Parent, the General Partner and Merger Sub have purchased or acquired any Common Units at any time within the past two years.

On June 24, 2019, the Partnership entered into an exchange agreement, effective as of June 30, 2019, pursuant to which Parent contributed all of its IDRs to the Partnership in exchange for the issuance by the Partnership to Parent of (i) 2,532,911 Common Units (equivalent to approximately 5.41% of the outstanding Common Units as of December 31, 2019) and (ii) 2,490,000 Class B Units (of which 415,000 were Class B-1 Units, 415,000 were Class B-2 Units, 415,000 were Class B-3 Units, 415,000 were Class B-4 Units, 415,000 were Class B-5 Units and 415,000 were Class B-6 Units). The Class B Units become eligible for conversion on a one-for-one basis into Common Units at Parent’s option on a schedule described in the Partnership Agreement. On July 1, 2020, July 1, 2021 and July 1, 2022, the Partnership issued 415,000 Common Units on each date in connection with Parent’s exercise of its option to convert its Class B Units. The remaining Class B Units become eligible for conversion into Common Units at Parent’s option on July 1, 2023, July 1, 2024, and July 1, 2025, for the 415,000 Class B-4 Units, 415,000 Class B-5 Units and the 415,000 Class B-6 units, respectively. In the event that the Effective Time does not occur prior to July 1, 2023, 415,000 Class B-4 Units that are issued and outstanding will become eligible for conversion on a one-for-one basis into 415,000 Common Units at Parent’s option on July 1, 2023.

COMMON UNITHOLDER PROPOSALS

Under the Partnership Agreement, a Special Meeting of the limited partners may be called by the General Partner, the Partnership Board or by limited partners owning 20% or more of the issued and outstanding units of the class or series for which a meeting is proposed. Such limited partners may call a special meeting by delivering to the Partnership Board one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called, it being understood that the purposes of such special meeting may only be to vote on matters that require the vote of the unitholders pursuant to the Partnership Agreement. However, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the limited partners’ limited liability under Marshall Islands law or the law of any other jurisdiction in which the Partnership is qualified to do business. Only those record holders of the units on the record date will be entitled to notice of and to vote at the meeting of limited partners or give approvals without a meeting.

DELISTING AND DEREGISTRATION

If the Merger is completed, the Surviving Entity will use its reasonable best efforts to cause the Common Units to be delisted from the NYSE and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act) as soon as reasonably practicable following the Effective Time.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the Special Distribution and the exchange of Common Units for Merger Consideration pursuant to the Merger. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Common Unitholders.

This discussion is based upon provisions of the Code, applicable U.S. Treasury regulations, and current administrative rulings and court decisions, all as in effect or existence on the date of this proxy statement and all of which are subject to change or differing interpretation, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of the Merger to vary substantially from the consequences described below.

The following discussion applies only to beneficial owners of Common Units that own the Common Units as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment purposes).

Moreover, this discussion does not address certain categories of Common Unitholders that may be subject to special tax rules, such as:

●	financial institutions;

●	insurance companies;

●	broker-dealers;

●	tax-exempt organizations;

●	mutual funds;

●	qualified pension, profit sharing or other retirement trusts, retirement plans or individual retirement accounts;

●	former citizens or long-term residents of the United States;

●	persons that hold their Common Units as part of a straddle, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

●	persons that have a functional currency other than the U.S. dollar;

●	persons that acquired their Common Units pursuant to an exercise of employee options, in connection with employee incentive plans, or otherwise as compensation or in connection with services;

●	persons subject to the alternative minimum tax;

●	regulated investment companies and real estate investment trusts;

●	traders in securities who elect to apply a mark-to-market method of accounting for their securities;

●	persons that also own (directly, indirectly, or constructively) any equity interests in Parent;

●	any persons that, at any time, own (directly, indirectly, or constructively) 10% or more of the voting power or total value of the Partnership’s equity; and

●	S corporations, entities treated as partnerships for U.S. federal income tax purposes, and other pass-through entities and their owners.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the Common Units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Entities treated as partnerships for U.S. federal income tax purposes holding the Common Units and their owners are urged to consult their tax advisors regarding the tax consequences to them of the Merger.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Merger. Accordingly, the statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This discussion does not contain information regarding any U.S. state or local, estate, gift, net investment income or alternative minimum tax considerations concerning the Merger. This discussion does not comment on all aspects of U.S. federal income taxation that may be important to particular unitholders in light of their individual circumstances, and each unitholder is urged to consult its tax advisor regarding the U.S. federal, state, local and other tax consequences of the Merger.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Common Units that is:

●	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes);

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Special Distribution. Subject to the discussion below of the rules applicable to PFICs, the Special Distribution received by a U.S. Holder with respect to its Common Units generally will constitute a dividend to the extent of the Partnership’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Any amount of the Special Distribution in excess of the Partnership’s earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its Common Units and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividend received deduction with respect to the Special Distribution. Dividends received with respect to the Common Units generally will be treated as foreign source “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

The Special Distribution received by a U.S. Holder with respect to its Common Units that is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income”, which is taxable to such U.S. Individual Holder at preferential tax rates; provided that: (a) the Common Units are readily tradable on an established securities market in the United States (such as the NYSE, on which the Common Units are currently traded); (b) the Partnership is not a PFIC for the tax year during which the Special Distribution is paid or the immediately preceding tax year (which the Partnership does not believe it is, has been or will be, as discussed below under “—PFIC Status and Significant Tax Consequences”); (c) the U.S. Individual Holder has owned the Common Units for more than 60 days during the 121-day period beginning 60 days before the date on which the Common Units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such Common Units); and (d) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that the Special Distribution paid on the Common Units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any distributions paid on the Common Units that are not eligible for these preferential rates will be taxed at ordinary income rates to a U.S. Individual Holder.

Special rules may apply if the Special Distribution is treated as an “extraordinary dividend”. In general, an extraordinary dividend is a dividend with respect to a Common Unit that is equal to or in excess of 10% of a U.S. Holder’s adjusted tax basis (or fair market value upon the U.S. Holder’s election) in such Common Units. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a unitholder’s adjusted tax basis (or fair market value). If the Partnership pays an “extraordinary dividend” on the Common Units that is treated as “qualified dividend income”, then any loss recognized by a U.S. Individual Holder from the sale or exchange of such Common Units will be treated as long-term capital loss to the extent of the amount of such dividend.

Merger Consideration. Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss on the exchange of Common Units for the Merger Consideration pursuant to the Merger in an amount equal to the difference, if any, between (a) the Merger Consideration received by the U.S. Holder and (b) the U.S. Holder’s adjusted tax basis in such Common Units. Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the exchange. If a U.S. Holder acquired different blocks of Common Units at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of such Common Units. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income. Certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the exchange of Common Units. For individuals, the additional Medicare tax applies to the lesser of (a) “net investment income” or (b) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. U.S. Holders are encouraged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of the Common Units.

PFIC Status and Significant Tax Consequences. Adverse U.S. federal income tax rules may apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. In general, the Partnership will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held the Common Units, either:

●	at least 75% of the Partnership’s gross income (including its proportionate share of the gross income of its subsidiaries in which it owns at least 25% (by value) of the equity interests) for such taxable year consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property, and rents derived other than in the active conduct of a rental business); or

●	at least 50% of the average value of the assets held by the Partnership (including its proportionate share of the assets of its subsidiaries in which it owns at least 25% (by value) of the equity interests) during such taxable year produce, or are held for the production of, passive income.

Income earned, or treated as earned (for U.S. federal income tax purposes), by the Partnership in connection with the performance of services would not constitute passive income for PFIC purposes. By contrast, rental income generally would constitute “passive income” unless the Partnership was treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on the Partnership’s current and projected methods of operation, and an opinion of counsel, the Partnership does not believe that it is or will be a PFIC for its current or any future tax year. The Partnership has received an opinion of its U.S. counsel, Cravath, Swaine & Moore LLP, in support of this position that concludes that the income the Partnership’s subsidiaries earn from certain of its present time-chartering activities should not constitute passive income for purposes of determining whether the Partnership is a PFIC. In addition, the Partnership has represented to its U.S. counsel that the Partnership expects that more than 25% of its gross income for its current tax year and each future year will arise from such time-chartering activities, and more than 50% of the average value of its assets for each such year will be held for the production of such nonpassive income. Assuming the composition of the Partnership’s income and assets is consistent with these expectations, and assuming the accuracy of other representations it has made to its U.S. counsel for purposes of their opinion, the Partnership’s U.S. counsel is of the opinion that the Partnership should not be a PFIC for its current tax year or any future year.

The Partnership’s counsel has indicated to the Partnership that the conclusions described above are not free from doubt. While there is legal authority supporting the Partnership’s conclusions, including IRS pronouncements concerning the characterization of income derived from time charters as services income, the Fifth Circuit held in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) that income derived from certain marine time charter agreements should be treated as rental income rather than services income for purposes of a “foreign sales corporation” provision of the Code. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income the Partnership derives or is deemed to derive from its time-chartering activities may be treated as rental income, and it would likely be treated as a PFIC. The IRS has announced its nonacquiescence with the court’s holding in the Tidewater case and, at the same time, announced the position of the IRS that the marine time charter agreements at issue in that case should be treated as service contracts.

Distinguishing between arrangements treated as generating rental income and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing the Partnership’s specific method of operation. Conclusions in this area therefore remain matters of interpretation. The Partnership is not seeking a ruling from the IRS on the treatment of income generated from the Partnership’s time-chartering operations, and the opinion of the Partnership’s counsel is not binding on the IRS or any court. Thus, while the Partnership has received an opinion of counsel in support of the Partnership’s position, it is possible that the IRS or a court could disagree with this position and the opinion of the Partnership’s counsel. In addition, although the Partnership intends to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any tax year, it cannot assure unitholders that the nature of its operations will not change in the future and that it will not become a PFIC in any future tax year.

As discussed more fully below, if the Partnership was to be treated as a PFIC for any tax year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat the Partnership as a “Qualified Electing Fund”, which the Partnership refers to as a “QEF election”. As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to the Common Units, as discussed below. In addition, if a U.S. Holder owns the Common Units during any tax year that the Partnership is a PFIC, such units owned by such holder will be treated as PFIC units even if the Partnership is not a PFIC in a subsequent year and, if the total value of all PFIC stock that such holder directly or indirectly owns exceeds certain thresholds, such holder must file IRS Form 8621 with their U.S. federal income tax return to report their ownership of the Common Units.

The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders Making a Timely QEF Election. If the Partnership was to be treated as a PFIC for any tax year, and a U.S. Holder makes a timely QEF election, such holder hereinafter an “Electing Holder”, then, for U.S. federal income tax purposes, that holder must report as income for its tax year its pro rata share of the Partnership’s ordinary earnings and net capital gain, if any, for the Partnership’s tax years that end with or within the tax year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from the Partnership in that year. The Electing Holder’s adjusted tax basis in the Common Units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in the Common Units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of the Common Units. A U.S. Holder makes a QEF election with respect to any year that the Partnership is a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If, contrary to the Partnership’s expectations, it determines that it is treated as a PFIC for any tax year, it will provide each U.S. Holder with the information necessary to make the QEF election described above. Although the QEF election is available with respect to subsidiaries, in the event the Partnership acquires or owns a subsidiary that is treated as a PFIC, no assurances can be made that the Partnership will be able to provide U.S. Holders with the necessary information to make the QEF election with respect to such subsidiary.

Taxation of U.S. Holders Making a “Mark-to-Market” Election. If the Partnership was to be treated as a PFIC and its Common Units are treated as “marketable stock”, a U.S. Holder may make an election to “mark to market” its Common Units. If a U.S. Holder has in effect a valid “mark-to-market” election with respect to the Common Units, then, in lieu of being subject to the PFIC tax and interest charge rules discussed below, such U.S. Holder generally would recognize gain or loss on the exchange of Common Units for merger consideration pursuant to the Merger equal to the difference, if any, between (a) the merger consideration received by the U.S. Holder and (b) the U.S. Holder’s adjusted tax basis (which would reflect any income or loss recognized by the U.S. Holder as a result of the “mark-to-market” election) in the Common Units. Gain on the exchange of Common Units for merger consideration generally would be treated as ordinary income, and any loss on such exchange generally would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. If a U.S. Holder has made a valid mark-to-market election, such election is effective for the taxable year for which the election was made and for all subsequent taxable years unless the Common Units cease to be treated as “marketable stock” or the IRS consents to the revocation of the election.

Taxation of U.S. Holders Not Making a Timely QEF or “Mark-to-Market” Election. If the Partnership was to be treated as a PFIC with respect to a U.S. Holder that does not have in effect either a QEF election or a “mark-to-market” election (a “Non-Electing Holder”), then such Non-Electing Holder would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions, including the Special Distribution, received by the Non-Electing Holder on the Common Units in a tax year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding tax years, or, if shorter, the portion of the Non-Electing Holder’s holding period for the Common Units before the tax year) and (2) any gain realized on the exchange of Common Units for merger consideration pursuant to the Merger. Under these special rules:

●	the excess distribution or gain would be allocated ratably over each day of the Non-Electing Holder’s aggregate holding period for the Common Units;

●	the amount allocated to the current taxable year and any taxable year prior to the taxable year the Partnership was first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

●	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Non-Electing Holders may not be able to offset any gain recognized in the Merger with capital losses.

Non-U.S. Holders

A beneficial owner of Common Units that is an individual, corporation, estate or trust for U.S. federal income tax purposes and, in each case, is not a U.S. Holder is referred to as a “Non-U.S. Holder”.

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any income resulting from the Special Distribution nor any gain resulting from the exchange of Common Units for merger consideration in the Merger; provided that the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event such income or gain is effectively connected with the conduct of such U.S. trade or business (provided that, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). Income and gain described in the preceding sentence will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from exchange of Common Units for merger consideration in the Merger if they are present in the United States for 183 days or more during the taxable year in which the Merger closes and meet certain other requirements.

Income and gain described in the preceding sentence will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses, if any, of the Non-U.S. Holder.

Backup Withholding and Information Reporting

In general, the payment of the Special Distribution and Merger Consideration to a non-corporate U.S. Holder will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

●	in certain circumstances, fails to comply with applicable certification requirements.

The backup withholding rate is currently 24%. Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

THE GENERAL SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR COMMON UNITHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATIONS. ALL COMMON UNITHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER APPLICABLE TO THEM, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, OR NON-U.S. TAX LAWS.

MATERIAL NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is applicable only to persons who are not citizens of, and do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we and our subsidiaries will not, maintain offices or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, and because all documentation related to this offering has been and will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law unitholders that are not citizens of, and do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands, will not be subject to Marshall Islands stamp, capital gains or other taxes on the disposition of our Common Units pursuant to the Merger and receipt of the Special Distribution.

It is the responsibility of each Common Unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of the disposition of our Common Units pursuant to the Merger and receipt of the Special Distribution. Accordingly, each Common Unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Common Unitholder to file any Marshall Islands tax returns that may be required of such Common Unitholder.

INFORMATION CONCERNING PARENT, THE GENERAL PARTNER AND MERGER SUB

Parent is an international owner, operator and manager of LNG carriers providing support to international energy companies as part of their LNG logistics chain. Parent’s consolidated fleet consists of 38 LNG carriers (33 on the water, four under construction and one vessel undergoing conversion into an FSRU). Of these vessels, 18 are owned by Parent, six have been sold and leased back by Parent under long-term bareboat charters and of the remaining 14 LNG carriers, eleven are owned by the Partnership, and three have been sold and leased back by the Partnership.

The General Partner is the general partner of the Partnership and holds the General Partner Units. The General Partner is wholly owned by Parent. Under the Partnership Agreement, the General Partner has irrevocably delegated to the Partnership Board all management powers over the business and affairs of the Partnership that it possesses or may possess under applicable law, including the authority to oversee and direct the operation, management and policies of the Partnership on an exclusive basis.

Parent formed Merger Sub on April 4, 2023, and is its sole member. Merger Sub is a direct wholly owned subsidiary of Parent formed for the sole purpose of effecting the Merger. Merger Sub has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The business address and telephone number of each of Parent and the General Partner is c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537, Piraeus, Greece and +30 210 459 1000. The business address and telephone number of Merger Sub is c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537, Piraeus, Greece and +30 210 459 1000.

By operation of the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the Merger as a direct subsidiary of Parent. The General Partner will remain the sole general partner of the Partnership.

During the past five years, none of the entities described above have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Parent, the General Partner and Merger Sub

The names and material occupations, positions, offices or employment during the past five years of the each of Parent’s, the General Partner’s and Merger Sub’s directors and executive officers are set forth below. During the past five years, none of such entities’ directors or executive officers have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, the address for each of the entities’ listed directors and executive officers is c/o GasLog LNG Services Ltd., 69 Akti Miaouli, 18537 Piraeus, Greece, and the phone number for each of the entities’ listed directors and executive officers is +30 210 459 1000.

Director / Officer	Address of Principal Office / Business	Country of Citizenship	Name / Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Directors
Peter G. Livanos	c/o Ceres Monaco SAM Gildo Pastor Centre, 7, rue du Gabian, 98000 Monaco	Greece and United Kingdom	GasLog Ltd., Chairman and Director	International owner, operator and manager of LNG carriers	GasLog Ltd., Chairman and Director (2003 - current) GasLog Partners LP, Director (2014 - 2020)
			Ceres Shipping Ltd., Chairman, Chief Executive Officer and sole shareholder, Clarendon House 2 Church Street, HM11 Hamilton, Bermuda	Holding Company that has interests in international operators, owners and managers of LNG carriers and Dry Bulk carriers	Ceres Shipping Ltd., Chairman (2010 - current), Chief Executive Officer (2017 - current) and sole shareholder (2001 - current)
Julian Metherell	81 Kings Road, London, SW3 4NX, United Kingdom	United Kingdom	GasLog Ltd., Vice Chairman	See above	GasLog Ltd., Vice-Chairman and Director (2011 - current)
			MW&L Capital, 81 Kings Road, London, SW3 4NX, United Kingdom	Investment	MW&L Capital, Director (2017 - current)
			GasLog Partners LP, Director	Owner, operator and acquirer of LNG carriers	GasLog Partners LP, Director (2020 - current)
			Well-Safe Solutions Limited, Director, 28 Albyn Place, Aberdeen, United Kingdom, AB10 1YL	Oil and gas well decommissioning	Wellsafe Solutions, Director (2019 - current)
			Natural Capital Research Limited , Director, 24 Greville Street, London, United Kingdom, EC1N 8SS	Data analytics	Natural Capital Research Limited, Director (2021 - current)
			Chair Mentors International Limited, Director, 81 Kings Road, London, England, SW3 4NX	Provision of corporate executive mentoring to Executives and Board members	Chair Mentors International Limited, Director (2019 - current)

Director / Officer	Address of Principal Office / Business	Country of Citizenship	Name / Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Anthony S. Papadimitriou	367 Syngrou Av. Paleo Faliro 17564 Athens Greece	Greece	GasLog Ltd., Director	See above	GasLog Ltd., Director (2011 - current) GasLog Partners LP, Director (2015 - 2019)
			Alexander S. Onassis Foundation, President, Treasurer and Board Member Heiligkreuz 2, Vaduz, FL 9490, Liechtenstein	Public benefit foundation	Alexander S. Onassis Foundation, President and Treasurer (2005 - current), and Board Member (1988-current)
			ASOFIN Management S.A., Director, 8 Zephyrou Str. Paleo Faliro 17564 Athens Greece	Shipping	ASOFIN Management S.A., Director (2005 - current)
			A.S. Papadimitriou and Partners Law Firm, Founding Partner Leof. Andrea Siggrou 367, Paleo Faliro 175 64	Law firm	A.S. Papadimitriou and Partners Law Firm, Founding Partner (1990 - current); Managing Partner (1990 - 2018), Domboli 14, 11636 Athens

Director / Officer	Address of Principal Office / Business	Country of Citizenship	Name / Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
James Berner	BlackRock, 1 Lafayette Place, 3rd Floor, Greenwich, CT 06830, USA	U.S.	GasLog Ltd., Director	See above	GasLog Ltd., Director (2021 - current)
			Blackrock, Inc., Senior Investment Professional, 50 Hudson Yards, New York, NY 10001	Investment Management	Blackrock, Inc., Senior Investment Professional (2017 - current) First Reserve Energy Infrastructure, Managing Director (2011 - 2017)
Christian Synetos	BlackRock Drapers Gardens, 12 Throgmorton Avenue, London EC2N 2DL	Germany	GasLog Ltd., Director	See above	GasLog Ltd., Director (2023 - current)
			Blackrock, Inc., Senior Investment Professional, 50 Hudson Yards, New York, NY 10001	Investment Management	Blackrock, Inc., Senior Investment Professional (2012 - current)

Director / Officer	Address of Principal Office / Business	Country of Citizenship	Name / Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Executive Officers
Paolo Enoizi	c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	Italy	GasLog Ltd., Chief Executive Officer, c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	See above	GasLog Ltd., Chief Executive Officer (2022-current); Chief Operating Officer (2019 - 2022)
			HiLo Maritime Risk Management Limited, Director, Thanet House Business Centre, 231-232 Strand, London, U.K. WC2R 1DA	Joint industry non-profit initiative to enhance shipping industry safety	HiLo Maritime Risk Management Limited, Director (2020 - current)
			Gastrade, Director, Leof. Kifisias 197, Marousi 151 24	Development, operation and management of natural gas systems	Gastrade, Director (2020 - current)
			Saturn Merger Sub LLC, Chief Executive Officer	Merger subsidiary	Saturn Merger Sub LLC, Chief Executive Officer (2023 - current)
			GasLog Partners LP, Chief Executive Officer, c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	See above	GasLog Partners LP, Director and Chief Executive Officer (2021 - current); Chief Operating Officer (2019 - 2022) Stolt Tankers BV, Managing Director (2015 - 2019)
Achilleas Tasioulas	c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	Greece	GasLog Ltd., Chief Financial Officer	See above	GasLog Ltd., Chief Financial Officer (2020 - current); Deputy CFO (2019 - 2020); Chief Risk Officer, Financial Controller and Head of Tax (2017 - 2019)
			Saturn Merger Sub LLC, Chief Financial Officer	See above	Saturn Merger Sub LLC, Chief Financial Officer (2023 - current);
			GasLog Partners LP, Chief Financial Officer, c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	See above	GasLog Partners LP, Chief Financial Officer (2020 - current)
			Gastrade, Director, Leof. Kifisias 197, Marousi 151 24	Development, operation and management of natural gas systems	Gastrade, Director (2021 - current)

Director / Officer	Address of Principal Office / Business	Country of Citizenship	Name / Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Konstantinos Karathanos	c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	Greece	GasLog Ltd., Chief Operating Officer	See above	GasLog Ltd., Chief Operating Officer (2022 - current); Deputy COO (2021 - 2022); General Manager Innovation and Technology (2019 - 2021)
			GasLog Partners LP, Chief Operating Officer	See above	GasLog Partners LP, Chief Operating Officer (2022 - current); Deputy COO (2021 - 2022); General Manager Innovation and Technology (2019 - 2021) Minerva Marine, Technical Manager (2017 - 2019)

Past Transactions and Contacts of Parent, the General Partner and Merger Sub

Other than the agreements and arrangements in connection with the Merger or otherwise that are discussed elsewhere in this proxy statement, including in the section entitled “Special Factors – Background to the Merger” beginning on page 47, during the past two years (a) there were no negotiations, transactions or material contacts between (i) any of Parent, the General Partner or Merger Sub (including, in each case, their respective affiliates, directors and executive officers) (the “GLOG Persons”), on the one hand, and (ii) any of the Partnership and its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Partnership’s securities, election of the Partnership’s directors or sale or other transfer of a material amount of assets of the Partnership, (b) none of the GLOG Persons entered into any other transaction with the Partnership or any of its affiliates with an aggregate value exceeding 1% of the Partnership’s consolidated revenues for the fiscal year when the transaction occurred, (c) none of the Partnership’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any of the GLOG Persons and (d) there were no agreements, arrangements or understandings between any of the GLOG Persons and any other person with respect to any securities of the Partnership.

INFORMATION CONCERNING THE PARTNERSHIP

The Partnership is an owner, operator and acquirer of LNG carriers. The Partnership’s fleet consists of eleven wholly owned LNG carriers as well as three vessels on bareboat charters, with an average carrying capacity of approximately 159,000 cbm. The Partnership is a publicly traded master limited partnership (NYSE: GLOP) but has elected to be treated as a C-corporation for U.S. income tax purposes and therefore its investors receive an Internal Revenue Service Form 1099 with respect to any distributions declared and received. Visit the Partnership’s website at http://www.gaslogmlp.com. The information contained in that website is not incorporated by reference in this proxy statement.

As of                     , 2023, Parent holds 15,621,602 Common Units (representing 30.2% of the Common Units issued and outstanding as of                     , 2023) and 1,245,000 Class B Units and is also the owner of the General Partner. In the event that the Effective Time does not occur prior to July 1, 2023, the 415,000 Class B-4 Units that are issued and outstanding will become eligible for conversion on a one-for-one basis into 415,000 Common Units at Parent’s option on July 1, 2023.

Common Units trade on the NYSE under the symbol “GLOP”, and the Preference Units are listed on the NYSE under the ticker symbol “GLOP PR A”, “GLOP PR B” and “GLOP PR C”. The Partnership’s mailing address is c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537, Piraeus, Greece and its telephone number is +30 210 459 1000. A detailed description of the Partnership’s business is contained in the 2022 Form 20-F and in the other documents incorporated by reference into this proxy statement. See “Where You Can Find More Information”.

During the past five years, the Partnership has not been (1) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of the Partnership

The names and material occupations, positions, offices or employment during the past five years of the Partnership’s directors and executive officers are set forth below. During the past five years, none of the Partnership’s directors or executive officers have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, the address for each of the Partnership’s listed directors and executive officers is c/o GasLog LNG Services Ltd., 69 Akti Miaouli, 18537 Piraeus, Greece, and the phone number for each of the Partnership’s listed directors and executive officers is +30 210 459 1000.

Director / Officer	Address of Principal Office / Business	Country of Citizenship	Name / Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Directors
Curtis v. Anastasio	c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	U.S.	GasLog Partners LP, Chairman and Director	Owner, operator and acquirer of LNG carriers	GasLog Partners LP, Chairman and Director (2016 - current)
			Par Pacific Holdings, Director, Par Pacific Corporate Headquarters, 825 Town & Country Lane, Suite 1500, Houston, TX 77024	Oil refining and marketing	Par Pacific Holdings, Director (2014 - current)
			Chemours Company, Director, 1007 Market Street, P.O. Box 2047, Wilmington, DE 19899	Chemical products and research	Chemours Company, Director (2015 - current) Federal Reserve Bank of Dallas, Director (2013 - 2019)
Paolo Enoizi	c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	Italy	GasLog Partners LP, Director and Chief Executive Officer, c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	See above	GasLog Partners LP, Director and Chief Executive Officer (2021 - current); Chief Operating Officer (2019 - 2022)
			HiLo Maritime Risk Management Limited, Director, Thanet House Business Centre, 231-232 Strand, London, U.K. WC2R 1DA	Joint industry non-profit initiative to enhance shipping industry safety	HiLo Maritime Risk Management Limited, Director (2020 - current)
			Gastrade, Director, Leof. Kifisias 197, Marousi 151 24	Development, operation and management of natural gas systems	Gastrade, Director (2020 - current)
			Saturn Merger Sub LLC, Chief Executive Officer	Merger subsidiary	Saturn Merger Sub LLC, Chief Executive Officer (2023 - current)
			GasLog Ltd., Chief Executive Officer, c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	International owner, operator and manager of LNG carriers	GasLog Ltd., Chief Executive Officer (2022 - current); Chief Operating Officer (2019 - 2022) Stolt Tankers BV, Managing Director (2015 - 2019)

Director / Officer	Address of Principal Office / Business	Country of Citizenship	Name / Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Julian Metherell	81 Kings Road, London, SW3 4NX, United Kingdom	United Kingdom	GasLog Partners LP, Director	See above	GasLog Partners LP, Director (2020 - current)
			MW&L Capital, Director, 81 Kings Road, London, SW3 4NX, United Kingdom	Investment	MW&L Capital, Director (2017 - current)
			GasLog Ltd., Vice-Chairman and Director	See above	GasLog Ltd., Vice-Chairman and Director (2011 - current)
			Well-Safe Solutions Limited, Director, 28 Albyn Place, Aberdeen, United Kingdom, AB10 1YL	Oil and gas well decommissioning	Wellsafe Solutions, Director (2019 - current)
			Natural Capital Research Limited , Director, 24 Greville Street, London, United Kingdom, EC1N 8SS	Data analytics	Natural Capital Research Limited, Director (2021 - current)
			Chair Mentors International Limited, Director, 81 Kings Road, London, England, SW3 4NX	Provision of corporate executive mentoring to Executives and Board members	Chair Mentors International Limited, Director (2019 - current)
Roland Fisher	Willy-Brandt-Allee 4, 53113 Bonn, Germany	United Kingdom	GasLog Partners LP, Director	See above	GasLog Partners LP, Director (2021 - current)
			Gasfin Development, SA, Director, Willy-Brandt-Allee 4, 53113 Germany	Mid-scale LNG infrastructure	Gasfin Development, SA, Director (2010 - current)
			Transition Energy Group, Director, 5865 Ridgeway Center Pkwy, Ste 389, Memphis, Shelby County, TN, U.S.38120	Green Ammonia Project Development	Transition Energy Group, Director (2022 - current)

Director / Officer	Address of Principal Office / Business	Country of Citizenship	Name / Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Kristin H. Holth	Tyveholmen kontorfellesskap AS Tjuvholmen Alle 19, 7. floor N-0252 Oslo	Norway	GasLog Partners LP, Director	Advisory Services including Non-Executive Director Positions	GasLog Partners LP, Director (2021 - current)
			Noble Corp, Director, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, U.K. WA14 2DT	Offshore drilling contractor	Noble Corp, Director (2022 - current)
			Maersk Tankers A/S, Director, Holmbladsgade 133, 2300 Copenhagen, Denmark	Service company in the tanker industry	Maersk Tankers A/S, Director (2021 - current)
			Hitec Vision AS, Director, 4th Floor, P.O. Box 8120, 4068 Stavanger, Norway	Capital investment in energy	Hitec Vision AS, Director (2020 - current)
			Asset Buyout Partner A.S., Director, Haakon VIIs gate 6, 0161 Oslo, Norway	Industrial real estate	Asset Buyout Partner A.S., Director (2020 - current)
			Equality Check AS, Director, Torggata 8, 0181 Oslo, Norway	HR analytics software	Equality Check AS, Director (2021 - current)
GasLog Ltd., Director (2020 - 2021) DNB Bank ASA, Executive Vice President and Global Head of Ocean Industries (2017 - 2020) and Global Head of Shipping, Offshore & Logistics (2013 - 2017)

Director / Officer	Address of Principal Office / Business	Country of Citizenship	Name / Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Executive Officers
Paolo Enoizi	c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	Italy	GasLog Partners LP, Chief Executive Officer, c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	See above	GasLog Partners LP, Director and Chief Executive Officer (2021 - current); Chief Operating Officer (2019 - 2022)
			HiLo Maritime Risk Management Limited, Director, Thanet House Business Centre, 231-232 Strand, London, U.K. WC2R 1DA	Joint industry non-profit initiative to enhance shipping industry safety	HiLo Maritime Risk Management Limited, Director (2020 - current)
			Gastrade, Director, Leof. Kifisias 197, Marousi 151 24	Development, operation and management of natural gas systems	Gastrade, Director (2020 - current)
			Saturn Merger Sub LLC, Chief Executive Officer	See above	Saturn Merger Sub LLC, Chief Executive Officer (2023 - current)
			GasLog Ltd., Chief Executive Officer, c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	See above	GasLog Ltd., Chief Executive Officer (2022 - current); Chief Operating Officer (2019 - 2022) Stolt Tankers BV, Managing Director (2015 - 2019)

Director / Officer	Address of Principal Office / Business	Country of Citizenship	Name / Address of Principal Employer and Occupation	Principal Business of Employer	Material Occupations or Positions During Past Five Years
Achilleas Tasioulas	c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	Greece	GasLog Partners LP, Chief Financial Officer, c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	See above	GasLog Partners LP, Chief Financial Officer (2020 - current)
			Saturn Merger Sub LLC, Chief Financial Officer	See above	Saturn Merger Sub LLC, Chief Financial Officer (2023 - current);
			GasLog Ltd., Chief Financial Officer	See above	GasLog Ltd., Chief Financial Officer (2020 - current); Deputy CFO (2019 - 2020); Chief Risk Officer, Financial Controller and Head of Tax (2017 - 2019)
			Gastrade, Director, Leof. Kifisias 197, Marousi 151 24	Development, operation and management of natural gas systems	Gastrade, Director (2021 - current)
Konstantinos Karathanos	c/o GasLog LNG Services Ltd., 69 Akti Miaouli 18537 Piraeus, Greece	Greece	GasLog Partners LP, Chief Operating Officer	See above	GasLog Partners LP, Chief Operating Officer (2022 - current); Deputy COO (2021 - 2022); General Manager Innovation and Technology (2019 - 2021)
			GasLog Ltd., Chief Operating Officer	See above	GasLog Ltd., Chief Operating Officer (2022 - current); Deputy COO (2021-2022); General Manager Innovation and Technology (2019 - 2021) Minerva Marine, Technical Manager (2017 - 2019)

Past Transactions and Contacts of the Partnership

Other than the agreements and arrangements in connection with the Merger or otherwise that are discussed elsewhere in this proxy statement, including in the section entitled “Special Factors – Background to the Merger” beginning on page 47, during the past two years (a) there were no negotiations, transactions or material contacts among any of the Partnership, its affiliates, directors and executive officers (the “GLOP Persons”) concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Partnership’s securities, election of the Partnership’s directors or sale or other transfer of a material amount of assets of the Partnership, (b) none of the GLOP Persons entered into any other transaction with the Partnership or any of its affiliates with an aggregate value exceeding 1% of the Partnership’s consolidated revenues for the fiscal year when the transaction occurred, (c) none of the Partnership’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any of the GLOP Persons and (d) there were no agreements, arrangements or understandings between the GLOP Persons and any other person with respect to any securities of the Partnership.

PROPOSAL NO. 2.
POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES,
IF NECESSARY OR APPROPRIATE

Common Unitholders are being asked to approve a proposal that will give the Partnership Board authority to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting. If this proposal is approved, the Special Meeting could be adjourned to any date. If the Special Meeting is adjourned, Common Unitholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the Merger Agreement but do not indicate a choice on the Adjournment Proposal, your Common Units will be voted in favor of the Adjournment Proposal. But if you indicate that you wish to vote against the approval of the Merger Agreement, your Common Units will only be voted in favor of the Adjournment Proposal if you indicate that you wish to vote in favor of that proposal. Subject to the Cutback, if a quorum is present, holders of at least a majority of the issued and outstanding Common Units, including those held by Parent, must vote in favor of the Adjournment Proposal. Common Units held by Parent are not subject to the Cutback. Subject to the Cutback, if a quorum is not present, holders of at least a majority of the issued and outstanding Units, including those held by Parent, entitled to vote and present by attendance at the virtual meeting website or by proxy at the Special Meeting must vote in favor of the Adjournment Proposal.

Accordingly, if a quorum is present, abstentions will have the same effect as votes “AGAINST” approval and if you fail to give voting instructions to your broker, bank or other nominee and are otherwise represented by attendance via the virtual meeting website or by proxy, it will have the same effect as a vote “AGAINST” the Adjournment Proposal.

The Partnership Board unanimously recommends that you vote “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement incorporates documents by reference which are not presented in or delivered with this proxy statement. You should rely only on the information contained in this proxy statement and in the documents that the Partnership has incorporated by reference into this proxy statement. The Partnership has not authorized anyone to provide you with information that is different from or in addition to the information contained in this document or incorporated by reference into this proxy statement.

The Partnership files annual and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Partnership, at www.sec.gov. You may also access the SEC filings and obtain other information about the Partnership through the website maintained by the Partnership, which is http://www.gaslogmlp.com. The information contained in that website is not incorporated by reference in this proxy statement.

The Partnership “incorporates by reference” into this proxy statement information that it filed with the SEC. This means that the Partnership can disclose important information to you without actually including the specific information in this proxy statement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement.

The following documents, which were filed or furnished by the Partnership with the SEC (SEC File No. 001-36433), are incorporated by reference into this proxy statement:

●	The 2022 Form 20-F, filed on March 6, 2023.

●	Reports on Form 6-K furnished on April 6, 2023, April 7, 2023 and April 27, 2023.

●	All subsequent Reports on Form 6-K furnished prior to the date of the Special Meeting that the Partnership identifies in such reports as being incorporated by reference into the proxy statement.

●	The description of the Common Units contained in the registration statement filed on Form 8-A/A filed on April 30, 2014, and including any subsequent amendments or reports filed for the purpose of updating such description.

As a foreign private issuer, the Partnership is exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and the Partnership’s executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Partnership is not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

The Partnership has supplied all information contained or incorporated by reference in this proxy statement about the Partnership.

You can also obtain the documents incorporated by reference in the proxy statement and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed below. To obtain timely delivery, you must request the information no later than five (5) business days before you must make your investment decision.

GasLog Ltd.

c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece

Attention: Investor Relations
Phone: + 30 210 459 1000

GasLog Ltd.

c/o GasLog LNG Services Ltd.
69 Akti Miaouli 18537
Piraeus, Greece
Attention: Investor Relations
Phone: + 30 210 459 1000

In addition, if you have questions about the Merger or the Special Meeting, or if you need to obtain copies of the accompanying proxy statement, proxy cards, election forms or other documents incorporated by reference in the proxy statement, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request.

In order for you to receive timely delivery of the documents in advance of the Special Meeting, the Partnership should receive your request no later than five (5) business days before the date of the Special Meeting. This means that Common Unitholders requesting documents must do so by                     , 2023, in order to receive them before the Special Meeting.

This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. The delivery of this proxy statement will not, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement by reference or in the affairs of the Partnership since the date of this proxy statement.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of April 6, 2023,

by and among

GASLOG PARTNERS LP,

GASLOG PARTNERS GP LLC,

GASLOG LTD.

and

SATURN MERGER SUB LLC

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 6, 2023 (this “Agreement”), is by and among GasLog Partners LP, a Marshall Islands limited partnership (the “Partnership”), GasLog Partners GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership (the “General Partner”), GasLog Ltd., a Bermuda exempted company (“Parent”), and Saturn Merger Sub LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent and the General Partner, the “Sponsor Entities”). Each of the Partnership, the General Partner, Parent and Merger Sub are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.15.

W I T N E S S E T H:

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Marshall Islands LP Act and the Marshall Islands LLC Act, (a) Merger Sub will merge with and into the Partnership (the “Merger”), with the Partnership surviving such Merger, and (b) in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), each Common Unit (other than the Sponsor Units (as defined below) with respect to the Merger Consideration (as defined below)) will receive overall value of $8.65 per Common Unit in cash (the “Consideration”), consisting of (i) a special distribution of $3.28 per Common Unit (with a corresponding amount distributed in respect of each General Partner Unit) to be paid by the Partnership in accordance with the terms hereof (the “Special Distribution”) and (ii) merger consideration of $5.37 per Common Unit to be paid by Parent at the Closing (the “Merger Consideration”);

WHEREAS, Parent, in its capacity as the sole member of the General Partner, has (a) determined that this Agreement and the Transactions are in the best interests of the General Partner and declared it advisable to consent to and enter into this Agreement and (b) consented to and approved this Agreement and the Transactions (the “General Partner Approval”);

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership (the “Partnership Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved this Agreement and the Transactions (the foregoing constituting Special Approval for all purposes under the Partnership Agreement) and (c) recommended to the Partnership Board that the Partnership Board (i) approve this Agreement and the Transactions and (ii) recommend approval of this Agreement and the Transactions to the Common Unitholders (this clause (c), the “Conflicts Committee Recommendation”);

WHEREAS, the Partnership Board, acting upon the Conflicts Committee Recommendation, has unanimously (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (b) approved this Agreement and the Transactions, (c) directed that this Agreement and the Transactions be submitted to a vote of the Common Unitholders, and (d) resolved, subject to Section 5.3, to recommend approval of this Agreement and the Transactions to the Common Unitholders (this clause (d), the “Partnership Board Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement and the Support Agreement and the transactions contemplated hereby and thereby are in the best interests of Parent and (b) approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby;

WHEREAS, each of GEPIF III Crown Bidco L.P., a Cayman Islands exempted limited partnership (“GEPIF”), and Blenheim Holdings Ltd., a Bermuda exempted company (“BHL”), in its capacity as a common shareholder of Parent, has consented to and approved this Agreement and the Transactions in accordance with the Shareholders’ Agreement;

WHEREAS, Parent owns 100% of the issued and outstanding limited liability company interests in Merger Sub;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the Transactions are in the best interests of Merger Sub and declared it advisable to enter into this Agreement and (b) approved the adoption, execution, delivery and performance of this Agreement and the Transactions; and

WHEREAS, simultaneously with the Parties’ entry into this Agreement, Parent and the Partnership shall enter into a voting and support agreement, dated as of the date hereof (as may be amended, the “Support Agreement”), pursuant to which, among other things, Parent shall agree, in its capacity as a limited partner of the Partnership, to vote its Common Units in favor of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1.      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Marshall Islands LP Act and the Marshall Islands LLC Act, at the Effective Time, Merger Sub shall be merged with and into the Partnership, the separate limited liability company existence of Merger Sub will cease and the Partnership will continue its existence as a limited partnership under Marshall Islands Law as the surviving entity in the Merger (such surviving entity, the “Surviving Entity”).

Section 1.2.      Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date”.

2

Section 1.3.      Effective Time. On the terms and subject to the conditions set forth in this Agreement, the Partnership will, on the Closing Date, duly file a certificate of merger effecting the Merger, executed in accordance with, and in such form as is required by, the relevant provisions of the Marshall Islands LP Act and the Marshall Islands LLC Act (the “Certificate of Merger”), with the Registrar of Corporations of the Republic of the Marshall Islands. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Registrar of Corporations of the Republic of the Marshall Islands or at such later date as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4.      Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth herein, in the Partnership Agreement and in the applicable provisions of the Marshall Islands LP Act and the Marshall Islands LLC Act.

Section 1.5.      Organizational Documents of the Surviving Entity.

(a)            At the Effective Time, the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms of the Partnership Agreement and applicable Law.

(b)            At the Effective Time, the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms of the Partnership Agreement and applicable Law, subject to Section 5.9.

ARTICLE II

EFFECT ON INTERESTS

Section 2.1.      Effect of Merger. At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Partnership, the General Partner, Parent, Merger Sub or any holder of any securities of the Partnership or Merger Sub:

(a)            Conversion of Membership Interests in Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become a number of common units representing limited partner interests in the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(b). At the Effective Time, the books and records of the Partnership (as the Surviving Entity) shall be revised to reflect that Parent is the only Common Unitholder of the Surviving Entity and the simultaneous withdrawal of all other Common Unitholders from the Partnership.

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(b)            Conversion of Certain Common Units. Subject to Sections 2.1(c) and 2.4, each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Sponsor Units, shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash equal to the Merger Consideration, without interest. As of the Effective Time, all such Common Units shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Common Unit shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (less any applicable withholding Taxes) pertaining to such Common Units to be paid in consideration therefor, in accordance with Section 2.2(b), and the right to receive any distribution in accordance with this Article II (including, for the avoidance of doubt, the Special Distribution pursuant to Section 5.13), in each case without interest.

(c)            Treatment of Parent-Owned Common Units. Each Common Unit issued and outstanding immediately prior to the Effective Time and owned (beneficially or of record) by Parent and its Affiliates (“Sponsor Units”) shall not be canceled, shall not be converted into the right to receive the Merger Consideration and shall remain issued and outstanding as common units representing limited partner interests in the Surviving Entity. Parent shall have continued rights with respect to the Sponsor Units to receive, without interest, any distribution in accordance with this Article II (including, for the avoidance of doubt, the Special Distribution pursuant to Section 5.13).

(d)            Cancelation of Class B Units. Each Class B Unit issued and outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in respect thereof in accordance with the Partnership Agreement.

(e)            Treatment of Preference Units. Each Preference Unit that is issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof in accordance with the Partnership Agreement.

(f)            Treatment of General Partner Interest. The General Partner Interest that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding in the Surviving Entity and the General Partner shall continue as the sole general partner of the Surviving Entity and the sole record owner (and Parent shall continue as the sole beneficial owner) of the general partner interest in the Surviving Entity.

Section 2.2.      Payment of Merger Consideration.

(a)            Paying Agent; Deposit. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Partnership to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Article II and, in connection therewith, Parent shall enter into an agreement with the Paying Agent prior to the Closing Date in a form reasonably acceptable to the Partnership. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash, and any amounts earned via the investment thereof pursuant to the immediately following sentence, being hereinafter referred to as “Exchange Fund”). Pending its disbursement in accordance with this Section 2.2, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any and all interest earned on the funds in the Exchange Fund shall be paid by the Paying Agent to Parent. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former Common Unitholders to receive the Merger Consideration in accordance with this Article II. The Exchange Fund shall not be used for any purpose other than the payment to Common Unitholders of the Merger Consideration or payment to the Surviving Entity as contemplated in this Section 2.2.

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(b)            Exchange of Common Units. As soon as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), and without any action by any holder of record of Common Units (other than Sponsor Units), the Paying Agent shall deliver to such holder, (i) a notice of the effectiveness of the Merger and (ii) cash in an amount equal to, subject to Section 2.2(f), (A) the number of Common Units held by such holder of record immediately prior to the Effective Time multiplied by (B) the Merger Consideration to which such holder is entitled under this Article II, and such Common Units shall forthwith be canceled. Until satisfaction of the applicable procedures contemplated by this Section 2.2, each Common Unit (other than Sponsor Units) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any distributions pertaining to Common Units formerly represented by such Common Unit as contemplated by this Article II. No interest shall be paid or shall accrue on the Merger Consideration payable with respect to Common Units pursuant to this Article II.

(c)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units six months after the Effective Time shall be returned to Parent, upon demand, and thereafter such former Common Unitholders shall be entitled to look only to Parent for, and Parent shall remain liable for, payment of their claims of the Merger Consideration and any distribution pertaining to their former Common Units that such former Common Unitholders have the right to receive pursuant to the provisions of this Article II. Any Merger Consideration remaining unclaimed by such Common Unitholders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)            No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the Parties, the Surviving Entity or the Paying Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(e)            Transfer Books; No Further Ownership Rights in Common Units. The Merger Consideration paid in respect of each Common Unit (other than Sponsor Units) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Units, subject, however, to the Surviving Entity’s obligation to pay any distribution in respect of such Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership Board not in violation of the terms of this Agreement or prior to the date of this Agreement and which remains unpaid at the Effective Time, including, for the avoidance of doubt, the Special Distribution pursuant to Section 5.13. At the Effective Time, the unit transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers on the unit transfer books of the Surviving Entity of Common Units that were issued and outstanding immediately prior to the Effective Time (other than with respect to any Common Units that remain outstanding pursuant to Section 2.1(c)). From and after the Effective Time, holders of Common Units (other than Sponsor Units) immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Common Units, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Common Units (other than Sponsor Units) are presented to the Paying Agent or Parent, they shall be canceled and exchanged as provided for in this Article II.

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(f)            Withholding Taxes. Parent, the Surviving Entity and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986 (the “Code”), or under any provision of other applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3.      Partnership Awards.

(a)            At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Partnership, the General Partner, Parent, Merger Sub or any holder of securities in the Partnership, each Partnership RCU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted into the right to receive an amount in cash equal to the sum of (i) the product of (A) the number of Common Units subject to such Partnership RCU Award as of immediately prior to the Effective Time and (B) the Merger Consideration and (ii) the amount of accrued but unpaid distributions, including for the avoidance of doubt, the Special Distribution, with respect to such Partnership RCU Award as of immediately prior to the Effective Time (collectively, the “RCU Consideration”).

(b)            At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Partnership, the General Partner, Parent, Merger Sub or any holder of securities in the Partnership, each Partnership PCU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted into the right to receive an amount in cash equal to the sum of (i) the product of (A) the number of Common Units subject to such Partnership PCU Award as of immediately prior to the Effective Time, determined based on actual achievement of any outstanding performance goals as of immediately prior to the Effective Time, and (B) the Merger Consideration and (ii) the amount of accrued but unpaid distributions, including for the avoidance of doubt, the Special Distribution, with respect to such Partnership PCU Award as of immediately prior to the Effective Time, determined based on actual achievement of any outstanding performance goals as of immediately prior to the Effective Time (collectively, the “PCU Consideration”).

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(c)            Prior to the Effective Time, the Partnership or Partnership Board (or, if appropriate, designated committee thereof administering the Partnership Long-Term Incentive Plan) shall take all actions necessary, including adopting any necessary resolutions, to provide that (i) the Partnership Awards shall be treated in accordance with this Section 2.3, (ii) the Partnership Awards shall not be adjusted in respect of, or to reflect, the Special Distribution and (iii) the Surviving Entity shall not be required to deliver Common Units or any equity of the Partnership to any Person pursuant to, upon exercise of, or in settlement of Partnership RCU Awards or Partnership PCU Awards, as applicable, after the Effective Time.

(d)            As soon as reasonably practicable after the Effective Time (but in no event later than 15 business days after the Effective Time), Parent shall, or shall cause the Surviving Entity or one of its Subsidiaries to, pay through the payroll of Parent or the Surviving Entity or one of its Subsidiaries, as applicable, the aggregate RCU Consideration and the aggregate PCU Consideration, with such amounts paid without interest and net of any withholding Taxes required to be deducted and withheld by applicable Laws.

Section 2.4.      Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of Common Units or a different class by reason of the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, combination, exchange of units or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such unit distribution, subdivision, reclassification, recapitalization, split, combination, exchange of units or similar transaction.

Section 2.5.      No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as disclosed in the Partnership SEC Documents (but excluding any disclosure contained in any such Partnership SEC Documents under the headings “Risk Factors” or “Forward-Looking Statements” or similar headings (it being understood that this provision shall not be applicable to the representations and warranties set forth in Sections 3.2 and 3.3)), the Partnership hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.      Organization, Standing and Power.

(a)            Each of the Partnership and its Subsidiaries has been duly formed and is validly existing and in good standing under the Laws of its respective jurisdiction of organization, with requisite corporate, partnership or limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except, with respect to such Subsidiaries, where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Each of the Partnership and its Subsidiaries is in good standing under the Laws of each other jurisdiction which requires such qualification and is duly licensed or qualified to transact business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

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(b)            A true and complete copy of each of the Partnership Charter Documents is included in the Partnership SEC Documents. A true and complete copy of each of the Charter Documents of each of the Partnership’s Subsidiaries has been made available to Parent prior to the date hereof. The Partnership is not in violation of any of its Charter Documents, and none of its Subsidiaries are in violation of any of their respective Charter Documents in any material respect.

Section 3.2.      Capitalization.

(a)            As of the close of business on March 31, 2023 (the “Capitalization Date”), the Partnership has (x) no partnership interests or other equity interests issued and outstanding and no Common Units held in treasury, other than (i) 51,687,865 Common Units, (ii) 1,245,000 Class B Units (comprised of (A) 415,000 Class B-4 Units, (B) 415,000 Class B-5 Units and (C) 415,000 Class B-6 Units), (iii) 13,616,022 Preference Units (comprised of (A) 5,084,984 Series A Preference Units, (B) 3,496,382 Series B Preference Units and (C) 3,061,045 Series C Preference Units) and (iv) the General Partner Interest and (y) 311,136 Common Units reserved for issuance under the Partnership Long-Term Incentive Plan as Partnership RCU Awards. All of the outstanding Partnership Interests have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except (i) for the General Partner Interest, and (ii) as set forth in the Partnership Agreement or as such non-assessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act) and, except as set forth in the Partnership Agreement, free of preemptive rights. Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2, as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of the Partnership issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or other equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)            Except as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Partnership to repurchase, redeem or otherwise acquire any Partnership Interests or other equity interests or any options, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests of the Partnership.

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Section 3.3.      Authority; Noncontravention; Voting Requirements.

(a)            The Partnership has all necessary partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Unitholder Approval, to consummate the Transactions. The execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the Transactions have been duly authorized by the Partnership Board and approved by each of the Conflicts Committee and the Partnership Board, and the Partnership Board, acting upon the Conflicts Committee Recommendation, has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) approved this Agreement and the Transactions, (iii) directed that this Agreement and the Transactions be submitted to a vote of the Common Unitholders, and (iv) resolved, subject to Section 5.3, to make the Partnership Board Recommendation. As of the date of this Agreement, neither the Conflicts Committee Recommendation nor the Partnership Board Recommendation has been subsequently rescinded, modified or withdrawn in any way. Except for obtaining the Unitholder Approval, no other entity action on the part of the Partnership is necessary to authorize the execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the Transactions. This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization, execution and delivery of this Agreement by the Sponsor Entities, constitutes the legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforceability (A) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, rehabilitation, conservatorship, liquidation, receivership and other similar Laws, now or hereafter in effect, of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether applied in a Proceeding or at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b)            Neither the execution and delivery of this Agreement by the Partnership, nor the consummation by the Partnership of the Transactions, nor performance or compliance by the Partnership with any of the terms or provisions of this Agreement will (i) subject to the receipt of the Unitholder Approval and the General Partner Approval, conflict with or violate any provision of (A) the Partnership Charter Documents or (B) any Charter Documents of the Partnership’s Subsidiaries or (ii) assuming that the Consents, filings, declarations or registrations referred to in Section 3.4 and the Unitholder Approval and the General Partner Approval are obtained and made, as applicable, (A) violate any Law or Judgment applicable to the Partnership or its Subsidiaries, (B) violate or constitute a default under (with or without notice or lapse of time or both) any terms, conditions or provisions of any Contract to which the Partnership or any of its Subsidiaries is bound or give rise to any right to terminate, cancel, amend, modify or accelerate the Partnership’s or any of its Subsidiaries’ applicable rights or obligations under any such Contract, (C) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which the Partnership or any of its Subsidiaries is bound or (D) result in the creation of a Lien (other than Permitted Liens) on any properties or assets of the Partnership or any of its Subsidiaries, except in the case of clauses (i)(B) and (ii) above, as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

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(c)            Except for the General Partner Approval, the affirmative vote (in person or by proxy) of the holders of at least a majority of the outstanding Common Units entitled to vote thereon, voting as a single class, at a Unitholders Meeting (the “Unitholder Approval”) in favor of the approval of this Agreement is the only vote or approval of the holders of any class or series of partnership interests, equity interests or capital stock of the Partnership or any of its Subsidiaries that is necessary to approve this Agreement and to consummate the Transactions.

Section 3.4.      Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Schedule 13E-3 (including the filing of a proxy statement with the SEC in connection with the Merger (the “Proxy Statement”)), (b) the filing of the Certificate of Merger with the Registrar of Corporations of the Republic of the Marshall Islands, (c) compliance with the rules and regulations of the New York Stock Exchange, (d) Consents, filings, declarations or registrations as are required to be made or obtained under any applicable Antitrust Laws and (e) compliance with any applicable state securities or blue sky laws (collectively, the “Governmental Approvals”), no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Partnership, the performance by the Partnership of its obligations hereunder and the consummation by the Partnership of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.5.      Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Partnership, threatened in writing, Proceeding or, to the Knowledge of the Partnership, investigation against the Partnership or any of its Subsidiaries or (b) outstanding injunction, order, judgment, ruling, decree or writ of any Governmental Authority (a “Judgment”) imposed upon the Partnership or any of its Subsidiaries or any of their respective directors or officers (in their capacities as such) or, to the Knowledge of the Partnership, any other Person for whom the Partnership or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

Section 3.6.      Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership specifically for inclusion in the Schedule 13E-3 (including any amendment or supplement thereto, the Proxy Statement included therein and any document incorporated by reference therein) shall, on the date the Schedule 13E-3 is filed with the SEC, the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to Common Unitholders or at the time of the Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or its Affiliates for inclusion or incorporation by reference in the Schedule 13E-3.

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Section 3.7.      Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Consideration to be received by the Unaffiliated Unitholders is fair, from a financial point of view, to the Partnership and the Unaffiliated Unitholders.

Section 3.8.      Brokers and Other Advisors. Except for the Financial Advisor, the fees and expenses of which will be paid by the Partnership on behalf of the Conflicts Committee, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based on arrangements made by or on behalf of the Conflicts Committee.

Section 3.9.      No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Partnership nor its Subsidiaries nor any other Person has made or is making any express or implied representation or warranty with respect to the Partnership or its Subsidiaries or with respect to any other information provided to Parent in connection with the Transactions. Without limiting the generality of the foregoing, neither the Partnership nor its Subsidiaries nor any other Person will have or be subject to any liability or other obligation to Parent or any other Person resulting from the distribution to Parent (including its Representatives), or Parent’s (or such Representatives’) use of any such information, including any information, documents, projections, forecasts or other materials made available to Parent in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SPONSOR ENTITIES

Each Sponsor Entity hereby represents and warrants, jointly and severally, to the Partnership as follows:

Section 4.1.      Organization, Standing and Power. Parent has been duly organized and is validly existing as an exempted company under Bermuda law. Merger Sub has been duly organized and is validly existing as a limited liability company under Marshall Islands law. The General Partner has been duly organized and is validly existing and in good standing as a limited liability company under Marshall Islands law.

Section 4.2.      Operations and Ownership of Merger Sub. Parent beneficially owns all of the issued and outstanding limited liability company interests in Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and other Transactions and has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other Transactions and the financing of such Transactions.

Section 4.3.      Authority; Noncontravention.

(a)            Each of the Sponsor Entities has all necessary power and authority to execute and deliver this Agreement and the Support Agreement, as applicable, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Sponsor Entities of this Agreement, and the consummation of the Transactions have been unanimously authorized and approved by the Parent Board, the sole member of the General Partner and the sole member of Merger Sub.

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(b)            The Parent Board has unanimously (i) determined that this Agreement and the Support Agreement and the transactions contemplated hereby and thereby are in the best interests of Parent and (ii) approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby. Each of GEPIF and BHL, in its capacity as a common shareholder of Parent, has consented to and approved this Agreement and the Transactions in accordance with the Shareholders’ Agreement.

(c)            Parent, in its capacity as the sole member of Merger Sub, has (i) determined that this Agreement and the Transactions are in the best interests of Merger Sub and declared it advisable to enter into this Agreement and (ii) approved the adoption, execution, delivery and performance of this Agreement and the Transactions.

(d)            Parent, in its capacity as the sole member of the General Partner, has (i) determined that this Agreement and the Transactions are in the best interests of the General Partner and declared it advisable to consent to and enter into this Agreement and (ii) consented to and approved this Agreement and the Transactions.

(e)            Neither the execution and delivery of this Agreement or the Support Agreement by a Sponsor Entity, nor the consummation by the Sponsor Entities of the transactions contemplated hereby or thereby, nor the performance or compliance by the Sponsor Entities with any of the terms or provisions of this Agreement or the Support Agreement, will (i) conflict with or violate any provision of the Charter Documents of the Sponsor Entities or (ii) assuming that the Consents, filings, declarations or registrations referred to in Section 4.4 are made and obtained, as applicable, (A) violate any Law applicable to the Sponsor Entities, (B) violate or constitute a default under (with or without notice of lapse of time or both) any of the terms, conditions or provisions of any Contract to which the Sponsor Entities, as applicable, are bound or give rise to any right to terminate, cancel, amend, modify or accelerate the Sponsor Entities’ rights or obligations under any such Contract, (C) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which the Sponsor Entities are bound or (D) result in the creation of any Lien on any properties or assets of the Sponsor Entities (other than any Permitted Liens or Liens related to the Debt Financing), except, in the case of clauses (i)(B) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with, hinder or impair the consummation by the Sponsor Entities of any of the Transactions in accordance with the terms of this Agreement.

(f)            Simultaneously with the execution of this Agreement, Parent has executed and delivered the Support Agreement.

Section 4.4.      Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Schedule 13E-3 (including the Proxy Statement therein), (b) the filing of the Certificate of Merger with the Registrar of Corporations of the Republic of the Marshall Islands, (c) compliance with the rules and regulations of the New York Stock Exchange, (d) Consents, filings, declarations or registrations as are required to be made or obtained under applicable Antitrust Laws and (e) compliance with any applicable state securities or blue sky laws, no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement or the Support Agreement by the Sponsor Entities, the performance by the Sponsor Entities of their obligations hereunder and thereunder and the consummation by the Sponsor Entities of the transactions contemplated hereby and thereby, other than such Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the ability of the Sponsor Entities to consummate the Merger or comply with their respective obligations under this Agreement or the Support Agreement.

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Section 4.5.      Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with, hinder or impair the consummation by the Sponsor Entities of any of the Transactions in accordance with the terms of this Agreement, there is no (a) pending or, to the Knowledge of Parent, threatened in writing, Proceeding or, to the Knowledge of Parent, investigation against Parent, Merger Sub or the General Partner or (b) outstanding Judgment imposed upon Parent, Merger Sub or the General Partner or any director or officer thereof (in their capacities as such) or, to the Knowledge of Parent, any other Person for whom Parent, Merger Sub or the General Partner may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

Section 4.6.      Debt Financing.

(a)            Parent has delivered to the Partnership a true and complete copy of a fully executed debt commitment letter dated as of the date hereof, together with all schedules, exhibits, annexes and term sheets attached thereto, pursuant to which the Debt Financing Sources party thereto have committed to provide to Merger Sub, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein (the “Debt Financing”) with only fee amounts and other customary commercially sensitive terms redacted, none of which redacted provisions could affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing (the “Debt Commitment Letter”). As of the date of this Agreement, the Debt Commitment Letter in the form delivered to the Partnership has not been amended or modified, no such amendment or modification is contemplated and none of the obligations and commitments contained in such Debt Commitment Letter have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. Neither Parent, Merger Sub nor any of their Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing other than as set forth in the Debt Commitment Letter provided to the Partnership pursuant to this Section 4.6. Assuming the accuracy of the representations and warranties set forth in Section 3.2(a) and compliance by the Partnership with Sections 5.2(b)(i) and 5.13, the Debt Financing, when funded in accordance with the Debt Commitment Letter, together with cash on hand of Parent and its Subsidiaries, will provide Parent and Merger Sub with sources of immediately available funds in the aggregate sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration and any other amount required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions.

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(b)            The Debt Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto, except as enforcement may be limited by and subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto, of any term of the Debt Commitment Letter. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 and the performance by the Partnership of its obligations under this Agreement, Parent does not have any reason to believe that any party to the Debt Commitment Letter will be unable to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by it, that the conditions to the Debt Financing in the Debt Commitment Letter will not otherwise be satisfied or that the full amount of the Debt Financing will not be available on the Closing Date. The only conditions precedent or other contingencies related to the obligations of the Debt Financing Sources party to the Debt Commitment Letter to fund the full amount of the Debt Financing are those expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, there are no side letters or other Contracts, arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into side letters or other Contracts, arrangements or understandings (whether oral or written and whether or not legally binding) to which Parent, Merger Sub or any of their Affiliates is a party related to the Debt Financing other than as expressly contained in the Debt Commitment Letter and delivered to the Partnership prior to the date of this Agreement. For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any Affiliate of Parent or Merger Sub be a condition to any obligations of the Sponsor Entities hereunder.

Section 4.7.      Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Sponsor Entities specifically for inclusion in the Schedule 13E-3 (including any amendment or supplement thereto, the Proxy Statement included therein and any document incorporated by reference therein) shall, on the date the Schedule 13E-3 is filed with the SEC, the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to Common Unitholders or at the time of the Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Sponsor Entities make no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in the Schedule 13E-3.

Section 4.8.      Ownership of Partnership Interests.

(a)            As of the date of this Agreement, Parent is the beneficial owner of (i) 15,621,602 Common Units and (ii) 1,245,000 Class B Units (comprised of (A) 415,000 Class B-4 Units, (B) 415,000 Class B-5 Units and (C) 415,000 Class B-6 Units), which represent all of the Common Units and Class B Units held beneficially by Parent or any of its Subsidiaries. Such Common Units and Class B Units have been duly authorized and validly issued in accordance with the Partnership Agreement; and Parent beneficially owns such Common Units and Class B Units, free and clear of all Liens (other than Permitted Liens), except for restrictions on transferability contained in the Partnership Agreement or as may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act.

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(b)            The General Partner is the sole general partner of the Partnership and owner of the General Partner Interest; such General Partner Interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such General Partner Interest free and clear of all Liens, except for restrictions on transferability contained in the Partnership Agreement.

Section 4.9.      No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the Sponsor Entities, nor any other Person has made or is making any express or implied representation or warranty with respect to the Sponsor Entities or with respect to any other information provided to the Partnership and in connection with the Transactions. Without limiting the generality of the foregoing, none of the Sponsor Entities, nor any other Person will have or be subject to any liability or other obligation to the Partnership or any other Person resulting from the distribution to the Partnership or its Representatives, or the Partnership’s (or its Representatives’) use of any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership in any “data rooms” or management presentations in expectation of the Merger.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1.      Preparation of the Proxy Statement and the Schedule 13E-3; Unitholders Meeting.

(a)            As soon as practicable following the date of this Agreement, the Partnership and Parent shall prepare and file with the SEC the Proxy Statement and the Rule 13E-3 transaction statement on Schedule 13E-3 (as amended or supplemented, the “Schedule 13E-3”). The Partnership shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Common Unitholders as promptly as practicable following the date of this Agreement. No filing of, or amendment or supplement to, including by incorporation by reference, the Proxy Statement or the Schedule 13E-3 will be made by any Party without providing the other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Common Unitholders. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either of the Proxy Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement and the Schedule 13E-3 or the transactions contemplated by this Agreement.

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(b)            The Partnership shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Common Unitholders (the “Unitholders Meeting”) for the purpose of obtaining the Unitholder Approval. Subject to Section 5.3, the Partnership Board shall, acting upon the Conflicts Committee Recommendation, make the Partnership Board Recommendation, and the Partnership shall use its commercially reasonable efforts to solicit from the Common Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the Unitholder Approval. The Proxy Statement shall include, subject to Section 5.3, the Partnership Board Recommendation. Once the Unitholders Meeting has been called and noticed, the Partnership shall not postpone or adjourn the Unitholders Meeting without the consent of Parent (other than (i) in order to obtain a quorum of the Common Unitholders or (ii) as reasonably determined by the Partnership to comply with applicable Law); provided that in no event shall the Unitholders Meeting be adjourned or postponed for longer than 10 days without the prior written consent of Parent. In no event shall any matter be submitted to the Common Unitholders at the Unitholders Meeting other than the matters specifically contemplated by this Agreement without the prior written consent of Parent.

(c)            Unless this Agreement is validly terminated in accordance with Article VII, the Partnership shall submit this Agreement to the Common Unitholders for approval at the Unitholders Meeting even if the Conflicts Committee shall have effected an Adverse Recommendation Change.

Section 5.2.      Conduct of Business.

(a)            Except as required by applicable Law or Judgment or as expressly required by this Agreement, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is validly terminated pursuant to Section 7.1), unless Parent otherwise expressly consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Partnership shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and (ii) to the extent consistent with the foregoing, use commercially reasonable efforts to maintain and preserve intact its business organization, existing relations with key customers, suppliers and other Persons with whom the Partnership or its Subsidiaries have significant business relationships and the goodwill and reputation of the Partnership’s and its Subsidiaries’ respective businesses.

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(b)            Except as required by applicable Law or Judgment or as expressly required by this Agreement, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is validly terminated pursuant to Section 7.1), unless Parent otherwise expressly consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Partnership shall not, and shall cause each of its Subsidiaries not to:

(i)            issue, sell, transfer, pledge, dispose of, grant or authorize the issuance, sale, transfer, pledge, disposition or grant of, any Common Units or other equity or voting interests in the Partnership or its Subsidiaries, as applicable, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Common Units or other equity or voting interests, or any rights, warrants or options to purchase any shares of its Common Units or other equity or voting interests in the Partnership or its Subsidiaries, as applicable; provided that the Partnership may issue Common Units or other securities as required pursuant to (A) the issuance of Common Units upon conversion of Class B Units in accordance with the Partnership Agreement and (B) the vesting or settlement of Partnership Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Partnership Award in effect on the date of this Agreement; provided, further, that the Subsidiaries of the Partnership may make any such sales, issuances, transfers, pledges, dispositions or grants to the Partnership or a direct or indirect wholly owned Subsidiary of the Partnership; provided, further, that for the avoidance of doubt, the Partnership may cancel Preference Units following the redemption or repurchase of such Preference Units;

(ii)            redeem, purchase or otherwise acquire, directly or indirectly, any outstanding Common Units or other equity or voting interests of the Partnership or its Subsidiaries or any rights, warrants or options to acquire any Common Units or other equity or voting interests of the Partnership or its Subsidiaries, except (A) pursuant to the Partnership Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Partnership Award, (B) in connection with the satisfaction of Tax withholding obligations with respect to Partnership Awards or (C) that the Partnership may purchase or redeem Preference Units;

(iii)            establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Common Units or other equity or voting interests of, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any equity interests of the Partnership or any of its Subsidiaries, in each case, other than (A) regular quarterly cash distributions not to exceed $0.01 per Common Unit in each case consistent with customary declaration, record and payment dates consistent with past practice and, with respect to Preference Units, in accordance with their terms or (B) dividends or distributions from wholly owned Subsidiaries of the Partnership to other wholly owned Subsidiaries of the Partnership or to the Partnership;

(iv)            split, combine, subdivide or reclassify any Common Units or other equity or voting interests of the Partnership or any non-wholly owned Subsidiaries of the Partnership;

(v)            (A) amend the Partnership Charter Documents or (B) amend in any material respect the comparable Charter Documents of any of the Subsidiaries of the Partnership in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;

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(vi)            adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Partnership or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among the Partnership and any wholly owned Subsidiary of the Partnership or among wholly owned Subsidiaries of the Partnership);

(vii)            (A) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business consistent with past practice (including distributions permitted under Section 5.2(b)(iii)) or (B) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice;

(viii)            convert from a limited partnership or limited liability company (as applicable), as the case may be, to any other business entity;

(ix)            other than in the ordinary course of business consistent with past practice, enter into, adopt, agree to, amend, modify or terminate any collective bargaining agreement or other Contract with any labor union, works council or other labor organization;

(x)            other than as required under the terms of any compensation or benefit plan, Contract or agreement as in effect as of the date hereof and provided to Parent (A) enter into, adopt, agree to, amend, modify or terminate any compensation or benefit plan, policy, program, Contract, agreement or arrangement, (B) grant, announce or increase, or commit to grant, announce or increase, any cash or equity or equity-based incentive, bonus, retention, severance or similar compensation or (C) accelerate or commit to accelerate the funding, payment or vesting of the benefits or compensation payable to any current or former employee, officer, director or individual independent contractor of the Partnership or any of its Subsidiaries;

(xi)            modify, amend, terminate or assign, or waive or assign any rights under, any Material Contract in a manner that is materially adverse to Parent and its Subsidiaries, taken as a whole, or which would have a Partnership Material Adverse Effect;

(xii)            waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, which is (A) material to the Partnership and its Subsidiaries, taken as a whole, or (B) a Proceeding relating to the Transactions;

(xiii)            other than in the ordinary course of business consistent with past practice, (A) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than any borrowings under the Partnership’s credit facilities in existence as of the date of this Agreement, (B) create any Lien on its property or the property of its Subsidiaries to secure indebtedness or (C) enter into any Contract having the economic effect of any of the foregoing;

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(xiv)            (A) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (B) settle or compromise any material Proceeding relating to Taxes or (C) change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(xv)            knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (B) any of the conditions to the Closing set forth in Article VI not being satisfied, (C) any material delay or prevention of the consummation of the Merger or (D) a material violation of any provision of this Agreement; or

(xvi)            authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c)            Notwithstanding anything to the contrary herein, the Partnership may, and may permit or cause any Subsidiary of the Partnership to, take actions as may be reasonably necessary with respect to (i) any operational or maritime emergencies (including any piracy, marine disasters, accidents involving a Vessel, hurricanes, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development), equipment failures or an immediate and material threat to the health or safety of natural Persons, property, Vessels or the environment and (ii) the actual or anticipated effects of COVID-19 or any COVID-19 Measure; provided that, in each case, the Partnership shall promptly notify Parent of any such emergency situation or COVID-19 Measure to the extent it involves any immediate and material threat to the health or safety of natural Persons, property, Vessels or the environment and any actions taken in response thereto.

(d)            Notwithstanding anything to the contrary herein, during the period from the date of this Agreement until the Effective Time, if permitted by applicable Law, the Partnership shall declare and pay regular quarterly cash distributions to the holders of each of the Common Units, the Series A Preference Units, the Series B Preference Units and the Series C Preference Units, respectively, consistent with past practice; provided that in no event shall the regular quarterly cash distributions declared or paid by Partnership to the holders of Common Units be less than $0.01 per Common Unit.

Section 5.3.      No Solicitation; Adverse Recommendation Change.

(a)            The Partnership shall not, and the Partnership shall cause its Subsidiaries and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing nonpublic information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, its Subsidiaries, and their Affiliates, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) of assets of the Partnership and its Subsidiaries equal to 20% or more of the Partnership’s consolidated assets (based on their fair market value thereof) or to which 20% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of any class of equity securities of the Partnership or (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning any class of equity securities of the Partnership (each, an “Acquisition Proposal”), other than the transactions contemplated hereby and other than in the ordinary course of business.

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(b)            Except as permitted by Section 5.3(c), the Partnership shall not, and shall cause its Subsidiaries and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or (ii) fail to include the Partnership Board Recommendation in the Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as an “Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s Subsidiaries, or the Partnership’s Representatives, other than any violation caused by or at the direction of Parent or by any of its Affiliates or Representatives acting on Parent’s behalf, shall be deemed to be a breach of this Section 5.3 by the Partnership.

(c)            Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Unitholder Approval, and subject to compliance in all material respects with this Section 5.3(c), the Conflicts Committee may make an Adverse Recommendation Change on behalf of the Partnership Board; provided, however, that the Conflicts Committee may not effect an Adverse Recommendation Change unless:

(i)            the Conflicts Committee determines in good faith, after consultation with its outside legal counsel, that failure to effect an Adverse Recommendation Change would be adverse to the interests of the Unaffiliated Unitholders or would otherwise be a breach of its duties under the Partnership Agreement and applicable Law;

(ii)            the Conflicts Committee has provided prior written notice to Parent at least five days in advance of its intention to take such action, unless at the time such notice is otherwise required to be given there are less than five days prior to the Unitholders Meeting, in which case the Conflicts Committee shall provide as much notice as is practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(iii)            during the Partnership Notice Period, the Conflicts Committee has negotiated, and has directed its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Adverse Recommendation Change would not be adverse to the interests of the Unaffiliated Unitholders or would not otherwise be a breach of its duties under the Partnership Agreement and applicable Law; provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make an Adverse Recommendation Change.

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(d)            In addition to the other obligations of the Partnership set forth in this Section 5.3, the Partnership shall promptly advise Parent, orally and in writing, and in no event later than forty-eight hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall keep Parent promptly (and in no event later than forty-eight (48) hours) informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly (and in no event later than forty-eight (48) hours) provide Parent with copies of any additional written materials received by the Partnership or that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

Section 5.4.      Commercially Reasonable Efforts.

(a)            Subject to and upon the terms and conditions of this Agreement, each of the Parties shall cooperate with the other Parties and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing set forth in Article VI applicable to such Party to be satisfied as promptly as reasonably practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including (A) preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents and (B) executing and delivering any additional instruments necessary to consummate the Transactions, (ii) obtain all Consents from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including any such Consents required under applicable Antitrust Laws, (iii) take all steps that are necessary, proper or advisable to avoid any Proceeding by any Governmental Authorities with respect to this Agreement or the Transactions and (iv) defend or contest in good faith any Proceeding by any third party, whether judicial or administrative, challenging this Agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b)            Subject to and upon the terms and conditions of this Agreement, the Partnership and Parent shall each use its commercially reasonable efforts to (i) take all action necessary to ensure that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) is or becomes applicable to any of the Transactions or this Agreement and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of such Transactions, take all action necessary to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on such Transactions.

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Section 5.5.      Public Announcements. The Sponsor Entities and the Partnership shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not (and shall not cause or permit their respective Subsidiaries or Representatives to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.3 or to the extent related to any actual or contemplated litigation between or among the Parties. The Parties agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in a form reasonably agreed to by the Parties. Notwithstanding the foregoing, the Sponsor Entities and the Partnership may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

Section 5.6.      Access to Information.

(a)            Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Partnership shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each Party shall furnish promptly to each other Party a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws.

(b)            This Section 5.6 shall not require either Party to permit any access, or to disclose any information, that in the reasonable, good-faith judgment (after consultation with counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good-faith judgment (after consultation with counsel) adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith (after consultation with counsel) could be, future litigation, or (ii) if such Party or any of its Subsidiaries, on the one hand, and each other Party or any of their Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good-faith belief of the Party being requested to disclose the information (after consultation with counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good-faith belief of the Party being requested to disclose the information (after consultation with counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of each other Party shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (1) notify each other Party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (2) communicate to each other Party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)), and (3) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any Contract, use commercially reasonable efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such Contract).

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(c)            No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the Parties.

Section 5.7.      Debt Financing.

(a)            Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not, without the prior written consent of the Partnership (such consent not to be unreasonably withheld, delayed or conditioned), effect or permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letter if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing to an amount that is less than the amount that would be required, when taken together with cash on hand of Parent and its Subsidiaries and other sources of funds available to Parent and Merger Sub on the Closing Date (including any amounts to be received pursuant to Section 5.13), to pay the aggregate Merger Consideration and any other amount required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions, (ii) impose additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or any other terms to the Debt Financing in a manner that would reasonably be expected to prevent or materially delay the Closing Date or (iii) adversely impact the ability of Parent to enforce its rights against the Debt Financing Sources under the Debt Commitment Letter.

(b)            Subject to the terms and conditions set forth herein, prior to the Effective Time, Parent shall use, or cause Merger Sub to use, its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter, (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Debt Commitment Letter that are within its control, (iii) consummate the Debt Financing at or prior to the Closing, (iv) comply with its obligations pursuant to the Debt Commitment Letter and (v) enforce its rights pursuant to the Debt Commitment Letter.

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(c)            In the event that any portion of the Debt Financing becomes unavailable, Parent shall (i) promptly notify the Partnership in writing of such unavailability and the reason therefor and (ii) use its commercially reasonable efforts to (A) obtain as promptly as practicable debt financing from alternative sources (the “Alternative Debt Financing”) in an amount sufficient, when taken together with cash on hand of Parent and its Subsidiaries and other sources of funds available to Parent and Merger Sub on the Closing Date (including any amounts to be received pursuant to Section 5.13), to pay the aggregate Merger Consideration and any other amount required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions and that do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Commitment Letter and (B) obtain, and, when obtained, provide the Partnership with a copy of, a new financing commitment that provides for such Alternative Debt Financing (the “Alternative Debt Commitment Letter”). If applicable, any reference in this Agreement to the term “Debt Commitment Letter” shall be deemed to include any such Alternative Debt Commitment Letter and any fee letter referred to in such Alternative Debt Commitment Letter and any reference in this Agreement to the term “Debt Financing” shall be deemed to include any such Alternative Debt Financing.

(d)            The Partnership shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective Representatives to, cooperate with Parent as necessary in connection with the arrangement, syndication and consummation of the Debt Financing as may be reasonably requested by Parent, including: (i) participation by members of management and other Representatives of the Partnership in a reasonable number of meetings, conference calls, presentations and due diligence sessions in connection with the Debt Financing; (ii) assisting Parent and the Debt Financing Sources in the preparation of customary bank information memoranda (including, to the extent reasonably requested, an additional bank information memorandum that does not include material non-public information), lender presentations or other marketing and syndication documents and materials customarily used to arrange financings of the type contemplated by the Debt Commitment Letter and otherwise reasonably cooperating with the marketing efforts of Parent and the Debt Financing Sources for any portion of the Debt Financing; (iii) delivering customary representation and authorization letters with respect to information in respect of the Partnership and its Subsidiaries contained in the bank information memoranda and other similar documents; (iv) using commercially reasonable efforts to ensure that the Debt Financing Sources benefit materially from the existing lending relationships of the Partnership and its Subsidiaries; (v) furnishing Parent as promptly as practicable with any financial and other information regarding the Partnership and its Subsidiaries as is reasonably requested by Parent or the Debt Financing Sources in connection with the Debt Financing; (vi) assisting in the preparation of, and executing and delivering, certificates and other documents as may be necessary in connection with the definitive agreements for the Debt Financing; (vii) furnishing Parent and the Debt Financing Sources with all documentation and information regarding the Partnership and its Subsidiaries that any Debt Financing Source reasonably determines is required under applicable “know your customer” and anti-money laundering rules and regulations; (viii) facilitating the pledging of collateral, as contemplated by the Debt Commitment Letter, substantially concurrently with the Closing and (ix) cooperating with the Debt Financing Sources’ requests for due diligence to the extent customary and reasonable; provided, however, that nothing in this this Section 5.7(d) will require any such cooperation to the extent that it would (A) require the Partnership to pay any fees or reimburse any expenses with respect to or in connection with the Debt Financing prior to the Closing for which it has not received prior reimbursement, (B) require the Partnership to approve or enter into any certificate, agreement, arrangement, document or instrument with respect to or in connection with the Debt Financing that would be effective prior to the Closing (except the representation and authorization letters referred to in clause (iii) above), (C) unreasonably interfere with the ongoing business operations of the Partnership and its Subsidiaries, (D) cause any Representative of the Partnership or any of its Subsidiaries to incur any personal liability, (E) provide access to or disclose information if the Partnership reasonably determines that providing such access to or disclosing such information would result in a loss of the ability of the Partnership to successfully assert a claim of privilege (including, without limitation, the attorney-client and work product privileges); provided that, under any circumstance described in this clause (E), the Partnership shall cooperate with Parent to implement a solution to permit the access to the applicable information generally contemplated by this Section 5.7(d), (F) include any actions that the Partnership reasonably believes would (1) result in a violation of any organizational document of the Partnership or any of its Subsidiaries, any Material Contract or any Law or (2) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in Article VI to fail to be satisfied or (G) require the Partnership to prepare any financial statement or information that is not available to it and is not prepared in the ordinary course of its financial reporting practice. The Partnership hereby consents to the use of the Partnership’s logos in connection with the Debt Financing; provided that the logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Partnership or any of its Subsidiaries or the reputation or the goodwill of the Partnership or any of its Subsidiaries.

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Section 5.8.      Notification of Certain Matters. The Partnership shall give prompt notice to Parent, and Parent shall give prompt notice to the Partnership, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent is reasonably likely to be material to the Partnership or Parent, (b) any Proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (d) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (c) and (d), the failure to comply with this Section 5.8 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

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Section 5.9.      Indemnification and Insurance.

(a)            For purposes of this Section 5.9, “Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Partnership or any of its Subsidiaries, and also with respect to any such Indemnified Person, in his or her capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or any of its Subsidiaries, together with such Indemnified Person’s heirs, executors or administrators.

(b)            From and after the Effective Time, to the fullest extent that the Partnership (as the Surviving Entity) or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, Parent shall, or shall cause the Surviving Entity to, (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding based on or arising out of (i) the fact that an Indemnified Person is or was a director or officer of the Partnership or any of its Subsidiaries or (ii) acts or omissions by an Indemnified Person in the Indemnified Person’s capacity as a director or officer of the Partnership or any of its Subsidiaries or taken at the request of the Partnership or nay of its Subsidiaries, in each case under clause (i) or (ii), at or any time prior to the Effective Time, and provide advancement promptly, and in any event within 10 days after any written request, of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses contained in the Partnership Agreement and the Charter Documents of any applicable Subsidiary thereof immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity and its Subsidiaries shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Partnership, and its Subsidiaries than are presently set forth in the Partnership Agreement and such other Charter Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 5.9(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c)            The Surviving Entity shall maintain in effect for three years from the Effective Time (the “Initial Coverage Period”) the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that, with the written consent of Parent obtained prior to the Effective Time, the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to the first sentence of this Section 5.9(c) more than an amount per year equal to 200% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership elects, then, in lieu of the obligations of the Surviving Entity under the first sentence of this Section 5.9(c), the Partnership may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that the cost of the “tail policy” shall be borne by the Surviving Entity and in no event shall the cost of such policy exceed the Maximum Amount. In addition, the Surviving Entity shall maintain in effect for three years following the Initial Coverage Period directors’ and officers’ liability insurance policies, covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons, with reputable carriers and with coverage containing terms and conditions that are no less favorable to the Indemnified Persons than the directors’ and officers’ liability insurance policies then-maintained for the directors and officers of Parent (and in any event providing for not less than $40,000,000 of coverage).

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(d)            The rights of any Indemnified Person under this Section 5.9 shall be in addition to any other rights such Indemnified Person may have under the Partnership Agreement, the Charter Documents of any Subsidiary of the Partnership, the Marshall Islands LP Act or the Marshall Islands LLC Act. The provisions of this Section 5.9 shall survive the consummation of the Transactions for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of its businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations of the Surviving Entity set forth in this Section 5.9.

Section 5.10.      Securityholder Litigation. The Partnership shall give Parent prompt notice and the opportunity to lead the joint defense or settlement of any securityholder litigation against the Partnership, the General Partner or their respective officers and/or directors relating to the Merger and the other Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.11.      Performance by the Partnership. Parent shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and its Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership and its Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent or its duly authorized Representatives.

Section 5.12.      Conflicts Committee. Prior to the Effective Time, neither the General Partner nor Parent nor their Representatives shall, without the consent of the Conflicts Committee, cause or take any action that would cause the elimination of the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the Partnership Board that is a member of the Conflicts Committee either as a member of the Partnership Board or the Conflicts Committee, without the affirmative vote of the Conflicts Committee. For the avoidance of doubt, this Section 5.12 shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the Partnership Agreement.

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Section 5.13.       Special Distribution. As soon as reasonably practicable after receipt of the Unitholder Approval, and in any event no less than two business days prior to the Closing Date, the Partnership Board shall (and Parent shall cause its Representatives on the Partnership Board to) declare the Special Distribution with a record date on a business day prior to the Closing Date and a payment date occurring on or prior to the Closing Date, in each case in accordance with, and subject to the requirements of, the Partnership Agreement and applicable Law, and which dates shall be reasonably agreed among the Parties. The Special Distribution shall be allocated as contemplated by Section 6.3 of the Partnership Agreement and paid to Common Unitholders and the General Partner prior to the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1.         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Unitholder Approval. The Unitholder Approval shall have been obtained in accordance with applicable Law and the Partnership Agreement.

(b)            No Injunctions or Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining, restraining, or otherwise making illegal, preventing or prohibiting the consummation of the Merger.

(c)            Special Distribution. The Special Distribution shall have been declared and paid in accordance with Section 5.13.

Section 6.2.        Conditions to Obligations of the Sponsor Entities to Effect the Merger. The obligations of the Sponsor Entities to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of the Partnership (i) set forth in Sections 3.3(a) and 3.3(c) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.2(a) shall be true and correct in all but de minimis respects, in each case both when made and at and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) (iii) set forth in Article III (other than Sections 3.2(a), 3.3(a) and 3.3(c)) shall be true and correct, in each case both when made and at and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification or limitation as to “materiality”, “Partnership Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

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(b)            Performance of Obligations of the Partnership. The Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)            No Partnership Material Adverse Effect. Since the date of this Agreement there shall not have been any Partnership Material Adverse Effect.

(d)            Certificates. The Partnership shall have delivered to Parent a certificate of an authorized officer of the Partnership, dated as of the Closing Date, in form and substance reasonably acceptable to Parent, to the effect that the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

Section 6.3.         Conditions to Obligations of the Partnership to Effect the Merger. The obligations of the Partnership to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Sponsor Entities (i) set forth in Section 4.3(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in Article IV (other than Section 4.3(a)) shall be true and correct, in each case both when made and at and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification or limitation as to “materiality” or words of similar import set forth therein) does not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or hinder the consummation of the Transactions.

(b)            Performance of Obligations of the Sponsor Entities. The Sponsor Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)            Certificates. Parent shall have delivered to the Partnership a certificate of an authorized officer of Parent, dated as of the Closing Date, in form and substance reasonably acceptable to the Partnership, to the effect that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.

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Section 6.4.        Frustration of Closing Conditions. The Partnership may not rely on the failure of any condition set forth in Section 6.1 or 6.3 to be satisfied if the failure of the Partnership to perform in all material respects any of its obligations under this Agreement, including to use its commercially reasonable efforts to consummate the Transactions, as required by and subject to the terms of this Agreement, was the primary cause of or primarily resulted in the failure of such condition to be satisfied. The Sponsor Entities may not rely on the failure of any condition set forth in Section 6.1 or 6.2 to be satisfied if the failure of a Sponsor Entity to perform in all material respects any of its obligations under this Agreement, including to use its commercially reasonable efforts to consummate the Transactions, as required by and subject to the terms and conditions of this Agreement, was the primary cause of or primarily resulted in the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION

Section 7.1.        Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)          by the mutual written consent of the Partnership and Parent duly authorized by each of the Conflicts Committee and the Parent Board, respectively;

(b)          by either of Parent or, following authorization by the Conflicts Committee, the Partnership:

(i)            if the Closing shall not have been consummated on or before October 6, 2023 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party (A) if the breach by such Party of its representations and warranties set forth in this Agreement or the failure of such Party to perform any of its obligations under this Agreement, its failure to act in good faith or its failure to use its commercially reasonable efforts to consummate the Transactions, including to the extent required by and subject to Section 5.4, has been a principal cause of or resulted in the failure of the Merger to be consummated on or prior to such date (it being understood that Parent, Merger Sub and the General Partner shall be deemed a single party for purposes of the foregoing proviso) or (B) if any other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii)            if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement under this Section 7.1(b)(ii) shall have performed in all material respects its obligations under this Agreement, acted in good faith and used commercially reasonable efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or

(iii)            if the Unitholders Meeting at which the vote was taken shall have concluded and the Unitholder Approval shall not have been obtained; provided, however, that the Party seeking to terminate this Agreement under this Section 7.1(b)(iii) shall have performed in all material respects its obligations under this Agreement with respect thereto;

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(c)           by Parent:

(i)            if an Adverse Recommendation Change shall have occurred; or

(ii)          if the Partnership shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is not reasonably capable of being cured prior to the Outside Date or has not been cured by the Partnership within 30 days following receipt of written notice from Parent of such breach or failure to perform stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(ii) (or in any event, has not been cured by the Outside Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if any of the Sponsor Entities is then in material breach of any of its representations, warranties, obligations or agreements hereunder;

(d)           by the Partnership if a Sponsor Entity shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (B) is not reasonably capable of being cured prior to the Outside Date or has not been cured by the applicable Sponsor Entity within 30 days following receipt of written notice from the Partnership of such breach or failure to perform stating the Partnership’s intention to terminate this Agreement pursuant this Section 7.1(d); provided that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) (1) if the Partnership is then in material breach of any of its representations, warranties, obligations or agreements hereunder and (2) without such termination first being authorized by the Conflicts Committee.

Section 7.2.        Effect of Termination.

(a)            In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in this Section 7.2 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the General Partner, the Partnership, any Debt Financing Source or their respective directors, officers and Affiliates, except (i) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (ii) that no such termination shall relieve any Party from liability for fraud or any Willful Breach.

(b)            Notwithstanding Section 7.2(a) or anything else to the contrary in this Agreement, in the event this Agreement is terminated (i)(A) by either of Parent or, following authorization by the Conflicts Committee, the Partnership pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) at a time when this Agreement was terminable by Parent pursuant to Section 7.1(c)(i) or (B) by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), the Partnership shall pay Parent the reasonable and documented out-of-pocket costs and expenses of the Sponsor Entities (including outside attorney’s fees and disbursements) incurred in connection with this Agreement, the Support Agreement and the Debt Commitment Letter and the transactions contemplated hereby and thereby or (ii) by the Partnership pursuant to Section 7.1(d), Parent shall pay the Partnership its reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees and disbursements) incurred in connection with this Agreement, the Support Agreement and the Debt Commitment Letter and the transactions contemplated hereby and thereby; provided that in no event shall the Partnership or Parent, as applicable, be required to provide reimbursement pursuant to this Section 7.2(b) in an aggregate amount in excess of $5,000,000.

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ARTICLE VIII

MISCELLANEOUS

Section 8.1.      No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time; provided that this Section 8.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

Section 8.2.      Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after receipt of the Unitholder Approval, only by written agreement of the Parties; provided, however, that (a) following receipt of the Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law would require further approval by the Common Unitholders without such approval having first been obtained and (b) the Partnership may not, without the prior written approval of the Conflicts Committee, agree to any amendment or modification of this Agreement. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Conflicts Committee.

Section 8.3.      Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) subject to the requirements of applicable Law, waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that the Sponsor Entities shall be deemed a single party for purposes of the foregoing); provided, however, that (i) the Partnership may not make or authorize any such waiver or extension without the prior approval of the Conflicts Committee and (ii) following receipt of the Unitholder Approval, there shall be no waiver or extension which by applicable Law would require further approval by the Common Unitholders without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

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Section 8.4.      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5.      Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, PDF, electronic mail or electronic signature), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 8.6.      Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Exhibits attached hereto, the Support Agreement and the Debt Commitment Letter, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder, except for (i) if the Effective Time occurs, the right of the Common Unitholders to receive the Merger Consideration and any distribution (including the Special Distribution) payable in accordance with Article II, (ii) the rights of the Indemnified Persons set forth in Section 5.9 and (iii) the rights of the Related Parties set forth in Section 8.13, which in each case are intended for the benefit of, and shall be enforceable by, such Persons referred to respectively in clauses (i), (ii) and (iii) above.

Section 8.7.      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the Laws of the Marshall Islands are mandatorily applicable to the Merger.

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(b)            Each of the Parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Proceeding relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and, to the fullest extent permitted by Law, agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.9 or in such other manner as may be permitted by applicable Laws shall be valid and sufficient service thereof.

(c)            EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS.

Section 8.8.      Specific Enforcement. The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement and the Transactions, subject to the terms and conditions of this Agreement. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.7(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that, prior to the valid termination of this Agreement in accordance with Article VII, it will not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not assert that a remedy of monetary damages would provide an adequate remedy or that such Party otherwise has an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.8 shall not be required to provide any bond or other security in connection with any such order or injunction.

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Section 8.9.        Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to Parent, Merger Sub or the General Partner, to:

GasLog Ltd.
c/o GasLog LNG Services Ltd.
69 Akti Miaouli
18537 Piraeus
Greece

Attention:    Alexandros Laios, General Counsel
Email:           alaios@gaslogltd.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:     D. Scott Bennett

Andrew C. Elken

Jin-Kyu Baek
Email:           sbennett@cravath.com

aelken@cravath.com

jbaek@cravath.com

If to the Partnership, to:

GasLog Partners LP
c/o GasLog LNG Services Ltd.
69 Akti Miaouli
18537 Piraeus

Greece

Attention:     Alexandros Laios, General Counsel
Email:           alaios@gaslogltd.com

with a copy to each of (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.
One Rodney Square, 920 North King Street
Wilmington, Delaware 19801

Attention:     Srinivas M. Raju

Kenneth Jackman
Email:           raju@rlf.com

jackman@rlf.com

or such other address or email address as such Party may hereafter specify by like notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the succeeding business day in the place of receipt.

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Section 8.10.      Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 8.10 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.11.      Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the Party incurring or required to incur such fees or expenses, provided that expenses relating to the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of the Unitholder Approval shall be paid 50% by Parent and 50% by the Partnership.

Section 8.12.      Interpretation.

(a)            When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent”, “delivered to Parent” and words of similar import refer to documents delivered in person or electronically to Parent, Merger Sub or their respective Representatives prior to the entry into this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under IFRS. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

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(b)            The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.13.      Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or Affiliate of any Party or any of their respective successors or assigns or past, present or future directors, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives or Affiliates of the Parties (in each case, other than any Affiliate that is expressly a Party) (collectively, the “Related Parties”) shall have any liability (whether at law, in equity, in contract, in tort or otherwise) for any obligations or liabilities of the Parties arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith; provided, however, that nothing in this Section 8.13 shall limit any liability of the Parties or the parties to the Support Agreement for breaches of the terms and conditions of this Agreement and the Support Agreement, as applicable.

Section 8.14.      Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but subject to the proviso at the end of this paragraph), each Party, on behalf of itself, its Subsidiaries, its controlled Affiliates and the Representatives of each of the foregoing, hereby: (a) agrees that any Proceeding involving a Debt Financing Source arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing or the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Laws of the State of Delaware)) shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (c) agrees not to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing or the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such Proceeding in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing or the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing or the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that this Agreement may not be enforced against any Debt Financing Source and agrees that no Debt Financing Source will have any liability to the Partnership, any of its Subsidiaries or any of their respective Representatives, and hereby knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law any rights or claims against any Debt Financing Source, in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any of the agreements entered into in connection with the Debt Financing or the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, and shall be entitled to rely on, this Section 8.14 and (i) agrees that Sections 7.2, 8.4, 8.15 and 8.13, this Section 8.14 and the definition of “Debt Financing Sources” (and any other provision or definition in this Agreement to the extent an amendment, modification, waiver or termination of such provision or definition would modify the substance of any of the foregoing provisions or definitions) may not be amended, modified, waived or terminated in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter; provided that notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the obligations of any Debt Financing Source to the Parent or any of its Subsidiaries, or the rights of the Parent or any its Subsidiaries against any Debt Financing Source, in each case under the Debt Commitment Letter or the definitive agreements executed in connection with the Debt Financing.

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Section 8.15.      Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, unless expressly provided otherwise, the Partnership and its Subsidiaries shall not be considered Affiliates of Parent or any of Parent’s other Affiliates, nor shall Parent or any of Parent’s Affiliates be considered Affiliates of the Partnership or its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Debt Commitment Letter” has the meaning set forth in Section 5.7(c).

“Alternative Debt Financing” has the meaning set forth in Section 5.7(c).

“Antitrust Laws” means all applicable antitrust and competition Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“BHL” has the meaning set forth in the Recitals.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, Bermuda or the Marshall Islands are authorized or required by Law to be closed; provided that any day that the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands is not accepting filings shall not be a “business day” for purposes of Section 1.2.

“Capitalization Date” has the meaning set forth in Section 3.2(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Charter Documents” means, with respect to any entity at any time, in each case as amended, modified and supplemented at that time, (a) the articles and, where relevant, the memorandum of association or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (b) the bylaws, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity, and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s equity interests or of any rights in respect of that entity’s equity interests.

“Class B Units” means Class B Units as defined in the Partnership Agreement.

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“Class B-4 Units” means Class B-4 Units as defined in the Partnership Agreement.

“Class B-5 Units” means Class B-5 Units as defined in the Partnership Agreement.

“Class B-6 Units” means Class B-6 Units as defined in the Partnership Agreement.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(f).

“Common Unit” means a Common Unit as defined in the Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Conflicts Committee Recommendation” has the meaning set forth in the Recitals.

“Consent” means any consent, waiver, approval, clearance, order, license, Permit, order, non-objection, non-action, expiration of waiting periods or authorization.

“Consideration” has the meaning set forth in the Preamble.

“Contract” means any binding loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, capital lease, sale-leaseback, sublease, license, contract or other agreement, instrument, obligation or arrangement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measure” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Judgment, guideline or recommendation promulgated by any relevant industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security (CARES) Act and the Families First Coronavirus Response Act.

“Debt Commitment Letter” has the meaning set forth in Section 4.6(a).

“Debt Financing” has the meaning set forth in Section 4.6(a).

“Debt Financing Sources” means the Persons that have committed or commit prior to the Closing Date to provide or arrange the Debt Financing in connection with the Transactions, including the parties to any commitment letters, engagement letters, joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective former, current and future direct or indirect Affiliates, and the respective equityholders, members, general or limited partners, managers, investment vehicles, officers, directors, employees, attorneys, advisors, agents and Representatives of the foregoing and their respective permitted successors and assigns.

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“Effective Time” has the meaning set forth in Section 1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Financial Advisor” has the meaning set forth in Section 3.7.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Approval” has the meaning set forth in the Recitals.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“GEPIF” has the meaning set forth in the Recitals.

“Governmental Approvals” has the meaning set forth in Section 3.4.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity or any agency, department, division, commission or political subdivision thereof, whether federal, state or local, domestic, tribal, foreign, national, provincial or multinational.

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Indemnified Person” has the meaning set forth in Section 5.9(a).

“Initial Coverage Period” has the meaning set forth in Section 5.9(c).

“Judgment” has the meaning set forth in Section 3.5.

“Knowledge” means, (a) with respect to the Partnership, the actual knowledge of the Partnership's Chief Executive Officer, Chief Financial Officer and General Counsel, after due inquiry of their direct reports and (b) with respect to Parent, the actual knowledge of Parent’s Chief Executive Officer, Chief Financial Officer and General Counsel, after due inquiry of their direct reports.

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“Law” means any federal, state, local or foreign, national, provincial or multinational law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, writ, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law.

“Liens” means any pledges, liens, charges, mortgages, encumbrances, deeds of trust, conditions, covenants, restrictions, options, rights of first refusal or offer, conditional sales or other title retention agreements, adverse claims of ownership or use, easements, encroachments, third-party rights, leases, licenses, hypothecations or security interests of any kind or nature.

“Marshall Islands LLC Act” means the Marshall Islands Limited Liability Company Act of 1996, as amended.

“Marshall Islands LP Act” means the Marshall Islands Limited Partnership Act, as amended.

“Material Contract” means any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent Board” has the meaning set forth in the Recitals.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of GasLog Partners LP, as amended or supplemented from time to time.

“Partnership Award” means a Partnership PCU Award or Partnership RCU Award, as applicable.

“Partnership Board” has the meaning set forth in the Recitals.

“Partnership Board Recommendation” has the meaning set forth in the Recitals.

“Partnership Charter Documents” means (a) the Certificate of Limited Partnership of the Partnership, dated as of January 23, 2014, and (b) the Partnership Agreement.

“Partnership Financial Statements” means, collectively, (a) the Partnership’s audited consolidated (i) statements of financial position as of December 31, 2020 and 2021, (ii) statements of profit or loss for the years ended December 31, 2019, 2020 and 2021, (iii) statements of changes in equity for the years ended December 31, 2019, 2020 and 2021 and (iv) statements of cash flows for the years ended December 31, 2019, 2020 and 2021, in each case, contained in the Partnership’s Form 20-F filed by the Partnership with the SEC on March 1, 2022 and (b) the Partnership’s unaudited condensed consolidated (i) statements of financial position as of December 31, 2021 and 2022, (ii) statements of profits or loss for the three months and years ended December 31, 2021 and 2022 (iii) statements of cash flows for the years ended December 31, 2021 and 2022, in each case, contained in the Report of Foreign Private Issuer on Form 6-K filed by the Partnership with the SEC on January 26, 2023.

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“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plan” means the GasLog Partners LP 2015 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Material Adverse Effect” means any fact, circumstance, effect, change, event or development that, individually or in the aggregate, with all other facts, circumstances, effects, changes, events or developments, (a) would prevent or materially delay, interfere with, hinder or impair the consummation by the Partnership of any of the Transactions in accordance with the terms of this Agreement or (b) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Partnership and its Subsidiaries, taken as a whole; provided that, in the case of clause (b), no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Partnership Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: (i) any change or condition affecting any industry in which the Partnership or any of its Subsidiaries operates; (ii) any economic, legislative or political condition or any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area, including changes in interest or exchange rates, monetary policy or inflation; (iii) any failure in and of itself by the Partnership or any of its Subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a Partnership Material Adverse Effect); (iv) the announcement or the pendency of the Merger (other than for purposes of the representations and warranties contained in Section 3.3(b) and Section 6.2(a) to the extent related to such representations and warranties), including any unitholder litigation arising out of or related to this Agreement; (v) any change in and of itself in the market price, credit rating or trading volume of Common Units on the New York Stock Exchange or any change affecting the ratings or the ratings outlook for the Partnership or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a Partnership Material Adverse Effect); (vi) any change in applicable Law, regulation or IFRS (or authoritative interpretation thereof); (vii) social unrest, riots, protests, geopolitical conditions, the outbreak or escalation of hostilities, any act of war, cyberattack, sabotage or terrorism, or any escalation or worsening of any such act of war, cyberattack, sabotage or terrorism threatened or underway as of the date of this Agreement (except that any damage or  destruction of any Vessels of the Partnership and its Subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a Partnership Material Adverse Effect to the extent that losses resulting therefrom are not covered by insurance); (viii) the occurrence or worsening of any pandemic, epidemic, public health emergency or disease outbreak (including COVID-19) or (ix) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development (except that any damage or destruction of  any Vessels of the Partnership and its Subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a Partnership Material Adverse Effect to the extent that losses resulting therefrom are not covered by insurance); provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (i), (ii), (vi), (vii), (viii) and (ix) above may be taken into account in determining whether a Partnership Material Adverse Effect has occurred to the extent such fact, circumstance, effect, change, event or development has a disproportionate adverse effect on the Partnership and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Partnership and its Subsidiaries operate.

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“Partnership Notice Period” has the meaning set forth in Section 5.3(c).

“Partnership PCU Award” means a restricted common unit award with respect to a Common Unit that remains subject to performance-based vesting conditions.

“Partnership RCU Award” means a restricted common unit award with respect to a Common Unit that is not a Partnership PCU Award.

“Partnership SEC Documents” means, collectively, all reports, schedules, forms, statements or other documents filed with, or furnished to, the SEC on or after January 1, 2022, and prior to the date of this Agreement by the Partnership and its Subsidiaries and publicly available prior to the date of this Agreement, including all exhibits and schedules thereto and documents incorporated by reference therein.

“Party” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“PCU Consideration” has the meaning set forth in Section 2.3(b).

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations and orders of any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable, or the amount or validity of which is being contested in good faith and by appropriate proceedings and, in either case, for which adequate reserves are being maintained on the most recent Partnership Financial Statements in accordance with IFRS, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the Partnership or its Subsidiaries with respect to outstanding indebtedness so long as there is no default under such indebtedness, (d) pledges or deposits by the Partnership or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (e) licenses (including nonexclusive licenses of intellectual property) granted to third parties in the ordinary course of business by the Partnership or its Subsidiaries, (f) Liens created by or through the actions of Parent or any of its Affiliates, (g) transfer restrictions imposed by applicable Law, (h) Liens on Vessels for crews’ wages and salvage, for claims covered by insurance and for maritime liens arising in the ordinary course of business which secure obligations not yet due or payable or not more than 30 days overdue, and (i) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing or intended use of the asset or property affected by such Lien or imperfection.

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“Person” means an individual, corporation, limited liability company, limited or general partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority or any group comprised of two or more of the foregoing.

“Preference Units” means Preference Units as defined in the Partnership Agreement.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case, whether, civil, criminal, administrative, investigative, or otherwise, and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding results in a formal civil or criminal litigation or other action.

“Proxy Statement” has the meaning set forth in Section 3.4.

“RCU Consideration” has the meaning set forth in Section 2.3(a).

“Related Parties” has the meaning set forth in Section 8.13.

“Representatives” means, with respect to any Person, its officers, directors, equityholders, employees, agents, financial advisors, investment bankers, attorneys, accountants, consultants and other advisors and representatives.

“Restraints” has the meaning set forth in Section 6.1(b).

“Schedule 13E-3” has the meaning set forth in Section 5.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Series A Preference Units” means Series A Preference Units as defined in the Partnership Agreement.

“Series B Preference Units” means Series B Preference Units as defined in the Partnership Agreement.

“Series C Preference Units” means Series C Preference Units as defined in the Partnership Agreement.

“Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of June 9, 2021, among Parent, GEPIF and each of those existing shareholders of Parent that are listed on Schedule I thereto.

“Special Approval” means Special Approval as defined in the Partnership Agreement.

“Special Distribution” has the meaning set forth in the Recitals.

“Sponsor Entities” has the meaning set forth in the Preamble.

“Sponsor Units” has the meaning set forth in Section 2.1(c).

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. When used with respect to the Sponsor Entities, the term “Subsidiary” shall not include the Partnership or its Subsidiaries unless otherwise specifically provided in this Agreement.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Takeover Law” has the meaning set forth in Section 5.4(b).

“Tax” means all U.S. and non-U.S. federal, national, provincial, state or local taxes, charges, fees, levies or other similar assessments or liabilities, in each case in the nature of taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, license, payroll, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, alternative or add-on minimum, estimated and franchise taxes, and any other tax of any kind or any charge of any kind, in each case in the nature of taxes, imposed by a Governmental Authority, together with any interest, penalties, assessments or additions to tax imposed with respect to such amounts, whether or not disputed.

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“Tax Returns” means all reports, returns, declarations, claims for refunds, statements or other information supplied or required to be supplied to a Governmental Authority relating to Taxes or any amendment thereof or schedule or attachment thereto.

“Transactions” has the meaning set forth in the Recitals.

“Unaffiliated Unitholders” means Common Unitholders other than Parent and its Affiliates.

“Unitholder Approval” has the meaning set forth in Section 3.3(c).

“Unitholders Meeting” has the meaning set forth in Section 5.1(b).

“Vessels” means, collectively, all vessels wholly owned by the Partnership or any of its Subsidiaries, all vessels chartered-in by the Partnership or any of its Subsidiaries pursuant to charter arrangements and any other vessels in which the Partnership or any of its Subsidiaries have an ownership interest.

“Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act (including acts or failures to act by a party’s Representative at the direction of such party) would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

PARENT:

GASLOG LTD.

By:	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Chief Executive Officer

MERGER SUB:

SATURN MERGER SUB LLC

By:	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Chief Executive Officer

THE PARTNERSHIP

GASLOG PARTNERS LP

By:	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Director & Chief Executive Officer

GENERAL PARTNER:

GASLOG PARTNERS GP LLC

By:	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Chief Executive Officer

ANNEX B

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of April 6, 2023 (this “Agreement”), is by and between GasLog Ltd., a Bermuda exempted company (“Parent”), and GasLog Partners LP, a Marshall Islands limited partnership (the “Partnership”). Each of Parent and the Partnership are referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, the Partnership, GasLog Partners GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership (the “General Partner”), Parent and Saturn Merger Sub LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, Merger Sub will merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a Subsidiary of Parent;

WHEREAS, as of the date hereof, Parent is the Beneficial Owner (as defined below) of 15,621,602 Common Units (the “Subject Common Units”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Partnership entering into the Merger Agreement, Parent is entering into this Agreement with respect to the Subject Common Units; and

WHEREAS, Parent is willing, subject to the limitations herein, not to Transfer (as defined below) any of the Subject Common Units, and to vote the Subject Common Units in a manner to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
GENERAL

Section 1.1     Definitions. This Agreement is the “Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(a)            “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

(b)            “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c)            “Transfer” means any direct or indirect offer, sale, assignment, pledge, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other arrangement or understanding with respect to any offer, sale, assignment, pledge, disposition or other transfer (by operation of law or otherwise), of any Subject Common Units, including in each case through the Transfer of any Person or any interest in any Person.

ARTICLE II
AGREEMENT TO RETAIN COMMON UNITS

Section 2.1     Transfer and Encumbrance of Common Units.

(a)            From the date of this Agreement until the earliest of (i) the Unitholder Approval being obtained, (ii) the termination of the Merger Agreement pursuant to and in accordance with the terms thereof or (iii) the termination of this Agreement by the mutual written consent of Parent and the Partnership (in the case of the Partnership, duly authorized by the Conflicts Committee) (such earliest date, the “Termination Date”), Parent shall not, with respect to any Subject Common Units, (A) Transfer any such Subject Common Units (except as otherwise provided herein) or (B) deposit any such Subject Common Units into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Common Units or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

(b)            Notwithstanding anything to the contrary in Section 2.1(a), Parent may Transfer any Subject Common Units to any Person that (i) is a party to an agreement with the Partnership with substantially similar terms as this Agreement or (ii) as a condition to such Transfer, agrees in a writing, reasonably satisfactory in form and substance to the Partnership, to be bound by this Agreement, and delivers a copy of such executed written agreement to the Partnership prior to the consummation of such Transfer.

(c)            Nothing in this Agreement shall restrict direct or indirect Transfers of equity or other interests in Parent (it being understood that Parent shall remain bound by this Agreement).

Section 2.2     Additional Common Units. From the date of this Agreement until the Termination Date, except for Common Units issued to Parent upon conversion of Class B Units in accordance with the Partnership Agreement, Parent agrees that it will not purchase or otherwise acquire or become the Beneficial Owner of any additional Common Units other than the Subject Common Units of which it is the Beneficial Owner as of the date hereof. From the date of this Agreement until the Termination Date, if Parent becomes the Beneficial Owner of any Common Units as a result of the issuance of Common Units upon conversion of Class B Units in accordance with the Partnership Agreement, such Common Units shall, without further action of the Parties, be deemed “Subject Common Units” and be subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with its terms.

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Section 2.3     Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Common Units in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. If any involuntary Transfer of any Subject Common Units shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Common Units subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with its terms.

ARTICLE III
AGREEMENT TO VOTE

Section 3.1     Agreement to Vote. Prior to the Termination Date, Parent irrevocably and unconditionally agrees that it shall, at any Unitholders Meeting (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Subject Common Units to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all the Subject Common Units:

(a)            in favor of the Merger Agreement and the transactions contemplated thereby; and

(b)            against (i) any agreement, transaction or proposal that relates to any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or inconsistent with the Merger or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries contained in the Merger Agreement; (iii) any action or agreement that would result in any condition to the consummation of the Merger or the transactions contemplated by the Merger Agreement set forth in Article VI of the Merger Agreement not being fulfilled; and (iv) any other action that would, individually or in the aggregate, reasonably be expected to materially delay, interfere with, hinder or impair the consummation of the transactions contemplated by the Merger Agreement or this Agreement in accordance with the terms thereof or hereof.

Any attempt by Parent to vote, (or otherwise to utilize the voting power of) the Subject Common Units in contravention of this Section 3.1 shall be null and void ab initio. Notwithstanding anything to the contrary in this Agreement, Parent shall remain free to vote (or execute consents or proxies with respect to) the Subject Common Units with respect to any matter other than as set forth in clauses (a) and (b) above in any manner Parent deems appropriate.

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Section 3.2     Proxy. Parent hereby irrevocably appoints as its proxy and attorney-in-fact, the chair of the Conflicts Committee and any Person designated in writing by the chair of the Conflicts Committee, each of such Persons individually, with full power of substitution and resubstitution, to vote the Subject Common Units as indicated in Section 3.1. Parent intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by Parent with respect to the Subject Common Units. The proxy granted by Parent (a) shall be automatically revoked upon the occurrence of the Termination Date and (b) may be terminated at any time by the Partnership (with the prior written approval of the Conflicts Committee) by written notice provided to Parent.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

Section 4.1     Representations and Warranties. Parent hereby represents and warrants as follows:

(a)            Ownership. Parent has, with respect to the Subject Common Units, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Subject Common Units. The Subject Common Units constitute all of the Common Units owned of record or beneficially by Parent as of the date of this Agreement.

(b)            Authority. Parent has full corporate power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Partnership) constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by and subject to the Bankruptcy and Equity Exception), and no other action is necessary to authorize the execution and delivery by Parent or the performance of Parent’s obligations hereunder.

(c)            No Violation. The execution, delivery and performance by Parent of this Agreement will not (i) violate any provision of any Law applicable to Parent, (ii) violate any Judgment applicable to Parent or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Parent is a party or any term or condition of Parent’s Charter Documents, except where such conflict, breach or default would not, individually or in the aggregate, reasonably be expected to prevent the performance by Parent of its obligations under this Agreement.

(d)            Consents and Approvals. The execution and delivery by Parent of this Agreement and the performance of Parent’s obligations hereunder do not require Parent to obtain any Consent of, or to make any filing with or notification to, any Governmental Authority, except for any such Consent, filing or notification as may be required under the Exchange Act.

(e)            Absence of Litigation. To the Knowledge of Parent, as of the date of this Agreement, there is no Proceeding pending against, or threatened in writing against Parent that would, individually or in the aggregate, reasonably be expected to prevent (or, if successful, would prevent) the performance by Parent of its obligations under this Agreement.

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Section 4.2     Waiver of Litigation. Parent agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Partnership or any of its affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Partnership Board (or the Conflicts Committee) in connection with the negotiation and entry into this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

Section 4.3     Further Assurances. Parent agrees that from and after the date of this Agreement and until the Termination Date, it shall take no action that would reasonably be likely to adversely affect or delay the ability to perform its covenants and agreements under this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1     Termination. This Agreement shall terminate on the Termination Date. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve (x) any Party from any liability of such Party to the other Party incurred prior to such termination or (y) any Party from any liability to the other Party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve Parent from any liability arising out of or in connection with a breach of this Agreement.

Section 5.2     Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

if to Parent to:

GasLog Ltd.
c/o GasLog LNG Services Ltd.
69 Akti Miaouli
18537 Piraeus
Greece

Attention:   Alexandros Laios, General Counsel
Email:         alaios@gaslogltd.com

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with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:   D. Scott Bennett

Andrew C. Elken

Jin-Kyu Baek
Email:         sbennett@cravath.com

aelken@cravath.com

jbaek@cravath.com;

if to the Partnership, to:

GasLog Partners LP
c/o GasLog LNG Services Ltd.
69 Akti Miaouli
18537 Piraeus

Greece

Attention:   Alexandros Laios, General Counsel
Email:         alaios@gaslogltd.com

with a copy (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.
One Rodney Square, 920 North King Street
Wilmington, Delaware 19801

Attention:    Srinivas M. Raju

Kenneth Jackman
Email:          raju@rlf.com

jackman@rlf.com

or such other address or email address as such Party may hereafter specify by like notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the succeeding business day in the place of receipt.

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Section 5.3      Amendment; Waiver.

(a)            This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties; provided, however, that, Partnership may not, without the prior written approval of the Conflicts Committee, agree to any amendment, modification or waiver of this Agreement.

(b)            No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the Party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in any other instances. No failure by any Party to exercise, and no delay by any Party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

Section 5.4      Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, no Party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party, and any such attempted assignment, delegation or transfer shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, permitted transferees and permitted assigns. Except as expressly set forth in the prior sentence, (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates, and (b) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

Section 5.5      Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter. No agreements or understandings exist among the Parties other than those set forth or referred to herein or therein.

Section 5.6      No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the Parties or a presumption that the Parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 5.7      Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such fees or expenses, whether or not the transactions contemplated by the Merger Agreement and this Agreement are consummated.

Section 5.8      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Partnership any direct or indirect ownership or incidence of ownership of or with respect to the Subject Common Units. All rights, ownership and economic benefits of and relating to the Subject Common Units shall remain vested in and belong to Parent, and the Partnership shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority over Parent in the voting or disposition of any Subject Common Units, except as otherwise expressly provided herein.

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Section 5.9      Disclosure. Parent consents to and authorizes the publication and disclosure by the Partnership of the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in the Schedule 13E-3 (including the Proxy Statement contained therein) and any other announcement or disclosure required by the SEC in connection with the Merger Agreement and the transactions contemplated by thereby.

Section 5.10      Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement with the assistance of counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

Section 5.11      Other Miscellaneous Provisions. The provisions of Sections 8.5, 8.7, 8.8, 8.10 and 8.13 of the Merger Agreement shall be incorporated into this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

GASLOG LTD.

By:	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

GASLOG PARTNERS LP

By:	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Director & Chief Executive Officer

[Signature Page to Voting and Support Agreement]

ANNEX C

April 6, 2023

The Conflicts Committee of the Board of Directors

GasLog Partners LP

69 Akti Miaouli 18537

Piraeus

Greece

Members of the Conflicts Committee:

We understand that GasLog Partners LP (the “Partnership”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with GasLog Partners GP LLC, the general partner of the Partnership (the “General Partner”), GasLog Ltd. (“Parent”), and Saturn Merger Sub LLC, a wholly owned subsidiary of Parent (the “Merger Sub” and, together with Parent and the General Partner, the “Sponsor Entities”), pursuant to which the Merger Sub will merge with and into the Partnership, with the Partnership being the surviving entity as a subsidiary of Parent (the “Merger”). As a result of the Merger, each Common Unit (as defined in the Merger Agreement) of the Partnership, other than the Sponsor Units (as defined in the Merger Agreement) with respect to the Merger Consideration (as defined below), will receive overall value of $8.65 per Common Unit in cash (the "Consideration"), consisting of (i) a special distribution of $3.28 per Common Unit (with a corresponding amount distributed in respect of each General Partner Unit (as defined in the Merger Agreement)) to be paid by the Partnership in accordance with the terms of the Merger Agreement, and (ii) merger consideration of $5.37 per Common Unit to be paid by Parent at the Closing (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Conflicts Committee of the Board of Directors of the Partnership (the “Conflicts Committee”) has asked us whether, in our opinion, the Consideration to be received by holders of the Common Units (other than Parent and its affiliates) (the “Unaffiliated Unitholders”) in the Merger is fair, from a financial point of view, to the Partnership and to such holders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Partnership that we deemed to be relevant, including as set forth in the Annual Report on Form 20-F for the year ended December 31, 2022 and certain Current Reports on Form 6-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership;

(ii)	reviewed publicly-available research analyst price targets and estimates for the Partnership’s future financial performance on a standalone basis;

(iii)	reviewed certain internal projected financial data relating to the Partnership prepared and furnished to us by management of the Partnership, as approved for our use by the Conflicts Committee (the “Forecasts”);

(iv)	reviewed certain third-party charter-free vessel appraisals of the vessels of the Partnership furnished to us by management of the Partnership, as approved for our use by the Conflicts Committee (the “Appraisals”);

(v)	discussed with the Conflicts Committee and management of the Partnership their assessment of the past and current operations of the Partnership, the current financial condition and prospects of the Partnership, and the Forecasts;

(vi)	reviewed the reported prices and the historical trading activity of the Common Units of the Partnership;

(vii)	performed a discounted cash flow analysis for the Partnership based on the Forecasts and other data provided by management of the Partnership;

(viii)	performed a price to net asset value analysis for the Partnership based on the Forecasts, the Appraisals (and adjustments thereto) and other data provided by management of the Partnership;

(ix)	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly-traded master limited partnerships and companies that we deemed relevant;

(x)	compared the financial performance of the Partnership and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(xi)	reviewed the financial terms and conditions of a draft, dated April 6, 2023, of the Merger Agreement;

(xii)	reviewed a draft, dated April 5, 2023, of the Voting and Support Agreement by and between Parent and the Partnership; and

(xiii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership and the other matters covered thereby. We express no view as to the Forecasts or the Appraisals, or the assumptions on which they are based, as applicable. We have relied, at your direction, without independent verification, upon the assessments of the management of the Partnership as to the future operational performance of the Partnership, including but not limited to, charter revenues, commissions, operating expenses, administrative expenses, other fees and expenses, and capital expenditures.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or reduce the contemplated benefits to the Unaffiliated Unitholders of the Merger.

We have not conducted a physical inspection of the properties, facilities or vessels of the Partnership and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership, nor have we been furnished with any such valuations or appraisals (other than the Appraisals), nor have we evaluated the solvency or fair value of the Partnership or any of its vessels under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Partnership and to the Unaffiliated Unitholders, from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, the cancellation of any other class of equity, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. Our opinion does not constitute a recommendation to the Conflicts Committee, the Board of Directors of the Partnership or to any other persons in respect of the Merger, including as to how any holder of Common Units should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which Common Units will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Partnership or the Merger or as to the impact of the Merger on the solvency or viability of the Partnership or the ability of the Partnership to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Conflicts Committee in connection with the Merger and have received an initial fee for our services and will receive an additional fee, a portion of which is payable upon rendering this opinion and a portion of which is contingent upon the consummation of the Merger. The Partnership has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Partnership and we have not received any compensation from the Partnership during such period. Since January 31, 2020, Evercore Group L.L.C. and its affiliates have earned investment banking advisory fees of between $1 million and $5 million, and capital markets fees and commissions of less than $1 million, from Parent. During that same time period, we have earned investment banking advisory fees of between $5 million and $10 million from Blackrock, none of which fees are related to transactions with or involving the Partnership. We may provide financial advisory or other services to the Partnership and the Sponsor Entities and their respective affiliates in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, the Sponsor Entities, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or the Sponsor Entities.

Our financial advisory services and this opinion are provided for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except (i) as provided by our engagement letter with the Conflicts Committee, dated February 23, 2023, or (ii) with our prior written approval, except the Partnership may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Partnership to its unitholders relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Unitholders in the Merger is fair, from a financial point of view, to the Partnership and to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V17701-TBD For Against Abstain ! ! ! ! ! ! GASLOG PARTNERS LP GASLOG PARTNERS LP C/O GASLOG LNG SERVICES LTD. 69 AKTI MIAOULI 18537 PIRAEUS, GREECE ATTENTION: CORPORATE SECRETARY Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1. The Merger Proposal – to approve the Agreement and Plan of Merger, dated as of April 6, 2023 (the “Merger Agreement”), by and among GasLog Partners LP (the “Partnership”), GasLog Partners GP LLC, GasLog Ltd. (“Parent”) and Saturn Merger Sub LLC, a direct wholly owned subsidiary of Parent (“Merger Sub”), and the transactions contemplated thereby, including the merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a Marshall Islands limited partnership and as a direct subsidiary of Parent 2. The Adjournment Proposal – to approve the adjournment of the special meeting of common unitholders of the Partnership (the "Special Meeting"), if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and transactions contemplated thereby, including the Merger, at the time of the Special Meeting The Board of Directors recommends you vote "FOR" the following proposals: PRELIMINARY - SUBJECT TO COMPLETION VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GLOP2023SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw Annex D

V17702-TBD Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. Continued and to be signed on reverse side GASLOG PARTNERS LP SPECIAL MEETING OF COMMON UNITHOLDERS [TBD], 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The common unitholder(s) hereby appoint(s) Paolo Enoizi and Georgios Chatzopoulos, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the common units of GasLog Partners LP that the common unitholder(s) is/are entitled to vote at the Special Meeting to be held at [TBD] on [TBD], at www.virtualshareholdermeeting.com/GLOP2023SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If any other business is presented at the Special Meeting, this proxy will be voted by the above named proxies at the direction of the Board of Directors. This proxy revokes any prior proxy given by the undersigned.